     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997



                                                      REGISTRATION NO. 333-31509

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                CORESTAFF, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                           76-0407849
           (State or other jurisdiction                              (I.R.S. Employer
        of incorporation or organization)                          Identification No.)

                                                                     PETER T. DAMERIS
                                                                  SENIOR VICE PRESIDENT,
                                                              GENERAL COUNSEL AND SECRETARY
        4400 POST OAK PARKWAY, SUITE 1130                   4400 POST OAK PARKWAY, SUITE 1130
            HOUSTON, TEXAS 77027-3413                           HOUSTON, TEXAS 77027-3413
                  (281) 602-3400                                      (281) 602-3400
   (Address, including zip code, and telephone      (Name, address, including zip code, and telephone
                      number,                                            number,
  including area code, of Registrant's principal        including area code, of agent for service)
                 executive offices)

                                   Copies to:

                 JEFFERY B. FLOYD                                    JOHN F. WOMBWELL
                ROBERT K. HATCHER                                 ANDREWS & KURTH L.L.P.
              VINSON & ELKINS L.L.P.                            4200 TEXAS COMMERCE TOWER
              2300 FIRST CITY TOWER                                HOUSTON, TEXAS 77002
                1001 FANNIN STREET                                    (713) 220-4396
            HOUSTON, TEXAS 77002-6760
                  (713) 758-2222
               (713) 758-2346 (FAX)

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains three forms of Prospectus, one to be used in connection with the offering by certain selling stockholders of Common Stock of the Company in the United States (the "U.S. Stock Prospectus"), one to be used in connection with a concurrent offering of Common Stock of the Company by such selling stockholders outside the United States (the "Non-U.S. Stock Prospectus," and together with the U.S. Stock Prospectus, the "Stock Prospectuses"), and one to be used in connection with the offering by the Company of Convertible Subordinated Notes due 2004 (the "Notes Prospectus"). The Common Stock offering pursuant to the Stock Prospectuses and the Notes offering pursuant to the Notes Prospectus are not contingent upon each other. The form of U.S. Stock Prospectus immediately follows this page and is followed by alternate pages for the form of each of the Non-U.S. Stock Prospectus (on page A-1) and the Notes Prospectus (on pages A-2 through A-23).

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS (Subject to Completion)

Issued July 23, 1997


                                6,000,000 Shares

                             [CORESTAFF, INC. LOGO]

                                  COMMON STOCK
                            ------------------------

  OF THE 6,000,000 SHARES OF COMMON STOCK OF THE COMPANY (THE "SHARES") BEING OFFERED, 5,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING") BY THE U.S. UNDERWRITERS AND 1,000,000 SHARES ARE
      BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS (THE "INTERNATIONAL OFFERING," AND TOGETHER WITH THE
  U.S. OFFERING, THE "STOCK OFFERINGS"). THE INITIAL PUBLIC OFFERING PRICE AND AGGREGATE UNDERWRITING DISCOUNT PER SHARE WILL BE IDENTICAL FOR BOTH OF THE
                      STOCK OFFERINGS. SEE "UNDERWRITERS."
                            ------------------------


ALL OF THE SHARES OFFERED HEREBY ARE BEING SOLD BY THE SELLING STOCKHOLDERS. SEE
 "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE
   PROCEEDS FROM THE SALE OF THE SHARES IN THE STOCK OFFERINGS. THE COMPANY'S COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CSTF." ON JULY 22, 1997, THE LAST SALE PRICE OF THE COMMON STOCK AS REPORTED ON THE NASDAQ
                     NATIONAL MARKET WAS $28 5/8 PER SHARE.

                            ------------------------

 CONCURRENTLY WITH THE STOCK OFFERINGS BY THE SELLING STOCKHOLDERS, THE COMPANY
   IS OFFERING $180,000,000 ($207,000,000 IF THE OVER-ALLOTMENT OPTION TO THE
     UNDERWRITERS IS EXERCISED IN FULL) AGGREGATE PRINCIPAL AMOUNT OF     %
CONVERTIBLE SUBORDINATED NOTES DUE 2004 (THE "NOTES") OF THE COMPANY (THE "NOTES
   OFFERING"). THE CONSUMMATION OF THE NOTES OFFERING IS NOT CONTINGENT UPON
               CONSUMMATION OF THE STOCK OFFERINGS OR VICE VERSA.
                            ------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT
   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                             PRICE $      PER SHARE
                            ------------------------

                                                                     UNDERWRITING     PROCEEDS TO
                                                        PRICE TO    DISCOUNTS AND       SELLING
                                                         PUBLIC     COMMISSIONS(1)  STOCKHOLDERS(2)
                                                        --------    --------------  ---------------
Per Share...........................................  $                   $                $
Total(3)............................................  $                   $                $

------------

  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Pursuant to an agreement with the Company, the Selling Stockholders will each pay their pro rata share of the expenses in connection with the sale of Common Stock offered hereby.
  (3) Another Selling Stockholder has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional 900,000 shares of Common Stock at the price to public less underwriting discounts and commissions to cover over-allotments, if any. If the Underwriters exercise the option in full, the total price to public, underwriting discounts and commissions and proceeds to Selling
      Stockholders will be $        , $        and $        , respectively. See
      "Underwriters."
                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Andrews & Kurth L.L.P., counsel for the Underwriters. It is expected that delivery of the
Shares will be made on or about August   , 1997, at the office of Morgan Stanley
& Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.
        ALEX. BROWN & SONS
               Incorporated
                DONALDSON, LUFKIN & JENRETTE
                       Securities Corporation
                        MONTGOMERY SECURITIES

                               THE ROBINSON-HUMPHREY COMPANY, INC.

     No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE NOTES AND THE COMMON STOCK IN CONNECTION WITH THE OFFERINGS, AND MAY BID FOR AND PURCHASE THE NOTES OR SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               TABLE OF CONTENTS


                                                              Page
                                                              ----
Available Information.......................................    1
Incorporation of Certain Documents by Reference.............    2
Prospectus Summary..........................................    3
Risk Factors................................................    8
Use of Proceeds.............................................   12
Notes Offering..............................................   12
Price Range of Common Stock and Dividend Policy.............   12
Capitalization..............................................   13
Selected Consolidated Financial Data........................   14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   16
Business....................................................   25
Management..................................................   37
Principal and Selling Stockholders..........................   40
Description of Capital Stock................................   41
Shares Eligible for Future Sale.............................   44
Underwriters................................................   46
Legal Matters...............................................   49
Experts.....................................................   49
Index to Consolidated Financial Statements..................  F-1


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006, on which exchange the Common Stock is quoted.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;


          (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;



          (iii) the Company's Current Report on Form 8-K filed on January 10, 1997; and


          (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated October 20, 1995.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or suspended, to constitute a part of this Prospectus.

     The Company will provide with charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Peter T. Dameris, Esq., CORESTAFF, Inc., 4400 Post Oak Parkway, Suite 1130, Houston, Texas 77027-3413; telephone: (281) 602-3400.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, the pro forma consolidated financial data presented herein give effect to all businesses acquired by the Company through June 30, 1997, as if such acquisitions were consummated as of the beginning of the periods presented, but do not give effect to the Notes Offering. Information contained in this Prospectus assumes no exercise of the over-allotment options. As used herein, unless the context indicates otherwise, the terms "CORESTAFF" and the "Company" mean CORESTAFF, Inc. and its predecessors, subsidiaries, and divisions. In this Prospectus, references to "dollars" and "$" are to United States dollars.


                                  THE COMPANY

     CORESTAFF is one of the largest information technology ("IT") services and staffing firms in the United States. The Company provides a broad range of IT services and staffing services to a diverse client base through its network of 147 branch offices in the United States, the United Kingdom and India. The Company's principal clients include companies such as American Express, AT&T, Compaq Computer, CSX, Lucent Technologies, MCI and Mobil.


     The Company's services are provided through its two business groups: the IT Services Group, which is comprised of COMSYS Information Technology Services ("COMSYS") and the recently formed IT Solutions unit ("IT Solutions"), and the Staffing Services Group, which operates under the name "CORESTAFF Services." COMSYS provides highly skilled IT consultants principally to FORTUNE 1000 companies and governmental agencies. COMSYS has more than 4,300 consultants on assignments and supports all major computer technology platforms (mainframe, mid-range, client/server and network) and supports client projects using a variety of software applications. COMSYS maintains a database of approximately 170,000 consultants from which it recruits consultants to support client projects. For the six months ended June 30, 1997, COMSYS accounted for 45.7% and 49.3% of the Company's pro forma revenues and gross profit, respectively. The Company's IT Solutions unit provides technologically advanced resources and solutions, encompassing systems integration, software development, legacy application support and outsourcing services. Formed in March 1997, IT Solutions accounted for 6.7% and 12.2% of the Company's pro forma revenues and gross profit, respectively, for the six months ended June 30, 1997. Management expects the growth of IT Solutions to exceed that of the Company's other business units and to provide an increasing percentage of revenues and profits for the Company. CORESTAFF Services provides office support, light industrial and specialized staffing services to local, regional and national customers. CORESTAFF Services accounted for 47.6% and 38.5% of the Company's pro forma revenues and gross profit, respectively, for the six months ended June 30, 1997.



     Since its inception in July 1993, the Company has grown through the acquisition of IT services and staffing businesses and through substantial internal growth. As of June 30, 1997, the Company had acquired 32 businesses, including 17 in the IT Services Group and 12 in the Staffing Services Group. The Company's revenues and operating income have increased from $163.4 million and $4.9 million, respectively, in 1994 to $596.1 million and $36.7 million, respectively, in 1996. For the six months ended June 30, 1997, the Company's revenues and operating income increased to $458.3 million and $28.0 million, compared with $237.5 million and $14.2 million for the six months ended June 30, 1996, representing revenue and operating income growth of 92.9% and 97.4%, respectively.


STRATEGY

     The Company seeks to expand on its success by broadening the range of IT services and staffing services offered to its existing and prospective clients. The Company's strategy is focused on internal growth, selective acquisitions, and the continued development of additional complementary IT services and staffing services. The Company believes that its business strategy will provide it with a competitive advantage in pursuing and maintaining major national and regional accounts as well as in serving local markets. The key elements of the Company's strategy are presented below.

     Enhance Leadership Position in the Information Technology Services Sector. In recent years, there has been a dramatic increase in demand for technical project support, software development, and other IT services resulting from the increased use of technology. This high level of demand, coupled with the high value-added nature of such services, generally results in higher profit margins. The Company has targeted the high-growth, high-margin IT services sector as its primary growth area and intends to aggressively enhance its existing leadership position in this sector.


     The Company established its IT Services Group with the acquisition of two major businesses in September 1994 and June 1995. Since that time, the Company has acquired 15 additional IT services businesses, including three IT solutions businesses. As part of its strategy to offer a more complete range of high end, value-added IT services to its clients, the Company formed its IT Solutions unit in March 1997. The Company believes that it is a leading provider of IT staff augmentation services, with 1996 pro forma revenues of $403 million. In the first half of 1997, pro forma revenues for the IT Services Group increased 38% over the first half of 1996, reflecting strong internal growth, while increasing gross margins. The Company expects that revenues contributed by this group will continue to increase as a percentage of its total revenues.


     The Company believes that it is well positioned to capitalize on the anticipated continued growth in the IT services sector due to its size, geographic breadth, industry experience, and expertise in providing a wide range of IT services. The Company intends to grow significantly in this area through
(i) selective acquisitions, (ii) aggressive recruiting, training, and marketing of industry specialists with a wide range of technical expertise, (iii) opening offices in new and existing markets, and (iv) active cross-selling of its IT services to its existing IT and staffing services customers. The Company intends to continue pursuing businesses with specializations in custom software development, packaged software implementation, critical computer code maintenance and network implementation and integration.

     Leverage Infrastructure and Existing Client Base for Internal Growth. The Company has established a national branch network for its IT Services Group and Staffing Services Group and has used this network to increase revenues and enhance earnings stability. The Company believes that this geographic and sector diversity helps to protect it from adverse regional economic and business cycles. In addition, the Company's existing branch office network has the infrastructure and support systems in place to enable it to expand and enhance services while limiting additional expense. This allows the Company to achieve significant economies through the allocation of management, advertising, recruiting and training costs over a larger revenue base. Further economies of scale are presented by the Company's three domestic and three international development centers established to provide offsite software development services for clients.

     The Company's branch office network, together with its software development centers, provides it with an advantage when pursuing contracts with national accounts. These accounts generally have numerous locations and a wide variety of service needs. The Company's ability to meet the broad service requirements of its clients provides a basis for establishing long-term relationships with large-scale users of IT services and staffing services, and further provides the Company with significant advantages over its competitors in marketing solutions to such clients.

     Broaden Range of Value-added IT Services and Solutions. The Company believes that it can increase its revenues from existing clients and attract new clients by offering a broad range of IT services through its IT Services Group. The IT Services Group is comprised of COMSYS, which addresses IT staff augmentation requirements, and IT Solutions, which addresses specific IT problems. In response to the rapidly changing nature of IT, the Company regularly evaluates emerging technologies and their potential benefit as new services to clients. Based on these evaluations, the Company may develop or expand the service lines of existing business units or acquire complementary businesses to enhance the Company's ability to support its clients' ongoing IT requirements. IT Solutions is a recent addition to the service line that provides value-added services, including Internet/Intranet services, Year 2000 solutions, new media solutions (such as multimedia-based Web site design), software development, training services, critical code maintenance and software testing and quality assurance.

     Expand Use of Offshore Development Centers. In 1997, the Company acquired three offshore software development centers in India which will provide the IT Services Group with a significant cost advantage as well as the ability to provide 24-hour service to its clients. The Company's costs in India are significantly lower than costs incurred for comparable resources in the U.S. Through satellite communications, the Company's clients may be directly linked to the IT Services Group's facilities in India. Due to the time difference between India and the U.S., the Company can create a virtual "second shift" for its North American clients allowing for more rapid completion of projects and off-peak use of clients' technology resources. In addition, for larger projects with critically short time frames, the offshore facilities allow the Company to parallel process many of its development phases to accelerate delivery time. The Company intends to continue to seek opportunities to further use its facilities in India as well as evaluate other offshore facilities that could provide similar cost advantages.


     Continue to Pursue Selective Acquisitions. The Company has made 32 acquisitions since its inception in 1993. While the Company initially concentrated its acquisition efforts on establishing a national base of staffing services, the Company has more recently focused its acquisition efforts in the higher-margin IT services sector. The Company is currently focused on acquisitions to expand the services offered by COMSYS and IT Solutions. During the first six months of 1997, the Company acquired five businesses in its IT Services Group with aggregate 1996 revenues of $49.0 million. Currently, the Company has non-binding letters of intent to acquire certain businesses, which would complement its existing IT Services businesses.


     Focus on Recruiting, Training and Retention. The Company believes that its ability to attract and retain a broad spectrum of high-quality employees, consultants and computer professionals is a key element of its growth strategy. The Company has established a domestic and international network to recruit employees, consultants and computer professionals of all experience levels. The Company has 12 full time employees dedicated to recruiting in India as well as two full-time recruiters located in the U.K. In the IT Services Group, the Company provides continual training opportunities in software engineering techniques and key technologies. The Company has made significant investments in its domestic and foreign training centers, including centers that employ full-time instructors and are equipped with client/server and mainframe hardware, software and development tools. These training resources enhance the Company's ability to provide qualified IT professionals to satisfy its client needs. In addition, the Company's complementary services from staff augmentation to high-end software development offer its IT professionals the opportunity to grow professionally within the Company. The Company believes that this internal upward mobility is a critical factor in continuing to attract and retain high-quality employees, consultants and computer professionals.

          THE INFORMATION TECHNOLOGY SERVICES AND STAFFING INDUSTRIES

     According to International Data Corporation ("IDC"), the worldwide market for IT services was estimated at $202 billion in 1996, with a projected market of $292 billion in 2000. IDC also projects that the domestic IT services market will grow from $84 billion in 1996 to $130 billion in 2000. Currently, substantially all of the Company's revenues from its IT Services Group are derived from IT staff augmentation services and IT implementation and integration services, two segments within the overall IT services industry. IDC estimates that the domestic market for IT implementation and integration services was $22 billion in 1996, with a forecast of $35 billion by 2000. According to the Staffing Industry Report, a staffing service industry publication, the domestic market for technical/IT staff augmentation services was approximately $12 billion in 1996 and grew at a compounded annual rate of approximately 20% over the past five years.

     According to the Staffing Industry Report, the U.S. staffing industry was estimated to have 1996 revenues of approximately $47.1 billion and a compound annual growth rate of approximately 17% over the past five years. Within the staffing industry, the office/clerical/industrial sector was estimated to have 1996 revenues of approximately $26.4 billion and a compounded annual growth rate of 17% over the past five years. The Company believes that the demand for IT staff augmentation and staffing services will continue to increase due to changes in workforce lifestyles, advances in technology and the increasing desire of many companies to shift employee costs from a fixed to a variable expense and to outsource the support functions.

                                 THE OFFERINGS

Common Stock Offered by the Selling Stockholders:

  U.S. Offering............  5,000,000 shares

  International Offering...  1,000,000 shares

          Total............  6,000,000 shares

Common Stock Outstanding
after the Stock
  Offerings................  32,104,977 shares(1)

Concurrent Notes
Offering...................  Concurrently with the Stock Offerings, the Company is offering $180,000,000 aggregate principal amount of Convertible Subordinated Notes due 2004 in the Notes Offering. Consummation of the Stock Offerings and the Notes Offering are not contingent upon each other. See "Notes Offering."

Use of Proceeds............  All of the shares are being offered by the Selling
                             Stockholders. The Company will not receive any proceeds from the sale of the shares offered hereby.

Nasdaq National Market
  Symbol...................  CSTF
---------------


(1) Based upon the number of outstanding shares of Common Stock and Non-Voting Common Stock at June 30, 1997. Does not include 2,739,753 shares issuable
    upon exercise of outstanding employee stock options and           shares
    issuable upon conversion of the Notes, initially at a conversion rate of shares per $1,000 principal amount at maturity of the Notes.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers of the Common Stock should carefully consider the matters set forth under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                      HISTORICAL                                           PRO FORMA(1)
                          -------------------------------------------------------------------   ----------------------------------
                           INCEPTION
                           (JULY 16,
                             1993)
                            THROUGH                                        SIX MONTHS ENDED      YEAR ENDED     SIX MONTHS ENDED
                          DECEMBER 31,      YEAR ENDED DECEMBER 31,            JUNE 30,         DECEMBER 31,        JUNE 30,
                          ------------   ------------------------------   -------------------   ------------   -------------------
                              1993         1994       1995       1996       1996       1997         1996         1996       1997
                          ------------   --------   --------   --------   --------   --------   ------------   --------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues from
  services..............    $ 3,093      $163,351   $344,548   $596,101   $237,545   $458,299     $811,965     $367,399   $481,076
Gross profit............        748        33,808     82,456    144,596     58,320    110,028      203,093       91,950    120,266
Operating income
  (loss)................       (388)        4,876     17,807     36,725     14,186     27,998       56,612       24,090     32,313
Income (loss) before
  income taxes..........       (395)        2,711     10,947     31,003     11,562     22,694       37,252       13,578     25,281
Net income (loss).......    $  (253)     $  1,549   $  6,357   $ 16,454   $  6,707   $ 13,162     $ 20,079     $  7,876   $ 14,661
Earnings (loss) per
  common share(2).......    $ (0.01)     $   0.07   $   0.29   $   0.54   $   0.24   $   0.41     $   0.66     $   0.28   $   0.45
Number of shares used to
  compute earnings per
  share.................     16,523        17,587     19,715     30,365     28,212     32,450       30,365       28,212     32,450
OTHER DATA:
EBITDA(3)...............    $  (276)     $  6,920   $ 22,140   $ 42,241   $ 17,528   $ 33,426     $ 66,794     $ 30,224   $ 38,457
Ratio of earnings to
  fixed charges:
  Actual(4).............      (13.6)          2.0        2.3        6.0        4.4        4.4
  Pro forma(5)..........                                            6.8        5.0        4.7
  Supplemental pro
    forma(6)............                                                                               4.1          2.9        4.3



                                                                          HISTORICAL
                                                              ----------------------------------
                                                              DECEMBER 31, 1996    JUNE 30, 1997
                                                              -----------------    -------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................      $ 94,315           $150,067
Total assets................................................       396,397            530,418
Long-term debt, net of current maturities...................       107,839            216,787
Stockholders' equity........................................       230,917            245,810


---------------


(1) The pro forma consolidated financial data give effect to all businesses acquired by the Company through June 30, 1997 as if such acquisitions were consummated as of the beginning of the periods presented, but do not give effect to the Offerings. The pro forma results of operations are not necessarily indicative of the results that would have occurred had the acquisitions been consummated as of January 1, 1996 or that might be attained in the future.


(2) Gives retroactive effect to the two three-for-two stock splits in 1996 and to the conversion of preferred stock into common stock in connection with the Company's initial public offering of Common Stock in November 1995. See Notes 1 and 5 to Consolidated Financial Statements included elsewhere herein.

(3) Represents earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other commonly used measures of liquidity and operating performance.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges and amortization expense related to capitalized interest. Fixed charges consist of interest expense (including amounts capitalized), amortization of debt issuance costs, and interest portion of rent expense.

(5) Gives effect to the refinancing of a portion of the Company's historical debt with the net proceeds to be received from the Notes Offering.


(6) Gives effect to businesses acquired by the Company through June 30, 1997 as if such acquisitions were consummated as of the beginning of the periods presented and the effect of the refinancing of a portion of the outstanding borrowings under the Credit Agreement with the net proceeds to be received from the Notes Offering.

                                  RISK FACTORS

     In addition to other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the securities offered by this Prospectus.

FORWARD-LOOKING INFORMATION

     This Prospectus contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "expect," and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's operating results are fluctuations in the economy, the degree and nature of competition, demand for the Company's services, and the Company's ability to integrate the operations of acquired businesses, to recruit and place temporary and IT professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures.

NO ASSURANCE OF SUCCESSFUL MANAGEMENT AND MAINTENANCE OF GROWTH

     The Company has experienced rapid growth, primarily through acquisitions. The Company's financial results and prospects depend in large part on its ability to successfully integrate, manage and maintain the operating efficiencies and productivity of these acquired operations. In particular, whether the anticipated benefits of acquired operations are ultimately achieved will depend on a number of factors, including the ability of the combined companies to maintain low administrative costs, successfully combine markets targeted and services offered, general economies of scale and the ability of the Company, generally, to capitalize on its combined service and marketing base and strategic position. Moreover, the ability of the Company to continue to grow will depend on a number of factors, including competition from other IT services and staffing companies, availability of capital, ability to maintain margins, ability to recruit and train additional qualified personnel and the management of costs in a changing technological environment. There can be no assurance that the Company will be able to continue to expand and successfully manage its growth.

     In addition, there can be no assurance that the Company will continue to be able to expand its market presence in its current locations or to successfully enter other markets or integrate acquired businesses into its operations. The ability of the Company to continue its growth will depend on a number of factors, including existing and emerging competition, the availability of attractive acquisition opportunities and working capital to support such growth, the ability of the Company to consummate such acquisition opportunities. The Company must also manage costs in a changing technological environment, continually adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel.

ABILITY TO CONTINUE ACQUISITION STRATEGY

     The Company plans to continue to pursue opportunities to expand through acquisitions. The Company's acquisition strategy involves certain potential risks associated with assessing, acquiring and integrating the operations of acquired companies. Although the Company generally has been successful in implementing its acquisition strategy, there can be no assurance that attractive acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions on satisfactory terms, or that any businesses acquired will prove profitable. Future acquisitions may result in the incurrence of additional indebtedness or the issuance of additional equity securities.

ABILITY TO ATTRACT AND RETAIN QUALIFIED IT PROFESSIONALS

     The Company's continued success in its IT Services Group will depend in large part upon its ability to attract, retain and motivate highly-skilled employees, particularly project managers and client partners and other senior technical personnel. Qualified project managers are in particularly great demand and are likely to remain a limited resource for the foreseeable future. However, the Company believes that it has been successful in its efforts to attract, develop and retain the number of high-quality professionals needed to support present operations and future growth, in part because of its emphasis on training and its policy of promoting from within. Although the Company expects to continue to attract sufficient numbers of highly skilled employees and to retain its existing project managers and other senior personnel for the foreseeable future, there can be no assurance that the Company will be able to do so.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

     The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, operating results and financial condition.

FIXED-BID PROJECTS

     The Company undertakes certain IT projects billed on a fixed-bid basis, which is distinguishable from the Company's principal method of billing on a time and materials basis, and undertakes other projects on a fee-capped basis. The failure of the Company to complete such projects within budget or below the cap would expose the Company to risks associated with cost overruns, which could have a material adverse effect on the Company's business, operating results and financial condition.

GOVERNMENT REGULATION OF IMMIGRATION

     Certain of the Company's IT consultants are foreign nationals working in the United States under H-1B permits. Accordingly, both the Company and these foreign nationals must comply with United States immigration laws. The inability of the Company to obtain H-1B permits for certain of its employees in sufficient quantities or at a sufficient rate could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees."

LIABILITIES FOR CLIENT AND EMPLOYEE ACTIONS

     Temporary service providers are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens, and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of monetary damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future.

     The Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors, misuse of client proprietary information, or theft of client property. To reduce such exposures, the Company maintains insurance policies covering general liability, workers' compensation claims, errors and omissions, and employee theft. Due to the nature of the

Company's assignments, in particular, access to client information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability.

RELIANCE ON KEY PERSONNEL

     The Company is highly dependent on its management. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its Chairman, President and Chief Executive Officer, Michael T. Willis, and certain other key executives. The loss of the services of Mr. Willis or any of the other key executives could have a material adverse effect upon the Company.

HIGHLY COMPETITIVE MARKETS

     The IT services and staffing services industries are highly competitive with limited barriers to entry. The Company competes in national, regional and local markets with IT services companies, full service agencies and specialized temporary services agencies. The market for IT solutions services includes a large number of competitors, is subject to rapid change and is highly competitive. Primary competitors in the IT solutions services market include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of the Company's competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on the Company. The Company expects that the level of competition will remain high in the future.

INTELLECTUAL PROPERTY RIGHTS

     The Company's continued success in its IT solutions businesses is dependent upon its software deployment and methodology and other proprietary intellectual property rights. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements and technical measures, and copyright and trademark laws, to protect its proprietary rights. The Company holds no patents or registered copyrights. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     The Company's business includes the development of custom software applications in connection with specific client engagements. Ownership of such software is generally assigned to the client. In addition, the Company also develops object-oriented software components that can be reused in software application development and certain foundation and application software products, or software "tools," most of which remain the property of the Company.

     Although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future.

RISKS OF DOING BUSINESS IN INTERNATIONAL MARKETS

     The Company expects that international operations will account for an increasingly significant percentage of the Company's operations. As a result, the Company is subject to a number of risks, including, among other things, difficulties relating to administering its business globally, managing foreign operations, currency fluctuations, restrictions against the repatriation of earnings, export requirements and restrictions, and multiple and possibly overlapping tax structures. These risks could have a material adverse effect on the Company's business, results of operations and financial condition. The failure of the Company to manage growth, attract and retain personnel, profitably deliver services, or a significant interruption of the Company's ability to transmit data via satellite, could have a material adverse impact on the Company's ability to successfully maintain and develop its international operations and could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company currently has operations in India and expects to establish additional offshore operations in other countries. Although wage costs in India are significantly lower than in the U.S. and elsewhere for comparably skilled IT professionals, wages in India are increasing at a faster rate than in the U.S. Changes in inflation, interest rates, taxation, regulation or other social, political, economic or diplomatic developments affecting India could have a material adverse effect on the Company's business, operating results and financial condition.

FLUCTUATIONS IN THE GENERAL ECONOMY AFFECT DEMAND FOR IT SERVICES AND STAFFING SERVICES

     Demand for IT services and staffing services is significantly affected by the general level of economic activity. When economic activity increases, temporary employees are often added before full-time employees are hired. Similarly, as economic activity slows, many companies reduce their usage of IT services and temporary employees before undertaking layoffs of full-time employees. Further, in an economic downturn, the Company may face pricing pressure from its customers and increased competition from other IT services and staffing companies that could have a material adverse effect on the Company's business.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                                 NOTES OFFERING

     Concurrently with the Stock Offerings, the Company is offering $180 million
aggregate principal amount of      % Convertible Subordinated Notes due 2004.
The net proceeds of the Notes Offering are estimated to be approximately
$     million, after deducting underwriting discounts and estimated expenses.
The Company intends to use all of such net proceeds to repay certain indebtedness incurred under the Credit Agreement and for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Notes will be convertible at the option of the holders at any time after 90 days following the date of original issuance thereof and prior to maturity, unless previously
redeemed, into Common Stock at a conversion rate of      shares per $1,000
principal amount at maturity of the Notes, subject to adjustment. The Company will be required to offer to purchase the Notes upon a fundamental change, at declining redemption prices, subject to adjustments in certain events, together with accrued and unpaid interest to the date of purchase. The Notes will be subordinated to all existing and future senior indebtedness of the Company. The closings of the Stock Offerings and the Notes Offering (collectively, the "Offerings") are not contingent upon each other.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "CSTF" since November 8, 1995. The Company effected two three-for-two stock splits during 1996 by means of stock dividends of one share of Common Stock and Class B Non-Voting Common Stock, $.01 par value per share (the "Non-Voting Common Stock"), for every two shares of Common Stock and Non-Voting Common Stock, respectively, held of record on March 14, 1996 and September 10, 1996, respectively. The following table sets forth the range of the low and high closing prices of the Common Stock as reported on the Nasdaq National Market for the periods indicated and as adjusted for the two stock splits.


                                                               LOW       HIGH
                                                              ------    ------
1995
  Fourth Quarter (November 8 through December 31)...........  $10.61    $16.56
1996
  First Quarter.............................................   15.00     22.22
  Second Quarter............................................   19.17     32.17
  Third Quarter.............................................   23.17     31.33
  Fourth Quarter............................................   19.88     28.63
1997
  First Quarter.............................................   19.31     26.88
  Second Quarter............................................   16.88     27.00
  Third Quarter (through July 22, 1997).....................   25.88     31.63



     On July 22, 1997, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $28 5/8.


     The Company has not paid any cash dividends on its Common Stock or Non-Voting Common Stock and does not anticipate doing so for the foreseeable future. The Company currently intends to retain any earnings to fund the expansion and development of its business. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors of the Company and will depend upon the Company's operating results, financial condition, capital requirements, and such other factors as the Board of Directors deems relevant. In addition, the Company's Credit Agreement generally limits the payment of cash dividends to 50% of its net income.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of June 30, 1997, (i) on an historical basis and (ii) "As Adjusted" to reflect the Notes Offering and the anticipated application of the estimated net proceeds therefrom of $147.1 million. See "Use of Proceeds." The table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto incorporated by reference herein and included elsewhere in this Prospectus.



                                                                   AS OF JUNE 30, 1997
                                                              -----------------------------
                                                               ACTUAL     AS ADJUSTED(1)(2)
                                                              --------    -----------------
Current maturities of long-term debt........................  $  1,916             $  1,916
                                                              ========             ========
Long-term debt, net of current maturities:
  Credit Agreement..........................................  $216,600             $ 69,495
  Notes.....................................................        --              147,105
  Other.....................................................       187                  187
                                                              --------             --------
          Total long-term debt, net of current maturities...   216,787              216,787
                                                              --------             --------
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares
     authorized; no shares issued...........................        --                   --
  Common Stock, $.01 par value, 40,000,000 shares
     authorized(3); 32,081,745 shares issued and 31,397,745
     shares outstanding.....................................       321                  321
  Class B Non-Voting Common Stock, $.01 par value, 3,000,000 shares authorized; 707,232 shares issued and
     outstanding............................................         7                    7
  Additional paid-in capital................................   211,683              211,683
  Retained earnings.........................................    34,929               34,929
     Less -- Notes receivable from stockholders.............      (787)                (787)
     Less -- Deferred compensation..........................      (155)                (155)
     Less -- 684,000 shares of Common Stock held in
      treasury, at cost.....................................      (188)                (188)
                                                              --------             --------
          Total stockholders' equity........................   245,810              245,810
                                                              --------             --------
          Total capitalization..............................  $462,597             $462,597
                                                              ========             ========


---------------

(1) Does not include indebtedness which is expected to be incurred or assumed in connection with the acquisition of any company currently party to a letter of intent with the Company.

(2) The consummation of the Notes Offering is not contingent upon consummation of the Stock Offerings or vice versa.

(3) In July 1997, the Company increased the authorized Common Stock to 100,000,000 shares.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected historical consolidated financial data were derived from the Company's Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial data for the six months ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company, which in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the periods presented. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results of operations to be expected for the year. The selected historical consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus and incorporated herein by reference. The pro forma consolidated financial data give effect to all businesses acquired by the Company through June 30, 1997 as if such acquisitions were consummated as of the beginning of the periods presented, but do not give effect to the Notes Offering. The pro forma results of operations are not necessarily indicative of the results that would have occurred had the acquisitions been consummated as of January 1, 1996 or that might be attained in the future.


                                                                HISTORICAL
                                    -------------------------------------------------------------------
                                     INCEPTION                                                             PRO FORMA
                                     (JULY 16,                                                            ------------
                                       1993)                                         SIX MONTHS ENDED
                                      THROUGH         YEAR ENDED DECEMBER 31,            JUNE 30,          YEAR ENDED
                                    DECEMBER 31,   ------------------------------   -------------------   DECEMBER 31,
                                        1993         1994       1995       1996       1996       1997         1996
                                    ------------   --------   --------   --------   --------   --------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues from services............    $ 3,093      $163,351   $344,548   $596,101   $237,545   $458,299     $811,965
Cost of services..................      2,345       129,543    262,092    451,505    179,225    348,271      608,872
                                      -------      --------   --------   --------   --------   --------     --------
Gross profit......................        748        33,808     82,456    144,596     58,320    110,028      203,093
Operating costs and expenses......      1,136        28,932     64,649    107,871     44,134     82,030      146,481
                                      -------      --------   --------   --------   --------   --------     --------
Operating income (loss)...........       (388)        4,876     17,807     36,725     14,186     27,998       56,612
Other income (expense)(1).........         (7)       (2,165)    (6,860)    (5,722)    (2,624)    (5,304)      19,360
                                      -------      --------   --------   --------   --------   --------     --------
Income (loss) before income
  taxes...........................       (395)        2,711     10,947     31,003     11,562     22,694       37,252
Provision (benefit) for income
  taxes...........................       (142)        1,162      4,590     13,609      4,855      9,532       16,233
                                      -------      --------   --------   --------   --------   --------     --------
Income (loss) before extraordinary
  loss............................       (253)        1,549      6,357     17,394      6,707     13,162       21,019
Extraordinary loss(2).............         --            --         --       (940)        --         --         (940)
                                      -------      --------   --------   --------   --------   --------     --------
Net income (loss).................    $  (253)     $  1,549   $  6,357   $ 16,454   $  6,707   $ 13,162     $ 20,079
                                      =======      ========   ========   ========   ========   ========     ========
Earnings (loss) per common
  share(3)(4):
  Before extraordinary loss.......    $ (0.01)     $   0.07   $   0.29   $   0.57   $   0.24   $   0.41     $   0.69
  Extraordinary loss(2)...........         --            --         --      (0.03)        --         --        (0.03)
                                      -------      --------   --------   --------   --------   --------     --------
  Net income (loss)...............    $ (0.01)     $   0.07   $   0.29   $   0.54   $   0.24   $   0.41     $   0.66
Number of shares used to compute
  earnings per share..............     16,523        17,587     19,715     30,365     28,212     32,450       30,365
OTHER DATA:
EBITDA(5).........................    $  (276)     $  6,920   $ 22,140   $ 42,241   $ 17,528   $ 33,426     $ 66,794
Ratio of earnings to fixed
  charges:
  Actual(6).......................      (13.6)          2.0        2.3        6.0        4.4        4.4
  Pro forma(7)....................                                            6.8        5.0        4.7
  Supplemental pro forma(8).......                                                                               4.1


                                         PRO FORMA
                                    -------------------
                                     SIX MONTHS ENDED
                                         JUNE 30,
                                    -------------------
                                      1996       1997
                                    --------   --------

STATEMENT OF OPERATIONS DATA:
Revenues from services............  $367,399   $481,076
Cost of services..................   275,449    360,810
                                    --------   --------
Gross profit......................    91,950    120,266
Operating costs and expenses......    67,860     87,953
                                    --------   --------
Operating income (loss)...........    24,090     32,313
Other income (expense)(1).........   (10,512)    (7,032)
                                    --------   --------
Income (loss) before income
  taxes...........................    13,578     25,281
Provision (benefit) for income
  taxes...........................     5,702     10,620
                                    --------   --------
Income (loss) before extraordinary
  loss............................     7,876     14,661
Extraordinary loss(2).............        --         --
                                    --------   --------
Net income (loss).................  $  7,876   $ 14,661
                                    ========   ========
Earnings (loss) per common
  share(3)(4):
  Before extraordinary loss.......  $   0.28   $   0.45
  Extraordinary loss(2)...........        --         --
                                    --------   --------
  Net income (loss)...............  $   0.28   $   0.45
Number of shares used to compute
  earnings per share..............    28,212     32,450
OTHER DATA:
EBITDA(5).........................  $ 30,224   $ 38,457
Ratio of earnings to fixed
  charges:
  Actual(6).......................
  Pro forma(7)....................
  Supplemental pro forma(8).......       2.9        4.3



                                                                                   HISTORICAL
                                                              -----------------------------------------------------
                                                                            DECEMBER 31,
                                                              -----------------------------------------    JUNE 30,
                                                               1993      1994        1995        1996        1997
                                                              ------    -------    --------    --------    --------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $  659    $24,318    $ 33,665    $ 94,315    $150,067
Total assets................................................   4,777     92,153     152,370     396,397     530,418
Long-term debt, net of current maturities...................     369     50,028      43,315     107,839     216,787
Stockholders' equity........................................   3,604     19,485      75,165     230,917     245,810


                                                 See footnotes on following page

---------------

(1) Includes a one-time charge of $1.4 million in 1996 for the write-down of the Company's physical therapy staffing business, a non-core business that was sold in January 1997.

(2) Extraordinary loss of $1.4 million ($0.9 million after income taxes) for the write-off of deferred loan costs of a $130 million revolving credit facility that was extinguished in November 1996.

(3) Gives retroactive effect to the two three-for-two stock splits in 1996 and to the conversion of preferred stock into common stock in connection with the Company's initial public offering of Common Stock in November 1995. See Notes 1 and 5 to Consolidated Financial Statements included elsewhere in this Prospectus and incorporated herein by reference.

(4) Since inception, the Company has not declared or paid any cash dividends on its Common Stock.

(5) Represents earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other commonly used measures of liquidity and operating performance.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges and amortization expense related to capitalized interest. Fixed charges consist of interest expense (including amounts capitalized), amortization of debt issuance costs, capitalized interest, and interest portion of rent expense.

(7) Gives effect to the refinancing of the Company's historical debt with the net proceeds to be received from the Notes Offering.


(8) Gives effect to businesses acquired by the Company through June 30, 1997 as if such acquisitions were consummated as of the beginning of the periods presented and the effect of the refinancing of a portion of the outstanding borrowings under the Credit Agreement with the net proceeds to be received from the Notes Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Consolidated Financial Data" included elsewhere in this Prospectus and the Company's Consolidated Financial Statements included elsewhere herein or incorporated by reference herein.

INTRODUCTION

     Since its inception in July 1993, the Company's growth has been the result of acquisitions of businesses primarily in the IT services and staffing services industries, coupled with high internal growth. Through June 30, 1997, the Company had completed 32 acquisitions, including 17 in the IT Services Group and 12 in the Staffing Services Group. The remaining three acquisitions were of physical therapy staffing businesses, a non-core business that was sold by the Company in January 1997.


     All acquisitions completed by the Company have been accounted for under the purchase method of accounting. Accordingly, the historical Consolidated Financial Statements of the Company include the operating results of the acquired businesses from the date of acquisition. Because the Company's historical consolidated operating results have been significantly affected by the number, timing and size of the acquisitions, pro forma financial data are provided herein for a more meaningful period-to-period comparison of the Company's operating results. The pro forma financial data for the six months ended June 30, 1996 and 1997 have been prepared assuming all acquisitions completed through June 30, 1997 were consummated as of the beginning of such periods. The pro forma financial data for the years ended December 31, 1995 and 1996 have been prepared assuming all acquisitions completed through December 31, 1996 were consummated as of the beginning of such periods. The pro forma results of operations are not necessarily indicative of the results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or that might be attained in the future.


RESULTS OF OPERATIONS


  Six Months Ended June 30, 1996 Compared with the Six Months Ended June 30,
1997



                                           HISTORICAL                             PRO FORMA
                               -----------------------------------   ------------------------------------
                                     1996               1997               1996                1997
                               ----------------   ----------------   -----------------   ----------------
Revenues:
  IT Services................  $ 96,607    40.7%  $229,356    50.0%  $182,640     49.7%  $252,133    52.4%
  Staffing Services..........   136,617    57.5    228,943    50.0    184,759     50.3    228,943    47.6
  Other......................     4,321     1.8         --      --         --       --         --      --
                               --------   -----   --------   -----   --------   ------   --------   -----
         Total...............  $237,545   100.0%  $458,299   100.0%  $367,399    100.0%  $481,076   100.0%
Gross profit:
  IT Services................  $ 27,682    47.5%  $ 63,778    58.0%  $ 53,318     58.0%  $ 74,016    61.5%
  Staffing Services..........    29,569    50.7     46,250    42.0     38,632     42.0     46,250    38.5
  Other......................     1,069     1.8         --      --         --       --         --      --
                               --------   -----   --------   -----   --------   ------   --------   -----
         Total...............  $ 58,320   100.0%  $110,028   100.0%  $ 91,950    100.0%  $120,266   100.0%
Operating income.............  $ 14,186           $ 27,998           $ 24,090            $ 32,313
Net income...................  $  6,707           $ 13,162           $  7,876            $ 14,661
Earnings per share...........  $   0.24           $   0.41           $   0.28            $   0.45



  Comparison of Historical Operating Results



     Summary. Net income for the first six months of 1997 increased 96.2% to $13.2 million, or $0.41 per share, from $6.7 million, or $0.24 per share, in 1996. Revenues in the first six months of 1997 increased 92.9% to $458.3 million from $237.5 million in the first six months of 1996. Operating income increased 97.4% to $28.0 million from $14.2 million in the same period a year ago. Gross margin for the first six months of 1997 was 24.0% compared with 24.6% for the first six months of 1996. The lower gross margin primarily resulted from the effects of acquisitions of lower margin businesses made after June 30, 1996, and a higher proportion of revenues from large customers, partially offset by the effects of acquisitions of IT Solutions businesses, which have higher gross margins than the Company's other business units. Although larger accounts generally have lower gross margins than smaller accounts, they tend to have higher operating leverage. Despite the lower gross margin, operating margin for the first six months of 1997 was 6.1%, which was slightly higher than the margin for the first six months of 1996. This was the result of the higher operating leverage and the higher proportion of revenues from the IT Services Group, partially offset by the effects of investments in infrastructure and in technical practices in the IT Services Group.



     IT Services Group. The IT Services Group, which is comprised of COMSYS and the recently formed IT Solutions unit, accounted for 50.0% and 58.0% of the Company's consolidated revenues and gross profit, respectively, up from 40.7% and 47.5%, respectively, in the first six months of 1996. These increases reflect the higher internal growth rate of this group compared with the Staffing Services Group and the effects of the businesses acquired in this sector, including three IT Solutions businesses in 1997. Revenues and gross profit for the first six months of 1997 were up 137.4% and 130.4%, respectively, over the first six months of 1996. Gross margin for the first six months of 1997 was 27.8% compared with 28.7% for the first six months of 1996. This lower gross margin reflects the high growth of certain large accounts in the Company's COMSYS unit, which generally have lower gross margins but comparable or higher operating margins due to higher operating leverage.



     Staffing Services Group. For the first six months of 1997, the Staffing Services Group accounted for 50.0% and 42.0% of the Company's consolidated revenues and gross profit, respectively, down from 57.5% and 50.7%, respectively, in the first six months of 1996. Revenues and gross profit for the first six months of 1997 were up 67.6% and 56.4%, respectively, over the first six months of 1996. Gross margin for the first six months of 1997 was 20.2%, down from 21.6% for the first six months of 1996. The lower gross margin primarily related to the acquisition of a low margin staffing services business in January 1997 and the higher proportion of revenues being generated from the Company's large on-site programs (VIP programs). VIP programs have lower gross margins than the Group's other staffing services business, but higher operating leverage.



     Operating Costs and Expenses. Selling, general and administrative ("SG&A") expenses for the first six months of 1997 totaled $76.4 million, compared with $41.0 million for the first six months of 1996. The increase in SG&A expenses primarily related to (i) the effects of the acquisitions, (ii) internal growth of the operating companies post-acquisition, (iii) investments made to improve infrastructure and to develop technical practices in the IT Services Group and
(iv) higher expenses at the corporate level.



     Depreciation totaled $2.1 million and $1.2 million for the first six months of 1997 and 1996, respectively. The increase primarily related to the fixed assets of the businesses acquired and, to a lesser extent, depreciation on capital expenditures made post-acquisition. Amortization of $3.5 million and $1.9 million for 1997 and 1996, respectively, related to amortization of intangible assets (goodwill and non-compete agreements) of the businesses acquired.



     Non-Operating Costs and Expenses. Interest expense for the first six months of 1997 totaled $5.1 million compared with $2.8 million for the first six months of 1996. The $2.3 million increase was primarily due to increased borrowings for acquisitions and lower long-term debt levels during the first six months of 1996 as a result of the Companys' second public offering in May.



     Provision for Income Taxes. Provision for income taxes for the first six months of 1997 was $9.5 million (an effective tax rate of 42.0%), as compared with $4.9 million (an effective tax rate of 42.0%) for the first six months of 1996. The Company's effective tax rate includes the effects of state income taxes and the portion of goodwill amortization not deductible for federal income tax purposes.



     Net Income. Due to the factors described above, net income for the first six months of 1997 was $13.2 million compared with $6.7 million for the first six months of 1996. Net income as a percentage of revenues ("Net Income Margin") increased to 2.9% for the first six months of 1997, from 2.8% for the first six months of 1996.

  Comparison of Pro Forma Operating Results



     Summary. Pro forma operating results, which assume all acquisitions consummated through June 30, 1997, and the sale of the physical therapy staffing business in January 1997, occurred as of the beginning of the periods presented, demonstrate the high internal growth rate of the Company's business units during the first six months of 1997. Pro forma revenues for the first half of 1997 were $481.1 million, up 30.9% from $367.4 million for the first half of 1996. Pro forma net income rose 86.2% to $14.7 million, or $0.45 per share, from $7.9 million, or $0.28 per share, in 1996.



     IT Services Group. Pro forma revenues and gross profit for the first half of 1997 increased 38.0% and 38.8%, respectively, from the first half of 1996. These improvements reflect the continued strong demand for the Company's IT services. Pro forma gross margin for the first half of 1997 increased to 29.4%, up from 29.2% for 1996. The improvement in gross margin primarily related to the higher internal growth rate of the IT Solutions unit, which accounted for 12.9% and 19.8% of the Group's pro forma revenues and gross profit, respectively, in the first half of 1997, compared with 10.0% and 15.1% in 1996.



     Staffing Services Group. Pro forma revenues and gross profit for the first six months of 1997 increased 23.9% and 19.7%, respectively, from the first six months of 1996. These improvements primarily related to the increase in revenues from the VIP programs, including new programs that were added in 1997. Pro forma gross margin for the first six months of 1997 was 20.2%, compared with 20.9% for the first six months of 1996. The lower gross margin reflects the higher proportion of revenues from the Company's VIP programs, which have lower gross margins, but higher operating leverage.



     Operating Costs and Expenses. Pro forma SG&A expenses for the first six months of 1997 totaled $81.6 million compared with $62.1 million for the first six months of 1996. The increase in pro forma SG&A expenses primarily related to
(i) internal growth of the operating groups, (ii) investments made to infrastructure and to develop technical practices in the IT Services Group and
(iii) higher expenses at the corporate level. The pro forma SG&A expenses reflect historical SG&A expenses at the corporate level and therefore do not include the pro forma effects of personnel additions made subsequent to the beginning of each period to accommodate the growth of the Company.



     Depreciation of $2.4 million and $1.7 million for the first half of 1997 and 1996, respectively, related primarily to the fixed assets of the acquired companies. Amortization of $4.0 million for both the first half of 1997 and 1996 related to amortization of intangible assets (goodwill and non-compete agreements) related to the businesses acquired.



     Non-Operating Costs and Expenses. Pro forma interest expense for the first half of 1997 totaled $6.8 million compared with $10.9 million for 1996. The decrease related to lower long-term debt levels as a result of the repayment of indebtedness with proceeds from the Company's public equity offering in May 1996.



     Provision for Income Taxes. The Company's pro forma effective tax rate for the first half of 1997 was 42.0%, which was also the rate for the first half of 1996. The Company's effective tax rate includes the effects of state income taxes and the portion of goodwill amortization not deductible for federal income tax purposes.



     Net Income. Due to the factors described above, pro forma net income for the first half of 1997 was $14.7 million compared with $7.9 million for the first half of 1996. The pro forma Net Income Margin for the first half of 1997 was 3.0% compared with 2.1% for the first half of 1996.

  Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

                                                 HISTORICAL                           PRO FORMA(1)
                                     -----------------------------------   -----------------------------------
                                           YEAR ENDED DECEMBER 31,               YEAR ENDED DECEMBER 31,
                                     -----------------------------------   -----------------------------------
                                           1995               1996               1995               1996
                                     ----------------   ----------------   ----------------   ----------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues from services:
  IT Services Group................  $101,065    29.3%  $258,581    43.4%  $268,289    44.6%  $354,053    48.2%
  Staffing Services Group..........   233,823    67.9    329,142    55.2    323,340    53.8    371,755    50.6
  Other............................     9,660     2.8      8,378     1.4      9,660     1.6      8,378     1.2
                                     --------   -----   --------   -----   --------   -----   --------   -----
         Total.....................  $344,548   100.0%  $596,101   100.0%  $601,289   100.0%  $734,186   100.0%
Gross profit:
  IT Services Group................  $ 28,079    34.1%  $ 72,669    50.3%  $ 73,764    50.7%  $ 98,173    54.8%
  Staffing Services Group..........    52,076    63.2     69,828    48.3     69,427    47.7     78,829    44.0
  Other............................     2,301     2.7      2,099     1.4      2,301     1.6      2,099     1.2
                                     --------   -----   --------   -----   --------   -----   --------   -----
         Total.....................  $ 82,456   100.0%  $144,596   100.0%  $145,492   100.0%  $179,101   100.0%
Operating income...................  $ 17,807           $ 36,725           $ 34,758           $ 48,320
Income before extraordinary loss...  $  6,357           $ 17,394           $  6,019           $ 19,639
Net income.........................  $  6,357           $ 16,454           $  6,019           $ 18,699
Earnings per common share:
  Income before extraordinary
    loss...........................  $   0.29           $   0.57           $   0.27           $   0.65
  Net income.......................  $   0.29           $   0.54           $   0.27           $   0.62
Margins:
  Gross:
    IT Services Group..............              27.8%              28.1%              27.5%              27.7%
    Staffing Services Group........              22.3               21.2               21.5               21.2
    Other..........................              23.8               25.1               23.8               25.1
    Consolidated...................              23.9               24.3               24.2               24.4
  Operating........................               5.2                6.2                5.8                6.6
  EBITDA(2)........................               6.4                7.5                7.3                8.0
  Net income.......................               1.8                2.8                1.0                2.5

---------------

(1) The pro forma financial data have been prepared assuming all acquisitions completed through December 31, 1996 were consummated as of the beginning of such periods and do not include acquisitions completed subsequent to such date.

(2) Before the effects of two one-time charges in 1996.

  Comparison of Historical Operating Results for the Year Ended December 31, 1996 with the Year Ended December 31, 1995

     Summary. Net income for 1996 increased 158.8% to $16.5 million compared with net income of $6.4 million for 1995. Included in the 1996 results are the after-tax effects of two one-time charges totaling $2.3 million, or $0.08 per share, for the (i) write-down of $1.4 million, or $0.05 per share, of the Company's physical therapy staffing business, a non-core business that was sold in January 1997, and (ii) an extraordinary loss of $1.4 million ($0.9 million after income taxes, or $0.03 per share) related to the write-off of deferred loan costs of a $130 million credit facility that was extinguished in November 1996.

     Income before these one-time charges was $18.8 million, an increase of 195.6% over 1995. Earnings per share before one-time charges increased 113.8% to $0.62 per share from $0.29 per share in 1995. The average number of shares outstanding during the year was 54.0% higher than 1995 as a result of the Company's initial public offering (the "IPO") in November 1995 and a second public offering in May 1996. All share and per share data have been retroactively adjusted to give effect to two three-for-two stock splits in 1996.

     Revenues for 1996 increased 73.0% to $596.1 million from $344.5 million in 1995. Operating income rose 106.2% to $36.7 million from $17.8 million in 1995. Gross margin for 1996 was 24.3%, or 40 basis points ("BPS") higher than 1995, due to the increase in the percentage of revenues contributed by the IT Services

Group, as well as higher margins from that group. Operating margin was 6.2%, or 100 BPS higher than 1995, due to the increase in gross margin and improved operating leverage.

     IT Services Group. For 1996, the IT Services group accounted for 43.4% and 50.3% of the Company's consolidated revenues and gross profit, respectively, up from 29.3% and 34.1%, respectively, in 1995. Revenues and gross profit were up 155.9% and 158.8%, respectively, over 1995. These increases reflect the high internal growth rate of this group and the Company's focus on acquiring businesses in the IT sector. Gross margin for 1996 was 28.1%, or 30 BPS above that for 1995, primarily due to the acquisition of higher margin IT businesses in the first half of 1996.

     Staffing Services Group. For 1996, the Staffing Services group accounted for 55.2% and 48.3% of the Company's consolidated revenues and gross profit, respectively, down from 67.9% and 63.2%, respectively, in 1995. Revenues and gross profit for 1996 were up 40.8% and 34.1%, respectively, over 1995. Gross margin for 1996 was 21.2%, or 110 BPS lower than 1995, primarily due to (i) the higher proportion of revenues being generated from the Company's large on-site VIP programs, (ii) lower internal growth rates of the higher-margin businesses within the group, and (iii) acquisitions in 1996 of staffing services businesses having lower margins than the gross margin for the group in 1995.

     Operating Costs and Expenses. SG&A expenses for 1996 totaled $100.3 million (16.8% of revenues), compared with $60.4 million (17.5% of revenues) for 1995. The increase in SG&A expenses primarily related to (i) the effects of the acquisitions, (ii) internal growth of the operating companies post-acquisition and (iii) higher expenses at the corporate level. The SG&A Margin for 1996 was 70 BPS lower than 1995 due to (i) higher operating leverage of the operating groups and (ii) lower corporate level overhead as a percentage of consolidated revenues.

     Substantially all of the SG&A expenses were incurred by the operating groups, which reflects the decentralized nature of the Company's operations. The front office activities (e.g. recruiting, marketing, account management, placement, etc.) and most of the accounting and administrative activities of the operating groups are performed at the subsidiary level. SG&A expenses at the corporate level totaled $6.4 million for 1996 compared with $3.9 million for 1995. Corporate SG&A expenses primarily related to salaries and benefits of personnel responsible for corporate activities, including its acquisition program, management and certain marketing, administrative and reporting responsibilities. The increase in corporate SG&A expenses reflect personnel additions necessary to accommodate the growth of the Company.

     Depreciation and amortization totaled $7.5 million and $4.2 million for 1996 and 1995, respectively. Depreciation totaled $2.9 million and $1.8 million for 1996 and 1995, respectively. The increase in depreciation primarily related to the fixed assets of the businesses acquired and, to a lesser extent, depreciation on capital expenditures made post-acquisition. Amortization of $4.6 million and $2.4 million for 1996 and 1995, respectively, related to amortization of intangible assets (goodwill and non-compete agreements) related to the businesses acquired.

     Non-Operating Costs and Expenses. Interest expense for 1996 totaled $4.7 million compared with $7.0 million for 1995. The decrease primarily related to the repayments of indebtedness with proceeds from the IPO in November 1995 and from the second public offering in May 1996.

     Provision for Income Taxes. The provision for income taxes for 1996 was $13.6 million (an effective tax rate of 43.9%), compared with $4.6 million (an effective tax rate of 41.9%) for 1995. The higher effective tax rate in 1996 related to effects of the write-down of the Company's physical therapy staffing business and the increase in the nondeductible portion of business meals and entertainment. Virtually all of the $1.4 million write-down was not deductible for income tax purposes due to the Company's low tax basis in the goodwill of certain of the physical therapy businesses. The increase in the non-deductible portion of business meals and entertainment related to per diem expenses of IT consultants on out-of-town assignments.

     Net Income. Due primarily to the factors described above, net income for 1996 was $16.5 million compared with $6.4 million for 1995. Net Income Margin increased to 2.8% for 1996, from 1.8% for 1995.

  Comparison of Pro Forma Operating Results for the Year Ended December 31, 1996 with the Year Ended December 31, 1995

     Summary. Pro forma operating results, which assume all acquisitions completed through December 31, 1996 were made as of the beginning of the periods presented, reflect the high internal growth rate of the Company's IT Services and Staffing Services groups. Pro forma revenues for 1996 were $734.2 million, up 22.1% from $601.3 million in 1995. Pro forma income before one-time charges for 1996 increased 249.5% to $21.0 million, or $0.70 per share, compared with pro forma net income of $6.0 million, or $0.27 per share, for 1995.

     IT Services Group. Pro forma revenues and gross profit for 1996 increased 32.0% and 33.1%, respectively, from 1995. These improvements reflect the continued strong demand for the Company's IT services. Pro forma gross margin for 1996 was slightly higher than 1995 due primarily to margin expansion in 1996 in certain lower-margin businesses that were acquired in 1996.

     Staffing Services Group. Pro forma revenues and gross profit for 1996 increased 15.0% and 13.5%, respectively, from 1995. These improvements primarily reflect the increase in revenues from VIP programs, including programs that were added in 1996. Pro forma gross margin for 1996 was 21.2%, or 30 BPS lower than 1995, reflecting the change in business mix related to higher revenues from VIP programs, which have lower gross margins but higher operating leverage compared with the group's other staffing services business.

     Operating Costs and Expenses. Pro forma SG&A expenses for 1996 totaled $120.9 million (16.5% of pro forma revenues), compared with $101.7 million (16.9% of pro forma revenues) for 1995. The increase in SG&A expenses primarily related to the internal growth of the operating groups and higher expenses at the corporate level. The pro forma SG&A Margin for 1996 was 40 BPS lower than 1995 due to (i) higher operating leverage of the operating groups and (ii) lower corporate level overhead as a percentage of consolidated revenues. The pro forma SG&A expenses reflect historical SG&A expenses at the corporate level and therefore do not include the pro forma effects of personnel additions made subsequent to the beginning of each period to accommodate the growth of the Company.

     Depreciation of $3.2 million and $2.6 million for 1996 and 1995, respectively, related primarily to the fixed assets of the acquired companies. Amortization of $6.7 million and $6.5 million for 1996 and 1995, respectively, related to amortization of intangible assets (goodwill and non-compete agreements) related to the businesses acquired.

     Non-Operating Costs and Expenses. Pro forma interest expense for 1996 totaled $12.6 million compared with $24.2 million for 1995. The decrease primarily related to the repayments of indebtedness with proceeds from the IPO and from the second public offering in May 1996.

     Provision for Income Taxes. The pro forma provision for income taxes for 1996 was $15.2 million (an effective tax rate of 43.7%), compared with $4.5 million (an effective tax rate of 42.8%) for 1995. The higher effective tax rate in 1996 related to effects of the write-down of the Company's physical therapy staffing business and the increase in the non-deductible portion of business meals and entertainment. Virtually all of the $1.4 million write-down was not deductible for income tax purposes due to the Company's low tax basis in the goodwill of certain of the physical therapy businesses sold. The increase in the non-deductible portion of business meals and entertainment related to per diem expenses of IT consultants on out-of-town assignments.

     Net Income. Due primarily to the factors described above, pro forma net income for 1996 was $18.7 million compared with $6.0 million for 1995. Pro forma Net Income Margin was 2.5% for 1996 compared with 1.0% for 1995.

  Year Ended December 31, 1995 Compared with Year Ended December 31, 1994

                                                                            HISTORICAL
                                                        --------------------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------
                                                                 1994                       1995
                                                        -----------------------    -----------------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues from services:
  IT Services Group...................................     $ 19,159        11.7%      $101,065        29.3%
  Staffing Services Group.............................      135,551        83.0        233,823        67.9
  Other...............................................        8,641         5.3          9,660         2.8
                                                           --------       -----       --------       -----
          Total.......................................     $163,351       100.0%      $344,548       100.0%
Gross profit:
  IT Services Group...................................     $  5,021        14.9%      $ 28,079        34.1%
  Staffing Services Group.............................       26,669        78.9         52,076        63.2
  Other...............................................        2,118         6.2          2,301         2.7
                                                           --------       -----       --------       -----
          Total.......................................     $ 33,808       100.0%      $ 82,456       100.0%
Operating income......................................     $  4,876                   $ 17,807
Net Income............................................     $  1,549                   $  6,357
Earnings per common share.............................     $   0.07                   $   0.29
Margins:
  Gross:
     IT Services Group................................                     26.2%                      27.8%
     Staffing Services Group..........................                     19.7                       22.3
     Other............................................                     24.5                       23.8
     Consolidated.....................................                     20.7                       23.9
  Operating...........................................                      3.0                        5.2
  EBITDA..............................................                      4.2                        6.4
  Net income..........................................                      0.9                        1.8

  Comparison of Historical Operating Results for the Year Ended December 31, 1995 with the Year Ended December 31, 1994

     Summary. Revenues, gross profit and net income of the Company for 1995 increased 110.9% to $181.2 million, 143.9% to $48.6 million and 310.4% to $4.8 million, respectively, compared with 1994. This improvement was primarily due to the effects of acquisitions.

     IT Services Group. Prior to 1996, the Company's IT Services group consisted of two companies, COMSYS Technical Services, Inc. ("COMSYS"), which was acquired in August 1994 and Cutler-Williams, Incorporated ("Cutler"), which was acquired in June 1995. Revenues and gross profit for 1995 were $101.1 million and $28.1 million, respectively, compared with $19.2 million and $5.0 million, respectively, for 1994. This improvement was primarily due to the inclusion of
(i) a full year of operating results for 1995 from COMSYS and (ii) six months of operating results for 1995 from Cutler. The gross margin of this group increased to 27.8% for 1995 compared with 26.2% for 1994 primarily due to the higher gross margin of Cutler as compared with COMSYS.

     Staffing Services Group. Revenues and gross profit for 1995 increased by $98.3 million (72.5%) and $25.4 million (95.3%), respectively, compared with 1994. This improvement was primarily due to the inclusion of (i) a full year of operating results for 1995 from the three staffing services businesses acquired in 1994 (the "1994 Acquisitions"), and (ii) the operating results from the date of acquisition of the four staffing services companies acquired in 1995 (the "1995 Acquisitions"). Revenues for the 1994 Acquisitions were $135.6 million from their respective acquisition dates through December 31, 1994, compared with $204.1 million for the year ended December 31, 1995. Revenues for the 1995 Acquisitions were $29.7 million from their respective acquisition dates through December 31, 1995. Operating results for 1995 also benefited from a higher gross margin of 22.3% compared with 19.7% for 1994. This improvement related to (i) the inclusion of a full year of operating results for one of the 1994 Acquisitions and a partial year for 1995 Acquisitions, all three of which had higher gross margins than the average for the Staffing Services group for 1994, and (ii) improvements in overall cost performance due to the implementation of risk management initiatives and the termination of certain low margin accounts.

     Operating Costs and Expenses. SG&A expenses for 1995 totaled $60.4 million (17.5% of revenues), compared with $27.0 million (16.5% of revenues) for 1994. The increase in SG&A expenses primarily related to (i) the acquisitions, (ii) internal growth of the operating companies, (iii) higher expenses at the corporate level and (iv) a $0.7 million nonrecurring charge for payments incurred in connection with the departure in August 1995 of two officers of an acquired company.

     Substantially all of the SG&A expenses for 1995 were incurred by the operating groups, which reflects the current decentralized nature of the Company's operations. The front office activities (e.g. recruiting, marketing, account management, placement, etc.) and most of the accounting and administrative activities of the operating companies are performed at the subsidiary level. SG&A expenses at the corporate level totaled $3.9 million for 1995 compared with $2.1 million for 1994 and related primarily to salaries and benefits of personnel responsible for corporate activities, including its acquisition program, management and certain marketing, administrative and reporting responsibilities. The increase in corporate level SG&A expenses reflects personnel additions necessary to accommodate the growth of the Company.

     Depreciation and amortization totaled $4.2 million and $1.9 million for 1995 and 1994, respectively. Depreciation of $1.8 million and $0.8 million for 1995 and 1994, respectively, related primarily to the fixed assets of the acquired companies and, to a lesser extent, capital expenditures subsequent to the acquisition. Amortization of $2.4 million and $1.1 million for 1995 and 1994, respectively, related to amortization of intangible assets (goodwill and noncompete agreements) related to the businesses acquired.

     Non-Operating Costs and Expenses. Interest expense for 1995 totaled $7.0 million compared with $2.3 million for 1994. The $4.7 million increase was a result of increased borrowings for acquisitions.

     Provision for Income Taxes. The provision for income taxes for 1995 was $4.6 million (an effective tax rate of 41.9%), as compared with $1.2 million (an effective tax rate of 42.9%) for 1994. The lower effective rate was due to an increase in income before income taxes that substantially exceeded the increase in permanent non-deductible expenses.

     Net Income. Due primarily to the factors described above, net income for 1995 was $6.4 million compared with $1.5 million for 1994. The Net Income Margin increased to 1.8% for 1995, from 0.9% for 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's capital requirements have related to the acquisition of businesses and capital expenditures. These requirements have been met through a combination of bank debt, issuances of equity securities and internally generated funds.


     During the first six months of 1997 and 1996, the Company made cash payments for acquisitions of $65.3 million and $81.3 million, respectively. Capital expenditures totaled $17.5 million and $4.8 million for the six months ended June 30, 1997 and 1996, respectively. The Company estimates that its capital expenditures for 1997 will be approximately $40.0 million. The majority of these expenditures relate to (i) the installation and development of an integrated front and back office information system, which is expected to be operational in 1998, (ii) the roll-out of proprietary software to the staffing services branches, (iii) up-grading of computer hardware to facilitate the new integrated information system and new software tools and (iv) furniture, fixtures and equipment for new offices. The Company expects to fund the expenditures primarily with borrowings under its Senior Credit Agreement (the "Credit Agreement") and cash flows from operations.



     The Company had working capital of $150.1 million and $94.3 million at June 30, 1997 and December 31, 1996, respectively. The Company had cash and cash equivalents of $12.5 million and $6.5 million at June 30, 1997 and December 31, 1996, respectively. The Company's operating cash flows and working capital requirements are significantly affected by the timing of payroll and the receipt of payment from the customer. Generally, the Company pays the temporary employees of its Staffing Services Group weekly and the employees of its IT Services Group semi-monthly. Payments from customers are generally received within 30 to 65 days from the date of invoice. Cash flows provided by (used in) operating activities were $(21.4) million and $0.2 million for the six months ended June 30, 1997 and 1996, respectively. The decrease in operating cash flows for 1997 reflected the significant growth in revenues in the first six months of 1997 from a number of the Company's larger accounts, which generally have a longer billing and collection cycle.



     At June 30, 1997, the Company had a $250 million Credit Agreement. Under terms of the Credit Agreement, the Company could borrow under a revolving credit facility up to the lesser of $250 million or 3.5 times Pro Forma Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization of all acquired companies for the preceding twelve-month period). Borrowings under the Credit Agreement bear interest, at the Company's option, at LIBOR plus a margin of 0.625% to 1.375%, which depends upon the leverage ratio, or the bank's base rate. A commitment fee of 0.18% to 0.25%, depending on the leverage ratio, is payable on the unused portion of the facility. The Credit Agreement contains certain covenants which, among other things, limit the payment of dividends and require the maintenance of certain financial ratios. As of June 30, 1997, the Company had outstanding borrowings under the Credit Agreement of $216.6 million and remaining availability (after deducting outstanding letters of credit of $9.3 million) of $24.1 million. The weighted average interest rate of the Company's outstanding borrowings under the Credit Agreement was 6.86% at June 30, 1997. The Company intends to repay outstanding borrowings under the Credit Agreement with the net proceeds from the Notes Offering.



     The Company is in the process of amending its Credit Agreement to, among other things, increase the borrowing capacity under the agreement to the lesser of $350 million or 4.0 times Pro Forma Adjusted EBITDA. The Company may request that the commitment be raised to $400 million. The amended terms also provide that, after the Notes Offering, the Company's total debt capacity will be raised from 4.0 times to 4.25 times Pro Forma Adjusted EBITDA and the borrowing capacity under the Credit Agreement will be lowered to 3.0 times Pro Forma Adjusted EBITDA. The amended Credit Agreement is expected to be completed on or before July 31, 1997.



     On June 24, 1997, the Company entered into a three-year interest rate swap agreement to reduce a portion of its interest rate exposure on borrowings under the Credit Agreement. Under terms of the agreement, the Company will pay the counterparty 6.05% on notional principal of $25.0 million and the counterparty will pay the Company interest at a variable rate based on LIBOR.


     The Company's acquisition program will require significant additional capital resources. The Company intends to seek additional capital as necessary to fund such acquisitions through one or more funding sources that may include borrowings under the Credit Agreement or the issuance of debt or equity securities or both. Cash flows from operations, to the extent available, may also be used to fund acquisitions. Although management believes that the Company will be able to obtain sufficient capital to fund acquisitions, there can be no assurance that such capital will be available to the Company at the time it is required or on terms acceptable to the Company.


SEASONALITY


     The Company's quarterly operating results are affected primarily by the number of billing days in the quarter and the seasonality of its customers' businesses. Demand for services in the Staffing Services Group has historically been lower during the year-end holidays through February of the following year, showing gradual improvement over the remainder of the year. Although less pronounced than in the Staffing Services Group, the demand for services of the IT Services Group is typically lower during the first quarter until customers' operating budgets are finalized. The Company believes that the effects of seasonality will be less severe in the future as revenues contributed by the IT Services Group continue to increase as a percentage of the Company's consolidated revenues.

                                    BUSINESS
GENERAL

     CORESTAFF is one of the largest IT services and staffing firms in the United States. The Company provides a broad range of IT services and staffing services to a diverse client base through its network of 147 branch offices in the United States, the United Kingdom and India. The Company's principal clients include companies such as American Express, AT&T, Compaq Computer, CSX, Lucent Technologies, MCI and Mobil.


     The Company's services are provided through its two business groups: the IT Services Group, which is comprised of COMSYS and the recently formed IT Solutions unit, and the Staffing Services Group, which operates under the name CORESTAFF Services. COMSYS provides highly skilled IT consultants principally to FORTUNE 1000 companies and governmental agencies. COMSYS has more than 4,000 consultants on assignments and supports all major computer technology platforms (mainframe, mid-range, client/server and network) and supports client projects using a variety of software applications. COMSYS maintains a database of approximately 170,000 consultants from which it recruits consultants to support client projects. For the six months ended June 30, 1997, COMSYS accounted for 45.7% and 49.3% of the Company's pro forma revenues and gross profit, respectively. The Company's IT Solutions unit provides technologically advanced resources and solutions, encompassing systems integration, software development, legacy application support and outsourcing services. Formed during the first quarter of 1997, IT Solutions accounted for 6.7% and 12.2% of the Company's pro forma revenues and gross profit, respectively, for the six months ended June 30, 1997. Management expects the growth of IT Solutions to exceed that of the Company's other business units and to provide an increasing percentage of revenues and profits for the Company. CORESTAFF Services provides office support, light industrial and specialized staffing services to local, regional and national customers. CORESTAFF Services accounted for 47.6% and 38.5% of the Company's pro forma revenues and gross profit, respectively, for the six months ended June 30, 1997.



     Since its inception in July 1993, the Company has grown through the acquisition of IT services and staffing businesses and through substantial internal growth. As of June 30, 1997, the Company had acquired 32 businesses, including 17 in the IT Services Group and 12 in the Staffing Services Group. The Company's revenues and operating income have increased from $163.4 million and $4.9 million, respectively, in 1994 to $596.1 million and $36.7 million, respectively, in 1996. For the six months ended June 30, 1997, the Company's revenues and operating income increased to $458.3 million and $28.0 million, compared with $237.5 million and $14.2 million for the six months ended June 30, 1996, representing revenue and operating income growth of 92.9% and 97.4%, respectively.


THE INFORMATION TECHNOLOGY SERVICES AND STAFFING INDUSTRIES

     Information Technology Services. Many businesses today are facing intense competition, accelerating technological change, personnel downsizing and widespread business process reengineering. Increasingly, these companies are turning to IT services and solutions to address these issues and to compete more effectively. As a result, the ability of an organization to integrate and deploy new information technologies has become critical. Information technology staff augmentation services has become one of the fastest growing sectors of the staffing industry. Over the last decade, the increased use of technology has led to a dramatic rise in demand for technical project support, software development, and other computer-related services. Corporations have outsourced many of these departments and/or have used the employees of IT staff augmentation firms in an attempt to meet the increased demand for computer-skilled personnel.

     Although many companies have recognized the importance of IT systems and products to compete in today's business climate, the process of designing, developing and implementing IT solutions has become increasingly complex. Companies are continuing to migrate away from centralized mainframes running proprietary software toward decentralized, scalable architectures based on personal computers, client/server architectures, local and wide area networks, shared data bases and packaged application software. These advances have greatly enhanced the ability of companies to benefit from the application of IT. Consequently, the number of companies desiring to use IT in new ways and the number of end users within these organizations are rising rapidly.

     As a result of the variety and complexity of these new technologies, IT managers must integrate and manage "open systems" and "distributed computing environments" consisting of multiple computing platforms, operating systems, databases and networking protocols, and must implement off-the-shelf software applications to support business objectives. Companies must also continually keep pace with new developments, which often render existing equipment and internal skills obsolete. At the same time, external economic factors have forced organizations to focus on core competencies and trim workforces in the IT management area. Accordingly, these organizations often lack the quantity or variety of IT skills necessary to design and develop IT solutions. IT managers are charged with developing and supporting increasingly complex IT systems and applications of significant strategic value, while working under budgetary, personnel and expertise constraints within their own organizations.

     According to IDC, the worldwide market for IT services was estimated at $202 billion in 1996, with a projected market of $292 billion in 2000. IDC also projects that the domestic IT services market will grow from $84 billion in 1996 to $130 billion in 2000. Currently, substantially all of the Company's revenues from its IT Services Group are derived from IT staff augmentation services and IT implementation and integration services, two segments within the overall IT services industry. IDC estimates that the domestic market for IT implementation and integration services was $22 billion in 1996, with a forecast of $35 billion by 2000. According to the Staffing Industry Report, the domestic market for technical/IT staff augmentation services was approximately $12 billion in 1996 and grew at a compounded annual rate of approximately 20% over the past five years.

     Traditional Staffing Services. The staffing industry was once used predominately as a short-term solution for peak production periods and to temporarily replace workers absent due to illness, vacation, or abrupt termination. Since the mid-1980s, the staffing services sector has evolved into a permanent and significant component of the staffing plans of many corporations. Corporate restructuring, downsizing, government regulations, advances in technology, and the desire by many companies to shift employee costs from a fixed to a variable expense have resulted in the use of a wide range of staffing alternatives by businesses. In addition, the reluctance of corporations to risk exposure to wrongful discharge claims has led to an increase in companies using temporary staffing as a means of evaluating the qualifications of personnel before hiring them on a full-time basis. Furthermore, many companies are adopting strategies that focus on their core competencies and, as a result, are outsourcing the support functions of their non-core competencies. The National Association of Temporary and Staffing Services estimates that more than 90% of all United States businesses use staffing services.

     According to the Staffing Industry Report, the U.S. staffing industry was estimated to have 1996 revenues of approximately $47.1 billion and a compound annual growth rate of approximately 17% over the past five years. Within the staffing industry, the office/clerical/industrial sector was estimated to have 1996 revenues of approximately $26.4 billion and a compounded annual growth rate of 17% over the past five years. The Company believes that the demand for staffing services will continue to increase due to changes in workforce lifestyles, advances in technology and the increasing desire of many companies to shift employee costs from a fixed to a variable expense and to outsource the support functions.

     The Company believes that the staffing industry is highly fragmented and is continuing to experience increasing consolidation primarily due to the increasing demand by large companies for centralized staffing services and the difficulties faced by many smaller staffing companies in today's staffing services market. The growth of national and regional accounts resulting from the centralization of staffing decisions by national and larger regional companies has increased the importance of staffing companies being able to offer a wide range of services over a broad geographic area. In addition, many smaller staffing companies are experiencing increased difficulties due to factors such as significant working capital requirements, limited management resources, and an increasingly competitive environment.

STRATEGY

     The Company seeks to expand on its success by broadening the range of IT services and staffing services offered to its existing and prospective clients. The Company's strategy is focused on internal growth, selective acquisitions, and the continued development of additional complementary IT services and staffing services. The Company believes that its business strategy will provide it with a competitive advantage in pursuing and maintaining major national and regional accounts as well as in serving local markets. The key elements of the Company's strategy are presented below.

  Enhance Leadership Position in the Information Technology Services Sector

     In recent years, there has been a dramatic increase in demand for technical project support, software development, and other IT services resulting from the increased use of technology. This high level of demand, coupled with the high value-added nature of such services, generally results in higher profit margins. The Company has targeted the high-growth, high-margin IT services sector as its primary growth area and intends to aggressively enhance its existing leadership position in this sector.


     The Company established its IT Services Group with the acquisition of two major businesses in September 1994 and June 1995. Since that time, the Company has acquired 15 additional IT services businesses, including three IT solutions businesses. As part of its strategy to offer a more complete range of high end, value-added IT services to its clients, the Company formed its IT Solutions unit in March 1997. The Company believes that it is a leading provider of IT staff augmentation services, with 1996 pro forma revenues of $403 million. In the first half of 1997, pro forma revenues for the IT Services Group increased 38% over the first half of 1996, reflecting strong internal growth, while increasing gross margins. The Company expects that revenues contributed by this group will continue to increase as a percentage of its total revenues.


     The Company believes that it is well positioned to capitalize on the anticipated continued growth in the IT services sector due to its size, geographic breadth, industry experience, and expertise in providing a wide range of IT services. The Company intends to grow significantly in this area through
(i) selective acquisitions, (ii) aggressive recruiting, training, and marketing of industry specialists with a wide range of technical expertise, (iii) opening offices in new and existing markets, and (iv) active cross-selling of its IT services to its existing IT and staffing services customers. The Company intends to continue pursuing businesses with specializations in custom software development, packaged software implementation, critical computer code maintenance and network implementation and integration.

  Leverage Infrastructure and Existing Client Base for Internal Growth

     The Company has established a national branch network for its IT Services Group and Staffing Services Group and has used this network to increase revenues and enhance earnings stability. The Company believes that this geographic and sector diversity helps to protect it from adverse regional economic and business cycles. In addition, the Company's existing branch office network has the infrastructure and support systems in place to enable it to expand and enhance services while limiting additional expense. This allows the Company to achieve significant economies through the allocation of management, advertising, recruiting and training costs over a larger revenue base. Further economies of scale are presented by the Company's three domestic and three international development centers established to provide offsite software development services for clients.

     The Company's branch office network, together with its software development centers, provides it with an advantage when pursuing contracts with national accounts. These accounts generally have numerous locations and a wide variety of service needs. The Company's ability to meet the broad service requirements of its clients provides a basis for establishing long-term relationships with large-scale users of IT services and staffing services, and further provides the Company with significant advantages over its competitors in marketing solutions to such clients.

  Broaden Range of Value-added IT Services and Solutions

     The Company believes that it can increase its revenues from existing clients and attract new clients by offering a broad range of IT services through its IT Services Group. The IT Services Group is comprised of COMSYS, which addresses IT staff augmentation requirements, and IT Solutions, which addresses specific IT problems. In response to the rapidly changing nature of IT, the Company regularly evaluates emerging technologies and their potential benefit as new services to clients. Based on these evaluations, the Company may develop or expand the service lines of existing business units or acquire complementary businesses to enhance the Company's ability to support its clients' ongoing IT requirements. IT Solutions is a recent addition to the service line that provides value-added services, including Internet/Intranet services, Year 2000 solutions, new media solutions (such as multimedia-based Web site design), software development, training services, critical code maintenance and software testing and quality assurance.

  Expand Use of Offshore Development Centers

     In 1997, the Company acquired three offshore software development centers in India which will provide the IT Services Group with a significant cost advantage as well as the ability to provide 24-hour service to its clients. The Company's costs in India are significantly lower than costs incurred for comparable resources in the U.S. Through satellite communications, the Company's clients may be directly linked to the IT Services Group's facilities in India. Due to the time difference between India and the U.S., the Company can create a virtual "second shift" for its North American clients allowing for more rapid completion of projects and off-peak use of clients' technology resources. In addition, for larger projects with critically short time frames, the offshore facilities allow the Company to parallel process many of its development phases to accelerate delivery time. The Company intends to continue to seek opportunities to further use its facilities in India as well as evaluate other offshore facilities that could provide similar cost advantages.

  Continue to Pursue Selective Acquisitions


     The Company has made 32 acquisitions since its inception in 1993. While the Company initially concentrated its acquisition efforts on establishing a national base of staffing services, the Company has more recently focused its acquisition efforts in the higher-margin IT services sector. The Company is currently focused on acquisitions to expand the services offered by COMSYS and IT Solutions. Through June 30, 1997, the Company had acquired five businesses in its IT Services Group with aggregate 1996 revenues of $49.0 million. Currently, the Company has non-binding letters of intent to acquire certain businesses, which would complement its existing IT businesses. The following table shows acquisition activity for each of the past three years and for the six months ended June 30, 1997.



                                           1994       1995        1996      JUNE 30, 1997
                                          -------    -------    --------    -------------
Acquisitions Completed:
  IT Services Group:
     COMSYS.............................        1          1          10             2
     IT Solutions.......................       --         --          --             3
  Staffing Services Group...............        3          4           4             1
  Other.................................       --          1          --            --
                                          -------    -------    --------       -------
          Total.........................        4          6          14             6
                                          =======    =======    ========       =======
Purchase Consideration(1) (in
  thousands)............................  $58,102    $40,304    $174,393       $66,517
                                          =======    =======    ========       =======


---------------


(1) In certain transactions, the sellers are also entitled to contingent consideration. As of June 30, 1997, the aggregate contingent consideration due sellers was capped at $48.2 million.


     The Company is continually seeking acquisition opportunities and believes there are a substantial number of attractive acquisition candidates in the information technology and staffing services industries. The

Company from time to time enters into discussions and non-binding letters of intent that may lead to acquisitions but no assurances can be given that future acquisitions will be consummated.

  Focus on Recruiting, Training and Retention

     The Company believes that its ability to attract and retain a broad spectrum of high-quality employees, consultants and computer professionals is a key element of its growth strategy. The Company has established a domestic and international network to recruit employees, consultants and computer professionals of all experience levels. The Company has 12 full-time employees dedicated to recruiting in India as well as two full-time recruiters located in the U.K. In the IT Services Group, the Company provides continual training opportunities in software engineering techniques and key technologies. The Company has made significant investments in its domestic and foreign training centers, including centers that employ full-time instructors and are equipped with client/server and mainframe hardware, software and development tools. These training resources enhance the Company's ability to provide qualified IT professionals to satisfy its client needs. In addition, the Company's complementary services from staff augmentation to high-end software development offer its IT professionals the opportunity to grow professionally within the Company. The Company believes that this internal upward mobility is a critical factor in continuing to attract and retain high-quality employees, consultants and computer professionals.

  Entrepreneurial Corporate Environment

     The Company believes that its entrepreneurial business environment is an important component of its strategy for growth. Each branch office is operated as a separate profit center with local management having profit and loss responsibilities. The Company believes that this management philosophy allows it to attract and retain highly talented managers who have demonstrated the ability to operate independently and succeed within a decentralized management structure. The Company has established guidelines that offer its managers and field personnel latitude in operational areas such as hiring, pricing, training, sales, and marketing. In addition, the Company has a profit-based compensation program at the national, regional and local levels and a broadly distributed stock option program to further motivate employees through ownership in the Company.

IT SERVICES GROUP

     The Company's strategic focus is to continue to grow the IT Services Group through continued, aggressive acquisition and internal growth. Through June 30, 1997, the Company had acquired 17 IT services businesses, including three IT solutions businesses.

  COMSYS

     COMSYS provides personnel to meet the growing need for employees with advanced computer-related skills. As of June 30, 1997, COMSYS operated 45 branch offices located in Alabama, Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Texas, Washington and the United Kingdom.

     COMSYS offers staff for a full spectrum of computer-related services ranging from traditional systems analysis to high value-added IT consulting and project management. Depending upon the needs of the client, four primary types of staffing services are offered: information and systems development services, management services, advanced technology services, and government services.

     Information and Systems Development Services. The Company provides highly-skilled information systems personnel ("software engineers") to meet clients' specific needs in the following areas:

Technical Services --     designing, programming and evaluation of operating systems, databases, networks, and communications systems
Contract Programming      programming of existing applications, development and
  and Maintenance --      implementation of new applications and maintenance
Conversion Services --    data, platform, language and application conversions
Documentation             creation, maintenance or re-engineering of various forms of
  Services --             documentation
Testing --                systems and software testing and quality assurance
                          including support using proprietary testing
                          methodologies -- S.M.A.R.T. Testing Methods

     Management Services. As clients' technology needs have become more complex, demand has increased for comprehensive IT solutions that involve not only staff augmentation, but also management of the underlying project. In a management services assignment, the Company assumes greater responsibility for a project's success than it would in a traditional information services assignment. These services are provided on the following bases:

Consulting Services --    development of solutions, usually delivered in a report or recommendation, to a client's specific IT needs
Project Management        staffing and management of a specific IT project within
  and Project             written performance criteria and objectives including
  Outsourcing --          project outsourcing, both onsite and offsite

     Advanced Technology Services. The Company provides leading-edge IT services to staff positions that require knowledge of emerging technologies. Such advanced technology services include IT architecture and engineering, systems consulting, network systems consulting, complex internet enabled applications and client/server and object oriented services. The Company supports all major computer technology platforms (mainframe, mid-range, client server and network) and supports client projects using a variety of software applications. The Company implements SAP's client/server software, custom develops Oracle, Informix, DB2, Visual Basic and C++ applications and implements and supports Windows NT, Novell and UNIX based environments.

     Government Services. The Company provides software engineers and technical consultants to 84 government agencies in 20 states and believes that it is a major provider of IT services to state government agencies. In the government services segment, the Company's personnel have technical expertise and application knowledge primarily in health, welfare and human services, transportation and highways, and environmental services.

     Year 2000 Services. The Company provides complete solutions to the Year 2000 computer programming problem. The Company's services involve assessing the impact of the Year 2000 problem in information systems, planning solutions to the Year 2000 problem, renovating program code, testing the changed programs and rolling out the corrected applications.

     Technical Communications Outsourcing. COREComm maintains a full-time staff of writers, editors, graphic artists, and consultants to fulfill the technical communication outsourcing needs of its clients through four branch offices located in Texas and Oklahoma. In an effort to further develop this business, COREComm has established alliances with companies that have ongoing technical communication needs, including company magazines, ISO 9000 documentation, maintenance manuals, newsletters, on-line documentation, technical articles, books, brochures, papers, reports, and product specification sheets.

  IT Solutions

     In March 1997, the IT Solutions unit was formed with the acquisition of Metamor Technologies, Ltd. ("Metamor"), a Chicago-based firm. Since the acquisition of Metamor, IT Solutions has acquired BMD, based in Irvine, California and India, and Millennium Computer Corporation, based in Rochester, New York.

     IT Solutions offers a full spectrum of IT services from the planning stage through implementation of the final product or service. The IT Solutions unit has the capability to perform the services desired by its clients onsite at the customer's facility, offsite at one its of U.S. facilities or one of its offshore Indian facilities. This provides its clients alternatives for achieving their required business solutions, while at the same time providing IT Solutions operating efficiencies that the Company believes gives it a competitive advantage over its competitors.

     IT Solutions offers services that enable middle market and FORTUNE 1000 companies to use IT as a more effective business tool and supports these companies' investment in IT. IT Solutions services include the following:

     Systems Integration -- IT Solutions provides custom application development, package implementation and network integration, and specializes in Oracle, Informix, DB2, Visual Basic and C++ applications, Windows NT, Novell and Unix-based environments and Internet/Intranet solutions.

     Software Services -- IT Solutions focuses on developing software that becomes part of their customers' products. This work includes development of components of "shrink-wrap" packages, porting such products to different platforms, and creating embedded software for various types of hardware components.

     Legacy Application Support. IT Solutions provides mission critical 24-hour, seven-day-a-week systems maintenance for legacy applications. These services are provided through its three development centers located in India, using satellite links that allow it to communicate with its customers' information systems. Offsite support is primarily accomplished during the night time hours in the U.S. when a customer's use of its information systems is limited. IT Solutions also provides Year 2000 conversions through its India facilities. The Company believes that many of its Year 2000 customers will become longer-term maintenance customers.

     Software Development Centers. The Company maintains six software development centers, of which three are located in India and three are located in the United States in Portland, Oregon, Chicago, Illinois and Rochester, New York. Through its development centers, the Company has the ability to perform a portion or all of a client's IT requirements. IT Solutions performs the majority of its turn-key projects, mainframe applications and additional services such as custom software development, code maintenance and Web page development and maintenance at its development centers. The ability to service the client's needs offsite at one of the Company's development centers rather than onsite provides the IT Solutions unit with greater operating efficiencies and quality control. The Company's three offshore software development centers in India provide the IT Services Group with a significant cost advantage as well as the ability to provide 24-hour service to its clients. The Company's costs in India are significantly lower than costs incurred for comparable resources in the U.S. Through satellite communications, the Company's clients may be directly linked to the IT Services Group's facilities in India. Due to the time difference between India and the U.S., the Company can create a virtual "second shift" for its North American clients allowing for more rapid completion of projects and off-peak use of clients' technology resources. In addition, for larger projects with critically short time frames, the offshore facilities allows the Company to parallel process many of its development phases to accelerate delivery time. To perform these services offshore the Company maintains over 65,000 square feet of state of the art facilities in Hyderabad, Madras and New Delhi, India, and uses six 64Kbps secured, high speed satellite links, NT computer servers, AS-400 mid-range computer servers, UNIX computer servers and S-390 development machines.

STAFFING SERVICES GROUP

     CORESTAFF Services provides office/clerical, light industrial, and electronic/technical services through 95 branch offices (including five franchise offices) located in Alabama, Arizona, California, Colorado,

Connecticut, the District of Columbia, Florida, Georgia, Illinois, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and Wyoming. In Philadelphia and the New York City metropolitan area, CORESTAFF Services operates under the name Leafstone Staffing Services. CORESTAFF Services accounted for 47.6% and 50.3% of the Company's pro forma revenues for the six months ended June 30, 1997 and 1996, respectively. Office/clerical staffing services include providing secretaries, word processors, receptionists, general office support, telemarketers, data entry personnel, bookkeepers, and collectors. Also included in the office/clerical category are staffing services in the accounting, financial and library services areas, all of which require specialized training. Light industrial staffing includes the provision of unskilled and semi-skilled personnel in light manufacturing and assembly, picking and packing, warehouse services, equipment handling, inventory, and shipping and receiving. Electronic/technical staffing includes the training and provision of skilled personnel in electronic manufacturing.


     CORESTAFF Services provides a wide range of staffing options to its clients, including, but not limited to, supplemental and project staffing and Vendor-in-Partnership ("VIP") and Variable Capacity Strategies ("VCS") programs. The appropriate staffing option depends on the nature and length of the assignment and the degree of day-to-day management responsibility delegated to the provider of the services.

     Supplemental Staffing. Often considered traditional or tactical temporary help, supplemental staffing assignments generally range in duration from one day to several months. Supplemental staffing provides clients with maximum flexibility in meeting staffing requirements as clients may commence and terminate assignments at any time and with short notice. In addition, because clients generally only pay for the time actually worked by a supplemental staffing employee, they can use supplemental staffing employees at any time and on any day without paying a premium for shift, holiday, or weekend labor.

     Vendor-in-Partnership Programs. In response to increased client demand, the Company provides, through its VIP program, coordination of temporary personnel services by providing a dedicated onsite account manager to assist in the procurement and management of the client's temporary workforce. Customized to the needs of each client, the Company designs and implements programs that include services such as specialized testing, drug screening, selection and monitoring of back-up vendors, enforcement of the client's quality standards, and orientation of each temporary employee to the client's work site, culture, and job requirements. The Company had 47 VIP programs, which generated combined pro forma revenues of approximately $103 million for the year ended December 31, 1996.

     Project Staffing. The Company provides contract employees to clients who require personnel to staff specific projects for a defined period of time. Generally, project staffing involves a commitment of a team of employees who remain at the site until completion of the project.

     Variable Capacity Strategies ("VCS"). VCS is a staffing service program that improves productivity and total quality output by reducing turnover through proactive training and rotation of employees performing repetitive job assignments. VCS, which was added to the Company's service offerings in 1996 as a result of the acquisition of Transworld Services Group, generates significantly higher margins than most of the Company's other staffing services offerings. Currently, this program is being used by only a few of the Company's customers and the Company is developing a roll-out strategy and methodology to extend this program throughout the U.S.

     Specialized Software Tools. During 1996, CORESTAFF Services added a number of software tools, including COREtrack and COREskills, in an effort to give the Company a competitive marketing advantage. COREtrack is a specialized software program that assists clients in managing critical information related to multiple staffing providers. This system tracks a wide-range of information, including orders, activity assignments and invoices. COREskills is an interactive computer training and certification program that trains and qualifies temporary and client employees in the latest office software products.

ACQUISITIONS


     During 1996 and the first six months of 1997, the Company acquired 20 businesses, which had combined 1996 revenues of more than $366.7 million. Certain of the more significant acquisitions completed during 1996 and the first six months of 1997 are briefly described below:



     Millennium Computer Corporation ("Millennium"). In June 1997, the Company acquired Millennium Computer Corporation. Millennium provides contract software development services for its clients and is part of the IT Solutions unit. Millennium had 1996 revenues of approximately $8.5 million.



     CompuCorps Resources, Inc. ("CompuCorps"). In June 1997, the Company acquired CompuCorps, an affiliate of Millennium. CompuCorps is a Rochester, N.Y.-based IT services business with 1996 revenues of approximately $1.4 million.


     Active Software, Inc. ("Active"). In May 1997, the Company acquired Active Software, Inc., a Minneapolis-based IT services company with 1996 revenues of approximately $5.0 million. Active has a Lotus' Notes groupware practice and specializes in Internet technologies and applications.

     Business Management Data, Inc. ("Business Management Data"). In April 1997, the Company acquired Business Management Data and its India-based affiliate, Sriven Computer Solutions, (Pvt.) Ltd. These companies are part of the IT Solutions unit and provide various IT solutions, including system integration, computer code maintenance, system reengineering and Year 2000 conversion services with 1996 revenues of approximately $14.1 million.

     Metamor Technologies, Ltd. ("Metamor"). In March 1997, the Company acquired Metamor Technologies, Ltd., a Chicago-based firm, which is part of the IT Solutions unit and provides a broad range of strategic IT services with 1996 revenues of approximately $20.1 million. Metamor's primary focus is assisting clients in the transition from older technologies to state-of-the-art platforms and products.

     Roberta Enterprises, Inc. ("Roberta"). In January 1997, the Company acquired Roberta, which had approximately $37.2 million in revenues for 1996. Roberta provides staffing services through seven branch offices in Northern California.

     Telos Consulting Services ("Telos"). In December 1996, the Company acquired the assets of Telos from Telos corporation. Telos is a California-based IT services business with 1996 revenues of approximately $33.1 million. Telos has 11 branch offices in California, Colorado, Florida, Idaho, Massachusetts, Nevada and Virginia.

     Transworld Services Group ("Transworld"). In October 1996, the Company acquired Transworld. Transworld is a Florida-based staffing services business with 1996 revenues of approximately $36.0 million. Transworld has six branch offices in Florida, New Jersey and South Carolina.

     On-Line Resources, Inc. ("On-Line"). In September 1996, the Company acquired On-Line. On-Line is a Florida-based IT services business with 1996 revenues of approximately $20.2 million.

     Data Aid, Inc. ("Data Aid"). In June 1996, the Company acquired Data Aid. Data Aid is an Alabama-based IT services business with 1996 revenues of approximately $25.7 million. Data Aid has three branch offices in Alabama and Georgia.

     Regal Data Systems, Inc. ("Regal"). In April 1996, the Company acquired Regal. Regal is a New Jersey-based IT services business with 1996 revenues of approximately $31.2 million. Regal has one office in New Jersey.

     Datronics Management, Inc. and Datronics U.K. Limited. ("Datronics"). In January 1996, the Company acquired Datronics. Datronics is a New York-based IT services business with 1996 revenues of approximately $15.1 million. Datronics has seven branch offices located in New York, Texas, Georgia, Arizona, New Jersey and North Carolina. Datronics also has a branch office in the United Kingdom.

INTEGRATION OF ACQUIRED COMPANIES

     Management begins integrating newly acquired companies as soon as practicable. This process involves formalizing and standardizing each acquired company's marketing and sales programs and field operations procedures. Standardized personnel manuals are distributed, and the acquired company is brought under the Company's uniform risk management program. In some cases, the Company closes certain of the acquired company's offices and merges its operations and personnel, including field employees, into the Company's existing business.

     The Company is in the process of installing an integrated front- and back-office information system. Once operational, the Company will convert all its front- and back-office activities onto this new platform. This new system will integrate the Company's two proprietary front-office systems with the "PeopleSoft" system, which is a payroll, human resources, accounting and reporting information system. The Company's front-office systems are MARS, a proprietary management, administrative, recruiting and sales software system, designed specifically for COMSYS, and COREmatch, a proprietary staffing services front-office software system. Once implemented, this integrated information system will improve the timeliness and efficiency of data gathering and retrieval.

BRANCH OFFICES AND CENTRALIZED BUSINESS OPERATIONS

     The Company provides staffing, contracting and outsourcing services through 147 company-operated branch offices and five franchise-operated branch offices located in 28 states, the District of Columbia, the United Kingdom and India. The IT Services Group and the Staffing Services Group maintain separate facilities. All of the Company's branch offices are leased and the average lease term is three to five years. As of June 30, 1997, the Company had 45 IT services branch offices, 95 staffing services branch offices and seven IT Solutions offices.

SALES AND MARKETING

     COMSYS and CORESTAFF Services have each developed a sales and marketing strategy that focuses on national, regional and local accounts and is implemented through their branch locations. Regional and local accounts are targeted by account managers at the branch offices, permitting the Company to capitalize on the local expertise and established relationships of its branch office employees. Such accounts are solicited through personal sales presentations, telephone marketing, direct mail solicitation, referrals from clients, and advertising in a variety of local and national media, including the Yellow Pages, newspapers, and trade publications. The Company also conducts public relations activities designed to enhance public recognition of the Company and its services. Local employees are encouraged to be active in civic organizations and industry trade groups to facilitate the development of new customer relationships.

     The Company's national sales and marketing effort is coordinated by management at the corporate level, which enables the Company to develop a consistent, focused strategy to pursue national account opportunities. This strategy allows the Company to capitalize on the desire of national clients to work with a limited number of preferred vendors for their staffing requirements.

     The IT Solutions unit generates sales by focusing either on specific industries or functional areas of expertise. IT Solutions also capitalizes on established relationships between the Company and targeted prospects and has a dedicated sales force focused on generating new customers and relationships. The Company intends to establish a global sales organization for the IT Solutions unit.

RECRUITING AND RETENTION

     In the IT services sector, the demand for software engineers and technology consultants significantly exceeds supply. The IT Services Group's success depends in large part on its ability to attract, develop, motivate and retain highly skilled IT professionals. The Company recruits from a number of countries, including India, the U.S., Canada, the U.K., Singapore, Australia, South Africa and the Philippines. The

Company advertises in leading newspapers and trade magazines. The Company uses a standardized global selection process which includes interviews, tests and reference checks.

     CORESTAFF Services recruits its temporary and contract employees through a recruiting program that primarily uses local and national advertisements and job fairs. In addition, CORESTAFF Services has succeeded in recruiting qualified employees through referrals from its existing labor force. As a result, the Company has initiated a policy whereby it pays referral fees to employees responsible for attracting new recruits. The Company believes this balanced recruiting strategy will continue to provide it with sufficient high quality temporary employees to meet its staffing demands.

     In an effort to attract a wide spectrum of employees, the IT Services Group offers diverse employment options and training programs. The two primary approaches the IT Services Group uses are full-time employee status with an annual salary irrespective of assignment, and hourly contingent worker status for which compensation is tied to the duration of the assignment.

ASSESSMENT AND TRAINING

     To better meet the needs and requirements of its clients and to enhance the marketability and job satisfaction of its employees, the Company uses a comprehensive system to assess and train its employees. The Company conducts extensive background, drug, and skills screening of potential temporary employees and contract consultants and provides these employees with written and video workplace orientation courses that are tailored to the practices and policies of specific clients. Computerized tutorials are available in the CORESTAFF Services branch offices for temporary employees wishing to upgrade their typing, data entry, spreadsheet, office automation, desktop publishing, or word processing skills. In addition, the IT Services Group maintains 13 domestic and foreign learning centers covering a broad spectrum of courses concerning mainframe applications development and maintenance, client/server technology, and desktop-user support. These learning centers are located in Austin and Dallas, Texas; Cleveland, Ohio; Raleigh, North Carolina; St. Louis, Missouri; Chicago and Springfield, Illinois; Tallahassee, Florida; Atlanta, Georgia; Rockville, Maryland, Rochester, New York and Hyderabad, India.

COMPETITION

     The market for IT solutions services includes a large number of competitors, is subject to rapid change and is highly competitive. Primary competitors in the IT solutions services market include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of the Company's competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on the Company.

     The staffing services industry is fragmented and highly competitive, with limited barriers to entry. Within local markets, smaller firms actively compete with the Company for business, and in most of these markets, no single company has a dominant share of the market. The Company also competes with larger full-service and specialized competitors that have significantly greater marketing, financial and other resources than the Company. The Company believes that the primary competitive factors in obtaining and retaining clients are the ability to provide a wide range of staffing services within an expansive geographic area, to understand the client's specific job requirements, to provide temporary personnel with the appropriate skills in a timely manner, to monitor quality of job performance, and to properly price services. The primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, responsiveness to work schedules, and the number of hours of work available. Management believes that the Company is highly competitive in these areas.

WORKERS' COMPENSATION PROGRAM; SAFETY PROGRAM

     The Company maintains workers' compensation insurance for all claims in excess of a deductible of $250,000 per occurrence and an aggregate $5 million limit of liability provision per year through May 31, 1997, increased to $10 million per year beginning June 1, 1997. The Company's insurance carrier currently requires the Company to maintain irrevocable letters of credit to cover potential losses related to the self-insurance portion of its program. Under its workers' compensation program, field personnel work in conjunction with a designated risk manager and a third-party administrator to manage claims and establish appropriate reserves for the deductible portion of claims. An independent actuary provides advice on overall workers' compensation costs as well as an actuarial valuation regarding the adequacy of the reserves for payments relating to the uninsured portion of workers' compensation claims. The reserve balances determined by the third-party administrator and Company management are adjusted to the amounts recommended by the actuary.

     The Company has a safety program in its branch offices to provide appropriate safety training to employees prior to job assignment. The risk manager and field personnel also perform safety inspections at customer locations to help determine potential risks for employee injury and to assist customers in making the workplace safer. Company policies prohibit staffing of high-risk work. Behavioral testing is also used to help reduce unnecessary claims.

EMPLOYEES


     At June 30, 1997, the Company employed approximately 1,800 full-time staff employees, the IT Solutions Group had approximately 800 full-time computer professionals, COMSYS had approximately 4,300 IT consultants on assignment and CORESTAFF Services had an average of approximately 25,000 employees on assignment per week. As of June 30, 1997, approximately 11% of the Company's IT professionals were citizens of other countries, with most of those in the U.S. working under H-1B temporary work permits. The Company is not a party to any collective bargaining agreements and considers its relationships with its employees to be satisfactory.


     The Company is responsible for and pays the employer's share of Social Security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance, and other costs relating to its temporary employees. The Company makes health insurance benefits available to its temporary employees. Generally, temporary employees with more than 1,000 hours of service per year are eligible to participate in the Company's 401(k) Retirement Savings Plan.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information and ages as of July 16, 1997 regarding each of the Company's directors and executive officers.


               NAME                 AGE                   POSITION WITH COMPANY
               ----                 ---                   ---------------------
Michael T. Willis.................  52    Chairman of the Board, Chief Executive Officer and
                                            President
Austin P. Young...................  56    Executive Vice President -- Finance and
                                            Administration; Director
Rocco N. Aceto....................  40    Executive Vice President -- Staffing Services;
                                            President of CORESTAFF Services
Joseph V. Amella..................  41    Executive Vice President -- Eastern Operations,
                                            Staffing Services
George W. Fink....................  49    Executive Vice President; President of COMSYS
                                            Information Technology Services
Kenneth R. Johnsen................  43    Executive Vice President; President of IT Solutions
Peter T. Dameris..................  37    Senior Vice President, General Counsel and Secretary
Edward L. Pierce..................  40    Senior Vice President, Chief Financial Officer and
                                            Assistant Secretary
Nuala Beck........................  45    Director
Charles H. Cotros.................  59    Director
Donald J. Edwards.................  31    Director
Bruce V. Rauner...................  41    Director
Charles R. Schneider..............  56    Director
John T. Turner....................  53    Director


     MICHAEL T. WILLIS has served as Chairman of the Board, Chief Executive Officer and President of the Company since its formation and has been in the personnel and temporary services industry for more than 20 years. Mr. Willis founded The Talent Tree Corporation ("Talent Tree") in 1976 and built it into one of the largest staffing services companies in the United States. Mr. Willis sold Talent Tree to Hestair plc in 1987 and then continued as President and Chief Executive Officer until April 1993. Mr. Willis is also a director of the Southwest Bank of Texas, a publicly-traded financial institution.

     AUSTIN P. YOUNG has served as a director and Executive Vice
President -- Finance and Administration of the Company since August 1996. Prior to joining the Company, Mr. Young served as Senior Vice President and Chief Financial Officer of American General Corporation. Prior to joining American General Corporation in 1987, Mr. Young was a partner with KPMG Peat Marwick where his career spanned 22 years.

     ROCCO N. ACETO has served as Executive Vice President -- Staffing Services since September 1996 and President of CORESTAFF Support Services, Inc. (formerly United Staffing Services, Inc.), a subsidiary of the Company, since August 1994. Mr. Aceto serves as President of CORESTAFF Services. Prior to joining the Company in August 1994, Mr. Aceto was a corporate Vice President and General Manager of Pagenet of Orange County, California from March 1992 to August 1994. From July 1980 until joining Pagenet, Mr. Aceto worked with Pitney Bowes where he served as a division Vice President.

     JOSEPH V. AMELLA has served as Executive Vice President -- Eastern Operations, Staffing Services since August 1994. Mr. Amella serves as President of the Eastern Division of CORESTAFF Services and has over 15 years of experience in the staffing industry. Prior to joining the Company, Mr. Amella served in various capacities with Talent Tree including Vice President and General Manager, and Senior Vice President -- Mid-Atlantic Division from March 1984 to April 1993.

     GEORGE W. FINK has served as an Executive Vice President of the Company and President of COMSYS Information Technical Services since September 1995. Prior to joining the Company, Mr. Fink was self-employed, managing a variety of personal investments. From June 1986 until July 1993 and from August 1993 until March 1994, Mr. Fink served as President and Chief Executive Officer of Remco America, Inc. and Rent-a-Center, respectively. Prior to joining Remco, Mr. Fink was a partner with Ernst & Young LLP and a director of the Houston Office Entrepreneurial Services Group.

     KENNETH R. JOHNSEN joined the Company in May 1997 as an Executive Vice President of the Company and President of IT Solutions. Prior to joining the Company, Mr. Johnsen was employed with IBM Corporation since 1975 in various managerial capacities, including Vice President of Worldwide Commercial Operations for IBM PC Company from January 1997 to May 1997, Vice President, Business Services and Business Development for ISSC, IBM's outsourcing subsidiary, from January 1994 to December 1996 and General Manager of IBM China/Hong Kong from September 1991 to December 1993.

     PETER T. DAMERIS has served as Senior Vice President, General Counsel and Secretary of the Company since September 1996. Mr. Dameris previously served as Vice President, General Counsel and Secretary since January 1995. Prior to joining the Company in January 1995, Mr. Dameris was a partner with the law firm of Cochran, Rooke and Craft, LLP and served as counsel to the Company since its formation in July 1993. Mr. Dameris was associated with Cochran, Rooke and Craft, LLP from June 1989 to January 1995.

     EDWARD L. PIERCE has served as Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company since September 1996. Mr. Pierce Previously served as Vice President-Finance and prior thereto as Vice President and Controller of the Company. Prior to joining the Company in November 1994, Mr. Pierce served in various capacities with American Oil and Gas Corporation, including Director of Accounting, Taxation and Reporting, Assistant Controller and Corporate Controller, from January 1990 to November 1994 and as an Audit Manager for Arthur Andersen LLP prior thereto.

     NUALA BECK has served as a director of the Company since April 1996. Ms. Beck, an international economist, serves as the President and is the founder of Nuala Beck & Associates, Inc., a management consulting firm. Ms. Beck also serves as a director of Ontario Hydro.

     CHARLES H. COTROS has served as a director of the Company since November 1995. Mr. Cotros has served as Executive Vice President and Chief Operating Officer of Sysco Corporation ("Sysco") since January 1995 and has held various positions for Sysco for more than the past five years. Mr. Cotros has also served as a director of Sysco since 1985 and is a member of the Executive Committee of the Board of Directors of Sysco.

     DONALD J. EDWARDS has served as a director of the Company since August 1995. Mr. Edwards joined Golder, Thoma, Cressey, Rauner, Inc. in August 1994 and became a Principal in April 1996. From September 1992 to June 1994, Mr. Edwards attended the Harvard Business School and received his MBA. Prior to that time, Mr. Edwards served as an analyst with Lazard Freres & Co. from August 1988 to January 1990 and as an associate from January 1990 to April 1992. Mr. Edwards also serves as a director of American Habilitation Services, Inc., Select Medical Corporation and Shahdill, Inc.

     BRUCE V. RAUNER has served as a director of the Company since July 1993. Mr. Rauner joined Golder, Thoma, Cressey, Rauner, Inc. in 1981 and became a Principal in 1984. Mr. Rauner also serves as a director of ERO Industries.

     CHARLES R. SCHNEIDER has served as a director of the Company since October 1994. Mr. Schneider founded U.S. Security Associates, Inc. and has served as its President and Chief Executive Officer and a director since November 1993. From October 1986 to November 1993, Mr. Schneider served as

President of Baker Industries, Inc. and as a Vice President of Borg-Warner Security Corp., the parent of Baker Industries, Inc., from August 1987 to September 1993.

     JOHN T. TURNER has served as a director of the Company since October 1994. Mr. Turner currently is self-employed, managing a variety of personal investments. From November 1990 to March 1993, Mr. Turner served as a Senior Vice President and director of The Loewen Group, Inc. Mr. Turner was also a founder of Paragon Family Services, Inc. and served as its President from November 1986 to November 1990.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of the Company's equity securities as of July 15, 1997: (i) by each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director of the Company, (iii) by each of the Named Officers, (iv) by all directors and officers of the Company as a group, and (v) each Selling Stockholder in the Stock Offerings. Except as otherwise noted, each stockholder has (i) sole voting and investment power with respect to such stockholder's shares of stock except to the extent that authority is shared by his or her spouse under applicable law and (ii) record and beneficial ownership with respect to such stockholders' shares of stock.



                                         SHARES OWNED BENEFICIALLY                  SHARES OWNED BENEFICIALLY
                                         PRIOR TO THE OFFERINGS(1)    SHARES TO       AFTER THE OFFERINGS(1)
                                         -------------------------       BE        ----------------------------
                                                       PERCENT OF    SOLD IN THE                   PERCENT OF
                 NAME                      NUMBER       CLASS(2)      OFFERINGS       NUMBER        CLASS(2)
                 ----                    -----------   -----------   -----------   ------------   -------------
SHARES OF COMMON STOCK:
  Golder, Thoma, Cressey Fund III
     Limited Partnership(3)............    8,701,921       27.1%       5,500,000     3,201,921       10.0%
  First Union Corporation(4)...........      940,749        2.9          500,000       440,749         1.4
  Michael T. Willis(5).................    3,238,761       10.1               --     3,238,761        10.1
  Rocco N. Aceto.......................       77,900      *                   --        77,900       *
  Joseph V. Amella.....................      131,190      *                   --       131,190       *
  Nuala Beck...........................          750      *                   --           750       *
  Charles H. Cotros....................        8,250      *                   --         8,250       *
  Peter T. Dameris.....................       94,650      *                   --        94,650       *
  Donald J. Edwards(6).................        2,250      *                   --         2,250       *
  George W. Fink.......................      160,655      *                   --       160,655       *
  Bruce V. Rauner(7)...................    8,701,921       27.1               --     3,201,921        10.0
  Charles R. Schneider.................       18,255      *                   --        18,255       *
  John T. Turner.......................        5,880      *                   --         5,880       *
  Austin P. Young......................       33,482      *                   --        33,482       *
  Putnam Investments, Inc.(8)..........    4,202,434       13.1               --     4,202,434        13.1
  Putnam Investment Management,
     Inc.(8)...........................    3,947,456       12.3               --     3,947,456        12.3
  Putnam New Opportunities Fund(8).....    1,675,000        5.2               --     1,675,000         5.2
  All officers and directors as a group
     (14 persons)......................   12,538,769       38.7               --     7,038,769        21.7


---------------

* Less than 1%

(1) Including 37,500, 21,000, 18,000, 18,000, 143,800 and 18,000 shares for
    Messrs. Willis, Young, Aceto, Amella, Fink and Dameris, respectively, and 750 shares for each of Messrs. Schneider, Turner, Cotros and Beck, purchasable within 60 days upon the exercise of stock options.

(2) Shares of Common Stock and shares of Non-Voting Common Stock, which are convertible into shares of Common Stock, are treated as a single class for purposes of the beneficial ownership table.


(3) Golder, Thoma, Cressey Fund III Limited Partnership's ("GTC III") sole general partner is Golder, Thoma, Cressey, Rauner Limited Partnership ("GTCR Partnership"). The address for GTC III is 6100 Sears Tower, Chicago, Illinois 60606.



(4) Includes 707,232 shares of Non-Voting Common Stock. The address for First Union Corporation is One First Union Center, 18th Floor, Charlotte, North Carolina 28288-0732.



(5) Mr. Willis has agreed to sell up to 900,000 shares of Common Stock to cover over-allotments, if any. If the over-allotment option is exercised in full, Mr. Willis would beneficially own 2,338,761 shares of Common Stock, or 7.3%, after the Stock Offerings. The address for Mr. Willis is 4400 Post Oak Parkway, Suite 1130, Houston, Texas 77027.



(6) Mr. Edwards is a Principal with Golder, Thoma, Cressey, Rauner, Inc. an affiliate of GTC III.



(7) Includes all of the shares of Common Stock owned by GTC III. Mr. Rauner is a general partner of GTCR Partnership, which serves as the sole general partner of GTC III and over which he may be deemed to have voting and investment power. The address for Mr. Rauner is 6100 Sears Tower, Chicago, Illinois 60606.



(8) The address for each of Putnam Investments, Inc., Putnam Investment Management, Inc. and Putnam New Opportunities Fund is One Post Office Square, Boston, Massachusetts 02109. Based on Schedule 13G dated January 27, 1997 of Putnam Investments, Inc., Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc., The Putnam Advisory Company, Inc. and Putnam New Opportunities Fund.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to the Certificate of Incorporation, the Company's authorized capital stock consists of 100,000,000 shares of Common Stock; 3,000,000 shares of Non-Voting Common Stock; and 5,000,000 shares of Preferred Stock. As of July 15, 1997, the Company had 32,081,745 shares of Common Stock issued and 31,397,745 shares outstanding; 707,232 shares of Non-Voting Common Stock issued and outstanding; and no shares of Preferred Stock issued or outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, after payment of the Company's debts and liabilities, the remaining assets of the company on a ratable basis. This right, however, is subject to (i) any prior liquidation rights of Preferred Stock then outstanding (to the extent such rights are designated by the Board of Directors) and (ii) any rights of holders of Preferred Stock to share ratably with holders of Common Stock in all assets remaining after payment of liabilities and liquidation preferences (to the extent such rights are designated by the Board of Directors). The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock currently outstanding are fully paid and non-assessable.

NON-VOTING COMMON STOCK

     Except as required by applicable law, the holders of Non-Voting Common Stock are not entitled to vote in the election of directors or on any other matters submitted to a vote of stockholders. In addition, Non-Voting Common Stock (i) may only be issued to and held by a "Regulated Stockholder" which is defined in the Certificate of Incorporation to be an entity subject to the Federal Reserve Board's rules and regulations, (ii) may be converted into Common Stock at any time at the option of the holder thereof on a one-for-one basis; provided, however, any such conversion may only be made if in the opinion of the holder of the Non-Voting Common Stock the regulations of the Federal Reserve Board in effect at such time would not prohibit a national bank holding company from holding such shares of Common Stock, and (iii) is subject to the same dividend and liquidation preferences and benefits as the Common Stock. Except for the restrictions on ownership, voting, and conversion, the Non-Voting Common Stock is substantially similar to the Common Stock.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it currently has no intention to do so, the Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

     The Certificate of Incorporation and the Bylaws of the Company contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy contests. Set forth below is a description of such provisions in the Certificate of Incorporation and the Bylaws. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

     Pursuant to the Certificate of Incorporation, directors, other than those, if any, elected by the holders of Preferred Stock, can be removed from office by the affirmative vote of the holders of 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote thereon ("Voting Stock"). Vacancies on the Board of Directors may be filled by the remaining directors and does not require stockholder approval.

     The Certificate of Incorporation of the Company provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year term. The classification of the Board of Directors makes it more difficult to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes, without limitation, a merger, assets or stock sale, or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

     In addition, the Company's Certificate of Incorporation provides that in addition to any other vote required by law, the following actions involving the Company or its subsidiaries and an interested stockholder (an "interested stockholder" is defined in the Certificate of Incorporation to generally include any person, entity or group which beneficially owns 10% or more of the outstanding Voting Stock of the Company) shall require the affirmative vote of both the holders of shares constituting 66 2/3% of the Voting Stock of the Company and the holders of the majority of the shares of Common Stock at the time outstanding, given in person or by proxy at a meeting called for such purpose at which the holders of Common Stock shall vote separately as a class
(a) for any merger, consolidation or reorganization, (b) for any sale, lease, exchange, mortgage, pledge, transfer or other disposition of (1) the Company's or its subsidiaries' assets to an interested stockholder or (2) an interested stockholder's assets to the Company or its subsidiaries, (c) for any issuance, sale, exchange, disposition or other transfer or any reclassification or recapitalization of any securities of the Company or its subsidiaries with a value of $1.0 million or more, and (d) for certain other material corporate transactions with an interested stockholder; provided, however, in the event neither (y) more than 66 2/3% of the Company's directors shall have expressly approved the transaction or (z) the stockholders receive a fair price for their holdings and other requirements are fulfilled as set forth in the Certificate of Incorporation, such special vote of the stockholders shall not be required. A "fair price" shall be deemed to be an amount equal to the highest amount of consideration paid by the interested stockholder for a share of Common Stock of Non-Voting Common Stock (collectively, "Common Equity") at any time within a two year period immediately prior to the date such interested stockholder became an interested stockholder and during any time while such interested stockholder was an interested stockholder.

     The Certificate of Incorporation provides that except as otherwise provided for with respect to the rights of holders of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of the stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders, unless the actions to be effected by written consent of the stockholders and the taking of such action by such written consent has been expressly approved in advance by the Board of Directors of the Company. This provisions makes it difficult for stockholders to initiate or effect an action by written consent, and thereby effect an action opposed by the Board of Directors. The Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called only by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, or the President of the Company, the Board of Directors of the Company, or the holders of at least 25% of the outstanding Voting Stock. In addition, the Bylaws set forth an advance notice procedure with regard to business to be brought before an annual meeting of stockholders of the Company.

     The Certificate of Incorporation further provides that the Board of Directors, by a majority vote, may adopt, alter, amend or repeal provisions of the Bylaws. However, stockholders may only adopt, alter, amend or repeal provisions of the Bylaws by a vote of 66 2/3% or more of the combined voting power of the then outstanding Voting Stock. In addition, the Certificate of Incorporation provides that whenever any vote of Voting Stock is required by law to amend, alter, repeal or rescind ("Change") any provision thereof, then, in addition to any affirmative vote required by law (i) the affirmative vote of 66 2/3% or more of the combined voting power of the then outstanding shares of Voting Stock is required to Change certain provisions of the Certificate of Incorporation, including the provisions referred to above relating to interested stockholder transactions, the filling of vacancies on the Board of Directors, the removal of directors, the limitations on stockholder action by written consent, the calling of special meetings by stockholders and the approval of amendments to the Company's Bylaws and (ii) if at such time there exists one or more interested stockholders, such Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of Voting Stock beneficially owned by persons other than the interested stockholder or any affiliate or associate thereof.

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION

     The Certificate of Incorporation of the Company limits the liability of the directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Accordingly, pursuant to the terms of the DGCL as presently in effect, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts and omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, such provisions do not limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases. The Certificate of Incorporation also provides that if the DGCL is amended after the approval of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director of the Company will be eliminated or limited to the full extent permitted by the DGCL, as so amended. In addition, the Certificate of Incorporation provides that the Company may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company who is or was serving, at the request of the Corporation, as director, officer, employer, or agent for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person for such liability under the DGCL.

     In addition, the Bylaws, in substance, require the Company to indemnify each person who is or was, a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Delaware in the event he/she is involved in legal proceedings by reason of the fact that he/she is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership or other enterprise. The Company is also required to advance to such persons payments incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are non-exclusive.

INDEMNIFICATION AGREEMENTS

     Each director of the Company has also entered into an indemnification agreement with the Company (the "Indemnification Agreements"). The Indemnification Agreements are intended to permit indemnification which may be broader than specifically provided by law. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

     The Indemnification Agreements cover most monetary liabilities paid in settlement or defense of claims if the indemnified party acted in good faith and in the manner he or she believed to be in or not opposed to the best interests of the Company or, with respect to a criminal proceeding, had no reason to believe his or her conduct was unlawful. The determination as to whether such standard of conduct has been met is determined by a majority of disinterested directors of if there are no such directors, by independent legal counsel of the stockholders. The Indemnification Agreements cover claims relating to the fact that the indemnified party is or was a director, officer, employee, or agent of the Company or its subsidiary, or is or was serving at the request of the Company as a director, officer, employee, or agent for another entity. The Indemnification Agreements also obligate the Company to promptly advance all expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse the Company for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the Indemnification Agreements is not exclusive of any other indemnity rights.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Stock Offerings, the Company will have outstanding 31,897,745 shares of Common Stock and 207,232 shares of Non-Voting Common Stock (assuming no exercise of outstanding options or conversion of the Notes). Of such shares, 6,960,842 shares of Common Stock and 207,232 shares of Non-Voting Common Stock are considered "restricted securities" for the purpose of Rule 144 under the Securities Act and may only be sold if they are registered under the Securities Act or if an exemption from registration is available, including an exemption afforded by Rule 144 under the Securities Act. Upon the expiration of certain lockup agreements, most of the restricted securities will be eligible for sale in the public market under Rule 144 or Rule 701 of the Securities Act as described below.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her restricted securities for at least one year but less than two years, is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who owns shares that have not been held by the Company or an affiliate of the Company for at least two years, would be entitled to sell the shares under Rule 144(k) without compliance with the limitations described above. Restricted securities properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act unless thereafter held by an affiliate of the Company.

     In general, under Rule 701 under the Securities Act, any employee, officer, or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Such provisions permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

     The Company has reserved an aggregate of 3,840,000 shares of Common Stock for issuance pursuant to the 1995 Plan. The Company has filed a registration statement under the Securities Act with respect to the shares reserved for issuance under the 1995 Plan. The Company has reserved an aggregate of 450,000 shares of Common Stock for issuance pursuant to the Stock Purchase Plan. The Company has filed a registration statement under the Securities Act with respect to the shares reserved for issuance under the Stock Purchase Plan. In addition,
the Company has reserved        shares of Common Stock for issuance upon
conversion of the Notes.

     Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

REGISTRATION RIGHTS


     GTC III, First Union, Michael T. Willis, the Leslie J. Cohen Trust, William
L. Caudell, Daniel L. Shimer, Peter T. Dameris, Rocco N. Aceto, Joseph V. Amella, John T. Turner and Charles R. Schneider are parties to a Registration Agreement with the Company (the "Registration Agreement") under which each has certain rights with respect to the registration under the Securities Act, for resale to the public, of an aggregate of 7,168,074 shares of Common Stock and Non-Voting Common Stock (the "Registrable Shares") after giving effect to the completion of the Stock Offerings (6,268,074 shares if the Underwriters' over-allotment option is exercised in full). The Registration Agreement provides that in the event the Company proposes to register any of its securities under the Securities Act and the registration form to be used to register such securities may also be used for the registration of the Registrable Shares, such stockholders will be entitled to include Registrable Shares in such registration, subject to certain conditions and limitations, including the right of the managing underwriter of any such offering to exclude for marketing reasons all or some of the Registrable Shares from such registration. In addition, GTC III and First Union each have the right, subject to certain conditions and limitations, to require the Company to register such Registrable Shares on a Form S-1 on no more than three occasions or on a Form S-2 or S-3 or any other similar short-form registration, if available, on an unlimited number of occasions. The Company will be obligated to pay all expenses associated with the exercise of such registration rights other than underwriting discounts or commissions incurred in connection with such registration.

                                  UNDERWRITERS

     Under the terms of and subject to the conditions contained in an Underwriting Agreement dated as of the date hereof (the "Common Stock Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Montgomery Securities and The Robinson-Humphrey Company, Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International, Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette International, Montgomery Securities and The Robinson-Humphrey Company, Inc. are acting as International Representatives, have severally agreed to purchase, and the Selling Stockholders have agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                        UNDERWRITING                          NUMBER OF SHARES
                        ------------                          ----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.........................
  Goldman, Sachs & Co.......................................
  Alex. Brown & Sons Incorporated...........................
  Donaldson, Lufkin & Jenrette Securities Corporation.......
  Montgomery Securities.....................................
  The Robinson-Humphrey Company, Inc........................

                                                              ----------------
          Subtotal..........................................         5,000,000
                                                              ================
International Underwriters:
  Morgan Stanley & Co. International Limited................
  Goldman Sachs International...............................
  Alex. Brown & Sons Incorporated...........................
  Donaldson, Lufkin & Jenrette International................
  Montgomery Securities.....................................
  The Robinson-Humphrey Company, Inc........................
                                                              ----------------
          Subtotal..........................................         1,000,000
                                                              ----------------
          Total.............................................         6,000,000
                                                              ================

     The U.S. Underwriters and the International Underwriters and the U.S. Representatives and the International Representatives are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Common Stock Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment described below) if any such shares are taken.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any Shares for the account of anyone other than a United States or Canadian Person (as defined herein) and
(ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any Shares for the account of any United States or Canadian person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein "United States or Canadian person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person. All shares of Common Stock to be purchased by the Underwriters are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be lawfully issued or passed on.

     The Underwriters initially propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess
of $          per share under the public offering price. An Underwriter may allow, and such dealers may reallow, a concession not in excess of $ per share to other Underwriters or to certain other dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

     Michael T. Willis has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 900,000 additional Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Shares offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Shares as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of Shares set forth next to the names of all U.S. Underwriters in the preceding table.

     Each of the Company and the directors and executive officers of the Company and the Selling Stockholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days (45 days in the case of the directors and executive officers) after the date of this Prospectus, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, loan or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or
(ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is settled by delivery of Common Stock or such other securities, in cash or otherwise. Each of the Selling Stockholders has also agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock. The restriction on the Company is subject to exceptions for the issuance of Common Stock pursuant to existing director and employee benefit plans and as payment for acquisitions by the Company. The restriction on the officers, directors and Selling Stockholders is subject to exceptions for charitable contributions and estate planning so long as the recipient or donee is subject to a similar restricted transfer period.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time. The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the NASDAQ electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Underwriters have engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future.

     The Company has provided staffing services to Morgan Stanley & Co. Incorporated in the past, and may continue to do so in the future.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of CORESTAFF, Inc. appearing in CORESTAFF, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 and appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and included or incorporated by reference herein. Such consolidated financial statements have been included or incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        CORESTAFF, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
Report of Independent Auditors..............................     F-2
Consolidated Balance Sheets as of December 31, 1995 and
  1996......................................................     F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1994,
  1995 and 1996.............................................     F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1994,
  1995 and 1996.............................................     F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1994,
  1995 and 1996.............................................     F-6
Notes to Consolidated Financial Statements..................     F-7
Consolidated Balance Sheet as of June 30, 1997
  (Unaudited)...............................................    F-17
Consolidated Statements of Operations for the Six Months
  Ended June 30, 1996 and 1997 (Unaudited)..................    F-18
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 1996 and 1997 (Unaudited)..................    F-19
Notes to Unaudited Consolidated Financial Statements........    F-20

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
CORESTAFF, Inc.

We have audited the accompanying consolidated balance sheets of CORESTAFF, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CORESTAFF, Inc. and subsidiaries at December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Houston, Texas
February 5, 1997

                        CORESTAFF, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Current Assets:
  Cash and cash equivalents.................................  $  4,091    $  6,521
  Accounts receivable, net of allowance of $891 and
     $1,637.................................................    54,453     126,302
  Prepaid expenses and other................................     2,583      10,450
  Deferred income taxes.....................................     1,740       2,817
                                                              --------    --------
          Total current assets..............................    62,867     146,090
Fixed Assets, net...........................................     6,005      16,503
Intangible Assets, net of accumulated amortization of $2,906
  and $8,106................................................    81,277     231,475
Other Assets................................................     2,221       2,329
                                                              --------    --------
Total Assets................................................  $152,370    $396,397
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt........................  $  2,063    $    456
  Accounts payable..........................................     8,682      17,089
  Payroll and related taxes.................................     9,955      21,045
  Self-insurance reserve....................................     2,026       2,374
  Amounts due sellers of acquired businesses................     5,972       9,615
  Other.....................................................       504       1,196
                                                              --------    --------
          Total current liabilities.........................    29,202      51,775
Non-current Self-insurance Reserve..........................     3,461       2,279
Long-term Debt, net of current maturities...................    43,315     107,839
Deferred Income Taxes and Other.............................     1,227       3,587
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, par value $.01; 5,000,000 shares
     authorized; none outstanding
  Common stock, par value $.01
     Common stock -- 40,000,000 shares authorized,
      26,243,144 and 31,944,657 shares issued...............       175         319
     Class B (non-voting) -- 3,000,000 shares authorized,
      1,679,584 and 707,232 shares issued...................        11           7
Additional paid-in capital..................................    70,637     210,034
Retained earnings...........................................     5,420      21,767
                                                              --------    --------
                                                                76,243     232,127
                                                              --------    --------
Less -- 684,000 shares of common stock held in treasury, at
  cost......................................................      (188)       (188)
Less -- notes receivable from stockholders..................      (890)       (787)
Less -- deferred compensation...............................        --        (235)
                                                              --------    --------
          Total stockholders' equity........................    75,165     230,917
                                                              --------    --------
Total Liabilities and Stockholders' Equity..................  $152,370    $396,397
                                                              ========    ========

                See notes to consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1994        1995        1996
                                                             --------    --------    --------
Revenues from Services.....................................  $163,351    $344,548    $596,101
Cost of Services...........................................   129,543     262,092     451,505
                                                             --------    --------    --------
Gross Profit...............................................    33,808      82,456     144,596
Operating Costs and Expenses:
  Selling, general and administrative......................    26,999      60,434     100,349
  Depreciation and amortization............................     1,933       4,215       7,522
                                                             --------    --------    --------
                                                               28,932      64,649     107,871
                                                             --------    --------    --------
Operating Income...........................................     4,876      17,807      36,725
Other Income (Expense):
  Interest expense.........................................    (2,276)     (6,978)     (4,656)
  Write-down of business held for sale.....................        --          --      (1,400)
  Other, net...............................................       111         118         334
                                                             --------    --------    --------
                                                               (2,165)     (6,860)     (5,722)
                                                             --------    --------    --------
Income before Income Taxes and Extraordinary Loss..........     2,711      10,947      31,003
Provision for Income Taxes.................................     1,162       4,590      13,609
                                                             --------    --------    --------
Income Before Extraordinary Loss...........................     1,549       6,357      17,394
Extraordinary Loss on Early Extinguishment of Debt, net of
  income tax benefit of $547...............................        --          --        (940)
                                                             --------    --------    --------
Net Income.................................................  $  1,549    $  6,357    $ 16,454
                                                             ========    ========    ========
Earnings per Common Share:
  Before extraordinary loss................................  $   0.07    $   0.29    $   0.57
  Extraordinary loss.......................................        --          --       (0.03)
                                                             --------    --------    --------
  Net income...............................................  $   0.07    $   0.29    $   0.54
                                                             ========    ========    ========
Number of Shares Used to Compute Earnings per
  Common Share.............................................    17,587      19,715      30,365
                                                             ========    ========    ========


                See notes to consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                                  NOTES                   TOTAL
                                           COMMON STOCK     ADDITIONAL                          RECEIVABLE    DEFERRED    STOCK-
                             PREFERRED   ----------------    PAID-IN     RETAINED   TREASURY       FROM       COMPEN-    HOLDERS'
                               STOCK     COMMON   CLASS B    CAPITAL     EARNINGS    STOCK     STOCKHOLDERS    SATION     EQUITY
                             ---------   ------   -------   ----------   --------   --------   ------------   --------   --------
Balance at December 31,
  1993.....................     $--       $ 71      $--      $  3,826    $  (253)    $  --        $ (40)       $  --     $  3,604
Repurchase of 684,000
  shares of common stock...                                                           (188)                                  (188)
Sale of 684,000 shares of
  Class B common stock
  (non-voting).............                           7           181                                                         188
Sale of 380,000 shares of
  common stock, net........                  4                     96                              (100)
Sale of 145,000 shares of
  preferred stock, net.....       2                            14,330                                                      14,332
Net income.................                                                1,549                                            1,549
                                ---       ----      ---      --------    -------     -----        -----        -----     --------
Balance at December 31,
  1994.....................       2         75        7        18,433      1,296      (188)        (140)          --       19,485
Sale of 20,679.794 shares
  of preferred stock,
  net......................                                     2,047                                                       2,047
Repurchase of 152,000
  shares of common stock...                                                           (371)          40                      (331)
Sale of 4,037,560 shares of
  common stock.............                 40                 59,417                  371         (790)                   59,038
Conversion of 87,014.6089
  shares of preferred stock
  into 482,075 shares of
  common stock.............      (1)         4                     (3)
Conversion of 5,560.2425
  shares of preferred stock
  into 62,482 shares of
  Class B common stock
  (non-voting).............
Redemption of 92,573.8504
  shares of preferred
  stock....................      (1)                           (9,257)                                                     (9,258)
Preferred stock
  dividends................                                               (2,173)                                          (2,173)
Net income.................                                                6,357                                            6,357
Three-for-two stock split
  (issuance of 5,603,809
  and 373,241 shares of
  common stock and Class B
  common stock (non-
  voting), respectively)...                 56        4                      (60)
                                ---       ----      ---      --------    -------     -----        -----        -----     --------
Balance at December 31,
  1995.....................      --        175       11        70,637      5,420      (188)        (890)          --       75,165
Sale of 3,395,696 shares of
  common stock.............                 33                139,077                                                     139,110
Issuance of 10,482 shares
  of restricted common
  stock, net...............                                       320                                           (235)          85
Repayment of stockholders'
  notes....................                                                                         103                       103
Conversion of 648,235
  shares of Class B common
  stock (non-voting) into
  648,235 shares of common
  stock....................                  6       (6)
Net income.................                                               16,454                                           16,454
Three-for-two stock split
  (issuance of 10,394,800
  and 235,744 shares of
  common stock and
  Class B common stock
  (non-voting),
  respectively)............                105        2                     (107)
                                ---       ----      ---      --------    -------     -----        -----        -----     --------
Balance at December 31,
  1996.....................     $--       $319      $ 7      $210,034    $21,767     $(188)       $(787)       $(235)    $230,917
                                ===       ====      ===      ========    =======     =====        =====        =====     ========

                See notes to consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1994        1995        1996
                                                            --------    --------    ---------
Cash flows from operating activities:
  Net income..............................................  $  1,549    $  6,357    $  16,454
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization........................     1,933       4,215        7,522
     Amortization of deferred loan costs..................       102         546          304
     Deferred income tax benefit (provision)..............    (1,800)     (1,108)         673
     Self-insurance reserve...............................     2,502        (776)      (1,009)
     Write-down of business held for sale.................        --          --        1,400
     Loss on extinguishment of debt.......................        --          --        1,487
     Provision for doubtful accounts......................       308         476          641
     Loss (gain) on disposal of assets....................         8          69          (27)
     Changes in assets and liabilities net of effects of
       acquisitions:
       Accounts receivable................................    (8,099)     (5,619)     (39,289)
       Prepaid expenses and other.........................       208        (607)      (5,223)
       Accounts payable...................................     1,736       1,433        2,706
       Accrued liabilities................................     1,059       1,071       (3,800)
                                                            --------    --------    ---------
          Net cash provided by (used in) operating
            activities....................................      (494)      6,057      (18,161)
                                                            --------    --------    ---------
Cash flows from investing activities:
  Cash paid for acquisitions, net of cash acquired........   (55,836)    (39,733)    (168,058)
  Capital expenditures....................................    (1,941)     (3,005)     (11,735)
  Payments received on stockholders' notes................        --          --          103
  Proceeds from sale of assets............................        --          --          116
  Other...................................................     1,203        (207)      (1,605)
                                                            --------    --------    ---------
          Net cash used in investing activities...........   (56,574)    (42,945)    (181,179)
                                                            --------    --------    ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt................    68,255      84,684      252,538
  Payments on long-term debt..............................   (21,388)    (97,665)    (189,878)
  Net proceeds from sale of preferred stock...............    14,356       2,047           --
  Net proceeds from sale of common stock..................       188      59,038      139,110
  Repurchase of common stock..............................      (188)       (331)          --
  Redemption of preferred stock...........................        --      (9,258)          --
  Payment of dividends on preferred stock.................        --      (2,173)          --
                                                            --------    --------    ---------
          Net cash provided by financing activities.......    61,223      36,342      201,770
                                                            --------    --------    ---------
Net increase (decrease) in cash and cash equivalents......     4,155        (546)       2,430
Cash and cash equivalents at beginning of year............       482       4,637        4,091
                                                            --------    --------    ---------
Cash and cash equivalents at end of year..................  $  4,637    $  4,091    $   6,521
                                                            ========    ========    =========
Cash paid during the year for:
  Interest, net of capitalized amounts....................  $  1,625    $  6,518    $   4,002
  Income taxes............................................  $  2,391    $  5,717    $  11,313

                See notes to consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of CORESTAFF, Inc. (the "Company"), and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

     All short-term investments with an original maturity of 90 days or less are considered cash equivalents.

  Fixed Assets

     Fixed assets are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Amortization of leasehold improvements is computed on a straight-line basis over the useful life of the asset or lease term, whichever is shorter. Accumulated depreciation and amortization was $2.6 million and $5.5 million at December 31, 1995 and 1996, respectively.

  Intangible Assets

     Intangible assets primarily consist of goodwill associated with the acquired businesses. Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets consist of non-compete agreements, which are amortized over the term of the agreement. In the event that facts and circumstances indicate intangible or other long-lived assets may be impaired, the Company evaluates the recoverability of such assets. The estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary.

     In the fourth quarter of 1996, the Company recognized a one-time charge to earnings of $1.4 million for the write-down of goodwill associated with its physical therapy staffing business, a non-core business that was sold in January 1997. After reflecting this write-down, the Company believes all intangible or other long-lived assets are fully realizable as of December 31, 1996.

  Revenue Recognition

     Revenue is recognized at the time the services are provided.

  Income Taxes

     The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Self-Insurance

     The Company self-insures most of its workers' compensation exposure. Consulting actuaries are used by the Company to assist in the determination of its liability, which is calculated using a claims-incurred method.

  Earnings per Common Share

     Earnings per common share were computed by dividing net income applicable to common stock (net income less preferred stock dividends in arrears applicable to the period) by the weighted average number of shares of common stock and common stock equivalents outstanding during the period giving effect to the

                        CORESTAFF, INC. AND SUBSIDIARIES
dilutive effect of common stock issued within one year prior to the Company's initial public offering in November 1995 (the "IPO"). Common stock equivalents consisted of the number of shares issuable on exercise of the outstanding stock options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of the common stock during the period. The dilutive effect of common stock issued within one year prior to the IPO for the periods prior to issuance was determined in the same manner except that the IPO price of $7.55 per share (which has been adjusted for the two three-for-two stock splits discussed in Note 5) was used for the repurchase price.

     Earnings per common share for 1994 and 1995 as shown in the accompanying statements of operations were determined in the same manner as described above, except that the conversion of one-half of the preferred stock into common stock (See Note 5) was assumed to have occurred as of the beginning of the periods. Net income applicable to common stock was increased by the dividends in arrears applicable to the preferred stock converted. Historical earnings per common share were $0.04 and $0.26 for the years ended December 31, 1994 and 1995, respectively. Net income applicable to common stock was $748,000 and $5,041,000 for the years ended December 31, 1994 and 1995, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Stock Options

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB 25") in accounting for its employee stock options. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which established a fair-value based method of accounting for stock-based compensation plans, are set forth in Note 6.

  Reclassifications

     Certain reclassifications have been made to the prior years' consolidated financial statements to conform with the current year presentation.

                        CORESTAFF, INC. AND SUBSIDIARIES

2. ACQUISITIONS

     Through December 31, 1996, the Company had acquired 26 businesses in the staffing industry. The Company's acquisition activity and a brief description of the material acquisitions follow:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1994       1995        1996
                                                       -------    -------    --------
Acquisitions completed:
  Information Technology ("IT") Services.............        1          1          10
  Staffing Services..................................        3          4           4
  Other..............................................       --          1          --
                                                       -------    -------    --------
          Total......................................        4          6          14
                                                       =======    =======    ========
Purchase consideration (in thousands):
  Cash paid..........................................  $58,102    $40,304    $174,393
  Amounts due sellers of acquired businesses.........       --         --       9,615
  Liabilities assumed................................   21,935     15,093      16,067
                                                       -------    -------    --------
          Fair value of assets acquired (including
            intangibles).............................  $80,037    $55,397    $200,075
                                                       =======    =======    ========

     In April 1994, the Company acquired United Temporary Services, Incorporated and United Personnel Systems, a California-based staffing services business, for $19.9 million in cash. In August 1994, the Company acquired TSTP Corp., a Maryland-based staffing services business, for $17.3 million in cash. In September 1994, the Company acquired COMSYS Technical Services, Inc., a Maryland-based IT services business, for $20.9 million in cash.

     In June 1995, the Company acquired Cutler-Williams Incorporated, a Texas-based IT services business, for $28.3 million in cash.

     In January 1996, the Company acquired Datronics Management, Inc., a New York-based IT services business, and its United Kingdom affiliate, Datronics U.K. Limited, for $19.2 million in cash. In April 1996, the Company acquired Regal Data Systems, Inc., a New Jersey-based IT services business, for $21.7 million in cash and a note payable for $0.1 million. In June 1996, the Company acquired Data Aid, Inc., an Alabama-based IT services business, for $23.2 million in cash. In September 1996, the Company acquired On-Line Resources, Inc., a Florida-based IT services business, for $17.9 million in cash. In October 1996, the Company acquired substantially all of the assets of Transworld Services Group, Inc., a Florida-based staffing services business, for $18.1 million in cash. In December 1996, the Company acquired substantially all of the assets of Telos Consulting Services, a California-based IT services business, for $31.4 million in cash.

     All the acquisitions made by the Company have been accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired companies are included in the Company's consolidated results of operations from the date of acquisition. In certain transactions, the sellers are also entitled to contingent consideration based on the increase in earnings before interest and taxes ("EBIT"), as defined. As of December 31, 1996, the Company had accrued $9.6 million for additional purchase consideration due sellers based on the increase in the acquired companies' EBIT for 1996. The aggregate contingent consideration due sellers based on increases in EBIT for future years is capped at $4.5 million. The payment of any contingent consideration will increase the amount of goodwill related to the acquisition.

     The following unaudited results of operations have been prepared assuming the acquisitions described above and the conversion of one-half of the preferred stock into common stock in November 1995 had occurred as of the beginning of the periods presented. These results are not necessarily indicative of results of

                        CORESTAFF, INC. AND SUBSIDIARIES
future operations nor of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------    -----------
                                                                    (IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
Revenues from services......................................     $601,289       $734,186
Income before extraordinary loss............................     $  6,019       $ 19,639
Net income..................................................     $  6,019       $ 18,699
Earnings per common share:
Income before extraordinary loss............................     $   0.27       $   0.65
Extraordinary loss..........................................           --          (0.03)
                                                                 --------       --------
          Net income........................................     $   0.27       $   0.62
                                                                 ========       ========

3. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
                                                                (IN THOUSANDS)
Borrowings under Senior Credit Agreement:
  $200 million revolving credit facility, interest at bank's base rate or London Interbank Offered Rate ("LIBOR")
     plus the applicable margin of 0.625% to 1.375%,
     depending on the leverage ratio (weighted rate of 6.64%
     at December 31, 1996), due November 2001...............  $    --    $107,500
  $130 million revolving credit facility, interest at bank's base rate or LIBOR plus 1.25% to 2.50% (weighted rate
     of 7.36% at December 31, 1995), repaid in November
     1996...................................................   43,122          --
  Other.....................................................    2,256         795
                                                              -------    --------
                                                               45,378     108,295
  Less current maturities...................................    2,063         456
                                                              -------    --------
                                                              $43,315    $107,839
                                                              =======    ========

     In November 1996, the Company entered into a new Senior Credit Agreement (the "Agreement"), which provides for borrowings under a revolving credit facility of up to the lesser of $200 million or 3.5 times Pro Forma Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization of all acquired companies for the preceding twelve-month period). The Company may request that the commitment be raised to $250 million. A commitment fee of 0.18% to 0.25%, depending on the leverage ratio, is payable on the unused portion of the commitment. The Agreement contains certain covenants which, among other things, limit the payment of dividends and require the maintenance of certain financial ratios. The Agreement is secured by a pledge of the stock of the material subsidiaries of the Company. As of December 31, 1996, the Company had remaining availability under the Agreement (after deducting outstanding letters of credit of $4.9 million) of $87.6 million.

     In the fourth quarter of 1996, the Company recorded an extraordinary loss of $1.4 million ($0.9 million after income taxes, or $0.03 per share) in connection with the early extinguishment of its $130 million revolving credit facility. This loss related to the write-off of the deferred loan costs of this facility.

                        CORESTAFF, INC. AND SUBSIDIARIES

     During 1995, a financial institution, which owns all the Company's Class B (non-voting) common stock, provided the Company with a $10 million senior subordinated note. Borrowings under this note accrued interest at LIBOR, plus
4.5 percent. The Company paid an up-front fee of $0.3 million to the institution for arranging the financing. This note, plus accrued interest, was repaid out of the proceeds of the IPO.

4. INCOME TAXES

     The provision for income taxes consisted of the following:


                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1994      1995       1996
                                                         ------    -------    -------
                                                                (IN THOUSANDS)
Current:
  Federal..............................................  $2,582    $ 5,098    $11,626
  State................................................     380        600      1,310
                                                         ------    -------    -------
                                                          2,962      5,698     12,936
                                                         ------    -------    -------
Deferred:
  Federal..............................................  (1,530)      (967)       788
  State................................................    (270)      (141)      (115)
                                                         ------    -------    -------
                                                         (1,800)    (1,108)       673
                                                         ------    -------    -------
                                                         $1,162    $ 4,590    $13,609
                                                         ======    =======    =======


     The differences between income taxes computed at the federal statutory income tax rate and the provision for income taxes are as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1994      1995      1996
                                                          ------    ------    -------
                                                                (IN THOUSANDS)
Income taxes computed at federal statutory income tax
  rate..................................................  $  922    $3,731    $10,850
  State income taxes, net of federal benefit............     103       498      1,282
  Non-deductible portion of business meals,
     entertainment and other............................      67       184        669
Amortization of non-deductible goodwill.................      70       177        436
Write-down of business held for sale....................      --        --        372
                                                          ------    ------    -------
Provision for income taxes..............................  $1,162    $4,590    $13,609
                                                          ======    ======    =======

     The net current and non-current components of deferred income taxes reflected in the consolidated balance sheets are as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
                                                               (IN THOUSANDS)
Net current assets..........................................  $1,740    $2,817
Net non-current liabilities.................................     755     3,417
                                                              ------    ------
Net asset (liability).......................................  $  985    $ (600)
                                                              ======    ======

                        CORESTAFF, INC. AND SUBSIDIARIES

     Deferred tax assets and liabilities were comprised of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Self-insurance reserve....................................  $ 2,439    $ 2,008
  Non-compete agreements....................................      453        713
  Bad debt allowances.......................................      297        567
  Vacation pay..............................................      144        426
  Other.....................................................       46        264
                                                              -------    -------
          Total deferred tax assets.........................    3,379      3,978
                                                              -------    -------
Deferred tax liabilities:
  Goodwill..................................................     (880)    (2,658)
  Excess financial over tax basis of acquisitions...........   (1,443)    (1,621)
  Other.....................................................      (71)      (299)
                                                              -------    -------
          Total deferred tax liabilities....................   (2,394)    (4,578)
                                                              -------    -------
Net deferred tax asset (liability)..........................  $   985    $  (600)
                                                              =======    =======

5. STOCKHOLDERS' EQUITY

     Preferred stock. The Company's preferred stock, which was outstanding prior to the IPO, had a liquidation value of $100 per share and entitled the holders to receive cumulative dividends at 8% per annum of the sum of the liquidation value plus all accumulated and unpaid dividends. In November 1995, one-half of the outstanding shares of preferred stock was converted into common stock at the IPO price of $7.55 per share and the remainder of the outstanding shares were redeemed out of the proceeds from the IPO. Dividends in arrears of $2.2 million were also paid out of the proceeds from the IPO.

     Common stock. During 1996, the Board of Directors authorized two three-for-two stock splits, effected in the form of stock dividends. All references in the financial statements to number of shares outstanding and related prices, per share amounts and stock option plan data have been restated to reflect the stock splits. The stock splits resulted in the issuance of approximately 16.6 million new shares of common stock and a reclassification of approximately $0.2 million from retained earnings to common stock representing the par value of the shares issued.

     Under terms of an agreement, 3,420,000 shares of the Company's common stock were issued to key executives and management. In connection with certain of these issuances, the Company received notes from the executives as consideration. These notes, which total $0.9 million and $0.8 million at December 31, 1995 and 1996, respectively, are secured by the common stock, bear interest at 8% per year and are due on demand. These shares became fully vested in connection with the IPO.

     In November 1995, the Company completed its IPO of 8,538,750 shares of its common stock at $7.55 per share. Net proceeds from the IPO were approximately $59 million. The proceeds were used to (i) redeem the outstanding preferred stock, plus accrued dividends, (ii) repay the $10 million senior subordinated note, plus accrued interest, and (iii) pay down of borrowings by approximately $38 million.

     In May 1996, the Company completed a second public offering of 8,259,030 shares (4,950,000 shares sold by the Company and the remainder by certain selling stockholders) at $29.17 per share. Net proceeds to the Company were approximately $137.5 million, of which $111.5 million were used to repay borrowings under the Senior Credit Agreement.

                        CORESTAFF, INC. AND SUBSIDIARIES

     Supplemental earnings per common share reflect adjustments to the earnings per common share to give effect to the use of proceeds described above as if the public offering in May 1996 had occurred at the beginning of 1996. Supplemental earnings per common share for the year ended December 31, 1996 were $0.57.

6. STOCK PLANS

     Long-Term Incentive Plan. In August 1995, the Company adopted the 1995 Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, restricted stock, performance share awards, stock value equivalent awards and cash awards. All full time employees and directors of the Company or its affiliates are eligible to participate. An aggregate of 2.7 million shares of common stock has been reserved for issuance under the Plan. Generally, options granted have ten year terms and vest and become fully exercisable in three to five years. Stock options issued under the Plan can be either incentive stock options or non-qualified stock options. The exercise price of an incentive stock option will not be less than the fair market value of the common stock on the date the option is granted.

     The Company applies APB 25 in accounting for the Plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Pro forma information regarding net income and earnings per common share is required by SFAS 123 as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing ("Black-Scholes") model with the following weighted average assumptions for 1995 and 1996, respectively: (i) risk-free interest rates of 5.81% and 6.12%, (ii) a dividend yield of 0%, (iii) volatility factors of the expected market price of the Company's common stock of 27.5% and (iv) a weighted average expected life of 3 years and 3.75 years.

     The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net income and earnings per common share would have been adjusted to the pro forma amounts indicated below:

                                                        YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------
                                                    1995                      1996
                                           -----------------------   -----------------------
                                           AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                           -----------   ---------   -----------   ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income before extraordinary loss.........    $6,357       $6,297       $17,394      $16,373
Net income...............................    $6,357       $6,297       $16,454      $15,433
Earnings per common share:
  Income before extraordinary loss.......    $ 0.29       $ 0.29       $  0.57      $  0.54
  Net income.............................    $ 0.29       $ 0.29       $  0.54      $  0.51

                        CORESTAFF, INC. AND SUBSIDIARIES

     During 1995 and 1996, the Company issued non-qualified stock options under the Plan, which had exercise prices equal to the fair market value of the common stock at the date of grant. A summary of the Company's stock option activity and related information follows:

                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                                      1995                       1996
                                            ------------------------   ------------------------
                                                         WEIGHTED                   WEIGHTED
                                                         AVERAGE                    AVERAGE
                                            OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
                                            -------   --------------   -------   --------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Outstanding -- beginning of year..........      --        $  --         1,189        $ 7.12
  Granted.................................   1,215         7.09         1,514         24.11
  Exercised...............................     (23)        4.98           (77)         7.10
  Forfeited...............................      (3)        7.56          (314)        17.60
                                            ------                     ------
Outstanding -- end of year................   1,189        $7.12         2,312        $16.83
                                            ======                     ======
Options exercisable at year-end...........      94                        374
Weighted average fair value of options
  granted during the year.................  $ 1.86                     $ 8.15

     The following summarizes information related to stock options outstanding at December 31, 1996:

                                                  OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                            --------------------------------   --------------------
                                                                  WEIGHTED
                                                      WEIGHTED     AVERAGE                WEIGHTED
                                                      AVERAGE     REMAINING                AVERAGE
            RANGE OF EXERCISE                         EXERCISE   CONTRACTUAL              EXERCISE
                  PRICES                    OPTIONS    PRICE        LIFE       OPTIONS      PRICE
            -----------------               -------   --------   -----------   --------   ---------
                                                      (OPTIONS IN THOUSANDS)
$ 4.98 to $11.45..........................     986     $ 7.08    8.3 Years        374       $6.89
 17.45 to  30.50..........................   1,326      24.08    9.4               --          --
                                             -----                                ---
$ 4.98 to $30.50..........................   2,312     $16.83    9.1              374       $6.89
                                             =====                                ===

     Employee Stock Purchase Plan. In 1996, the Company implemented an employee stock purchase plan whereby eligible employees may purchase shares of the Company's common stock at a price equal to 85 percent of the lower of the closing market price on the first or last trading day of a quarter. A total of 450,000 shares of common stock have been reserved for issuance under the plan. During 1996, employees purchased 33,312 shares for aggregate proceeds to the Company of $0.7 million.

7. COMMITMENTS AND CONTINGENCIES

     The Company leases various office space and equipment under noncancelable operating leases. Rent expense was $1,631,897, $3,335,158 and $5,754,752 for 1994, 1995 and 1996, respectively. The related future minimum lease payments as of December 31, 1996 are as follows (in thousands):

1997.....................................................    $ 6,427
1998.....................................................      5,325
1999.....................................................      4,117
2000.....................................................      2,772
2001.....................................................      1,180
Thereafter...............................................         51
                                                             -------
                                                             $19,872
                                                             =======

                        CORESTAFF, INC. AND SUBSIDIARIES

     The Company self-insures most of its workers' compensation exposure. Consulting actuaries are used by the Company in the determination of its liability, which is calculated using a claims-incurred method. Using this method, the present value (using a 5% discount factor) of the estimated liability for claims incurred but unpaid as of December 31, 1996 was approximately $4.7 million ($5.0 million undiscounted), of which approximately $2.4 million was classified as a current liability. As of December 31, 1996, the Company had irrevocable stand-by letters of credit of approximately $3.9 million, as required by its insurance programs.

     Certain of the Company's executives are covered by employment agreements covering, among other things, base compensation, incentive-bonus determinations and payments in the event of termination or change in control of the Company.

     Under terms of certain acquisitions, the Company is required to make additional payments to sellers generally to the extent future earnings, as defined, exceed certain stipulated levels. The provisions of these contingent payments are described in Note 2.

     The Company is a defendant in various lawsuits and claims arising in the normal course of business. Management believes it has valid defenses in these cases and is defending them vigorously. While the results of litigation cannot be predicted with certainty, management believes the final outcome of such litigation will not have a material effect on the Company.

8. RELATED PARTY TRANSACTIONS

     Under terms of a professional services agreement, which terminated in November 1995 following the Company's initial public offering, the general partner of the Company's largest stockholder provided certain financial and management consulting services to the Company. Fees paid under this agreement totaled $85,000 and $127,000 during 1994 and 1995, respectively.

     The CEO of the Company owns a minority interest in a firm that provided investment banking services on certain acquisitions or acquisition targets. Fees for services rendered were based on rates stipulated in an agreement, which in the opinion of management, are equivalent to rates charged by unrelated investment banking firms. Fees paid to this firm during 1994, 1995 and 1996 were approximately $550,000, $31,000 and $129,000, respectively. The CEO also owns a 50 percent interest in a firm that provided certain charter aircraft services to the Company. Fees for these services totaled $55,143 in 1996. In the opinion of management, these fees are based on rates that are comparable to those charged by third parties.

     A bank, which is an affiliate of the financial institution that owns all the Company's Class B common stock (non-voting), serves as the agent bank for the Company's Senior Credit Agreement. This bank also provided the Company with cash management services under terms of a separate agreement.

9. CREDIT RISK

     The Company provides staffing services to customers in numerous states. A substantial portion of these sales are in California, Texas and the greater Washington D.C. area. This concentration could impact the Company's overall exposure to credit risk inasmuch as these customers could be affected by similar economic or other conditions. The Company believes its portfolio of accounts receivable is well diversified and, as a result, its credit risks are minimal. The Company continually evaluates the creditworthiness of its customers and monitors accounts on a periodic basis, but typically does not require collateral.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has determined, based on available market information and appropriate valuation methodologies, that the fair value of its financial instruments approximates carrying value. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to

                        CORESTAFF, INC. AND SUBSIDIARIES
the short-term maturity of the instruments. The carrying amount of long-term debt approximates fair value because the interest rates under the credit agreement are variable, based on current market.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Unaudited summarized financial data by quarter for 1995 and 1996 follow (in thousands, except per share amounts):

                                                         QUARTER ENDED
                                      ---------------------------------------------------
                                      MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                      --------    --------    ------------    -----------
1995
  Revenues..........................  $ 69,471    $ 76,775      $ 97,644       $100,658
  Operating income..................     2,397       3,590         5,215          6,605
  Net income........................       685       1,190         1,705          2,777
  Earnings per common share(1)......      0.03        0.05          0.08           0.11

1996
  Revenues..........................  $103,386    $134,159      $163,284       $195,272
  Operating income..................     5,826       8,360        10,232         12,307
  Income before extraordinary
     loss...........................     2,669       4,038         5,669          5,018
  Net income........................     2,669       4,038         5,669          4,078
  Earnings per common share:
     Income before extraordinary
       loss.........................  $   0.10    $   0.14      $   0.18       $   0.15
     Extraordinary loss.............        --          --            --          (0.03)
                                      --------    --------      --------       --------
     Net income.....................  $   0.10    $   0.14      $   0.18       $   0.12
                                      ========    ========      ========       ========

---------------

(1) Adjusted to give effect to the conversion of preferred stock into common stock (See Note 5).

                        CORESTAFF, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                               JUNE 30,
                                                                 1997
                                                              -----------
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $ 12,451
  Accounts receivable, net of allowance of $2,837...........    175,299
  Prepaid expenses and other................................     18,937
  Deferred income taxes.....................................      3,291
                                                               --------
          Total current assets..............................    209,978
Fixed Assets, net...........................................     36,420
Intangible Assets, net of accumulated amortization of
  $11,350...................................................    279,053
Other Assets................................................      4,967
                                                               --------
Total Assets................................................   $530,418
                                                               ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt......................   $  1,916
  Accounts payable..........................................     16,451
  Payroll and related taxes.................................     35,070
  Self-insurance reserve....................................      1,270
  Amounts due sellers of acquired companies.................        216
  Other current liabilities.................................      4,988
                                                               --------
          Total current liabilities.........................     59,911
                                                               --------
Non-current Self-insurance Reserve..........................      2,564
Long-term Debt, net of current maturities...................    216,787
Deferred Income Taxes and Other.............................      5,346
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, par value $.01; 5,000,000 shares
     authorized; none issued
  Common stock, par value $.01 --
     Common Stock -- 40,000,000 shares authorized;
      32,081,745 shares issued..............................        321
     Class B (non-voting) -- 3,000,000 shares authorized;
      707,232 shares issued.................................          7
  Additional paid-in capital................................    211,683
  Retained earnings.........................................     34,929
                                                               --------
                                                                246,940
                                                               --------
  Less -- 684,000 shares of common stock in treasury, at
     cost...................................................       (188)
  Less -- notes receivable from stockholders................       (787)
  Less -- deferred compensation.............................       (155)
                                                               --------
          Total stockholders' equity........................    245,810
                                                               --------
Total Liabilities and Stockholders' Equity..................   $530,418
                                                               ========


           See notes to unaudited consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES


               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                                ----------------------
                                                                  1996          1997
                                                                --------      --------
Revenues from Services......................................    $237,545      $458,299
Cost of Services............................................     179,225       348,271
                                                                --------      --------
Gross Profit................................................      58,320       110,028
Operating Costs and Expenses:
  Selling, general and administrative.......................      40,995        76,379
  Depreciation and amortization.............................       3,139         5,651
                                                                --------      --------
                                                                  44,134        82,030
                                                                --------      --------
Operating Income............................................      14,186        27,998
Other Income (Expense):
  Interest expense..........................................      (2,827)       (5,081)
  Other, net................................................         203          (223)
                                                                --------      --------
                                                                  (2,624)       (5,304)
                                                                --------      --------
Income before Income Taxes..................................      11,562        22,694
Provision for Income Taxes..................................       4,855         9,532
                                                                --------      --------
Net Income..................................................    $  6,707      $ 13,162
                                                                ========      ========
Earnings per Common Share...................................    $   0.24      $   0.41
                                                                ========      ========
Number of Shares Used to Compute Earnings per Common
  Share.....................................................      28,212        32,450
                                                                ========      ========


           See notes to unaudited consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES



               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                 (IN THOUSANDS)



                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Cash Flows from Operating Activities:
  Net income................................................  $  6,707    $ 13,162
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................     3,139       5,651
     Amortization of deferred loan costs....................       177          53
     Amortization of deferred compensation..................        --          80
     Provision for doubtful accounts........................       477       1,546
     Deferred income taxes..................................        44       1,122
     Self-insurance reserve.................................      (890)       (997)
     Loss on disposal of assets.............................       (29)         --
     Changes in assets and liabilities net of effects of
      acquisitions:
       Accounts receivable..................................   (11,071)    (34,226)
       Prepaid expenses and other...........................        24      (6,769)
       Accounts payable.....................................       631      (5,681)
       Accrued liabilities..................................       995       4,661
                                                              --------    --------
          Net cash provided by (used in) operating
            activities......................................       204     (21,398)
                                                              --------    --------
Cash Flows from Investing Activities:
  Cash paid for acquisitions, net of cash acquired..........   (81,272)    (65,300)
  Capital expenditures......................................    (4,810)    (17,517)
  Proceeds from sale of physical therapy staffing
     business...............................................        --       2,500
  Payments received on stockholders' notes..................        63          --
  Proceeds from sale of assets..............................        71          --
  Other.....................................................         6      (3,162)
                                                              --------    --------
          Net cash used in investing activities.............   (85,942)    (83,479)
                                                              --------    --------
Cash Flows from Financing Activities:
  Principal payments on long-term debt......................  (114,454)       (218)
  Net proceeds from issuance of long-term debt..............    68,204     109,374
  Net proceeds from sale of common stock....................   137,640       1,651
                                                              --------    --------
          Net cash provided by financing activities.........    91,390     110,807
                                                              --------    --------
Net Increase in Cash and Cash Equivalents...................     5,652       5,930
Cash and Cash Equivalents at Beginning of Year..............     4,091       6,521
                                                              --------    --------
Cash and Cash Equivalents at End of Period..................  $  9,743    $ 12,451
                                                              ========    ========
Cash paid during the period for:
  Interest, net of amounts capitalized......................  $  2,890    $  4,853
  Income taxes..............................................  $  5,039    $ 10,130



           See notes to unaudited consolidated financial statements.

                        CORESTAFF INC. AND SUBSIDIARIES



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1. GENERAL



     The consolidated financial statements of CORESTAFF, Inc. and its wholly-owned subsidiaries (the "Company") included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The Company believes that the presentations and disclosures herein are adequate to make the information not misleading. The consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods.



     The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included elsewhere herein.



2. EARNINGS PER SHARE



     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," which is required to be adopted for periods ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of common stock equivalents ("CSE") will be excluded. The exclusion of CSE from the calculation would not have had a material effect on primary earnings per share for the six months ended June 30, 1997 and 1996.



3. INCOME TAXES



     The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company's interim provisions for income taxes were computed using its estimated effective tax rate for the year.



4. ACQUISITIONS AND DISPOSITION



     During the six months ended June 30, 1997, the Company acquired six businesses, which are summarized below:



Acquisitions completed:
  IT Services --............................................
     COMSYS.................................................        2
     IT Solutions...........................................        3
  Staffing Services.........................................        1
                                                              -------
          Total.............................................        6
                                                              =======
Purchase consideration (in thousands):
  Cash paid.................................................  $66,517
  Liabilities assumed.......................................   10,047
                                                              -------
  Fair value of assets acquired (including intangibles).....  $76,564
                                                              =======



     In January 1997, the Company acquired substantially all of the assets of Roberta Enterprises, Inc., a California-based staffing services business, for $8.8 million in cash. In March 1997, the Company acquired

                        CORESTAFF INC. AND SUBSIDIARIES

Metamor Technologies, Ltd., an Illinois-based IT Solutions business, for $16.0 million in cash. In April 1997, the Company acquired Business Management Data, Inc., a California-based IT Solutions business, and its India-based affiliate, Sriven Computer Solutions (PVT.), Ltd., for $16.8 million. In May 1997, the Company acquired Active Software, Inc., a Minnesota-based IT Services business, for $5.1 million. In June 1997, the Company acquired Millennium Computer Corporation, a New York-based IT Solutions business, and its affiliate, CompuCorps Resources, Inc., a New York-based IT Services business, for $19.2 million.



     All acquisitions made by the Company have been accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired businesses are included in the Company's consolidated results of operations from the date of acquisition. In certain transactions, the sellers are also entitled to contingent consideration based on the increase in earnings before interest and taxes ("EBIT"), as defined. As of June 30, 1997, the maximum aggregate contingent consideration based on EBIT for future periods was $48.2 million. The payment of any contingent consideration will increase the amount of goodwill related to the acquisitions.



     In January 1997, the Company sold its non-core physical therapy staffing business, which accounted for less than two percent of the Company's 1996 consolidated revenues and operating income. A loss of $1.4 million on the sale was recognized in the fourth quarter of 1996.



     The following unaudited results of operations have been prepared assuming the acquisitions made through June 30, 1997 and the sale of the Company's physical therapy staffing business had occurred as of the beginning of the periods presented. The unaudited pro forma operating results are not necessarily indicative of future operating results nor of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented.



                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                     --------------------------------
                                                         1996                1997
                                                     ------------        ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                                 AMOUNTS)
Revenues...........................................      $367,399            $481,076
Net income.........................................      $  7,876            $ 14,661
Earnings per common share..........................      $   0.28            $   0.45



5. LONG-TERM DEBT



     At June 30, 1997, the Company had outstanding borrowings under its $250 million Senior Credit Agreement (the "Credit Agreement") of $216.6 million and remaining availability (after deducting outstanding letters of credit of $9.3 million) of $24.1 million. Borrowings under the Credit Agreement bear interest, at the Company's option, at LIBOR plus a margin of 0.625% to 1.375%, which depends upon the leverage ratio, or the bank's base rate. The weighted average interest rate at June 30, 1997 was 6.86%. A commitment fee of 0.18% to 0.25%, depending on the leverage ratio, is payable on the unused portion of the commitment.



     The Company is in the process of amending it Credit Agreement to, among other things, increase the borrowing capacity under the agreement to the lesser of $350 million or 4.0 times Pro Forma Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization of all acquired companies for the preceding twelve-month period). The Company may request that the commitment be raised to $400 million. The amended terms also provide that, after the debt offering described below, the Company's total debt capacity will be raised from 4.0 times to 4.25 times Pro Forma Adjusted EBITDA and the borrowing capacity under the Credit Agreement will be lowered to 3.0 times Pro Forma Adjusted EBITDA. The amended Credit Agreement is expected to be completed on or before July 31, 1997.

                        CORESTAFF INC. AND SUBSIDIARIES

     On June 24, 1997, the Company entered into a three-year interest rate swap agreement to reduce a portion of its interest rate exposure on borrowings under the Credit Agreement. Under terms of the agreement, the Company will pay the counterparty 6.05% on notional principal of $25.0 million and the counterparty will pay the Company interest at a variable rate based on LIBOR.



6. SUBSEQUENT EVENT



     On July 17, 1997, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the sale of $180,000,000 aggregate principal amount of convertible subordinated notes due 2004 (the "Notes Offering") and the sale of 6.0 million shares of its common stock by certain selling stockholders. The Company intends to use the net proceeds from the Notes Offering to repay outstanding borrowings under the Credit Agreement. The Company will not receive any proceeds from the sale of the common stock by the selling stockholders.

                             [CORESTAFF, INC. LOGO]

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS (Subject to Completion)

Issued July 23, 1997


                                6,000,000 Shares

                             [CORESTAFF, INC. LOGO]

                                  COMMON STOCK
                            ------------------------

  OF THE 6,000,000 SHARES OF COMMON STOCK OF THE COMPANY (THE "SHARES") BEING OFFERED, 1,000,000 SHARES ARE BEING OFFERED HEREBY INITIALLY OUTSIDE THE UNITED
     STATES AND CANADA (THE "INTERNATIONAL OFFERING") THROUGH INTERNATIONAL UNDERWRITERS AND 5,000,000 SHARES ARE INITIALLY BEING OFFERED IN A CONCURRENT
OFFERING IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING," AND TOGETHER WITH THE INTERNATIONAL OFFERING, THE "STOCK OFFERINGS"). THE INITIAL PUBLIC OFFERING
 PRICE AND AGGREGATE UNDERWRITING DISCOUNT PER SHARE WILL BE IDENTICAL FOR BOTH
                  OF THE STOCK OFFERINGS. SEE "UNDERWRITERS."
                            ------------------------


ALL OF THE SHARES OFFERED HEREBY ARE BEING SOLD BY THE SELLING STOCKHOLDERS. SEE
 "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE
   PROCEEDS FROM THE SALE OF THE SHARES IN THE STOCK OFFERINGS. THE COMPANY'S COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CSTF." ON JULY 22, 1997, THE LAST SALE PRICE OF THE COMMON STOCK AS REPORTED ON THE NASDAQ
                     NATIONAL MARKET WAS $28 5/8 PER SHARE.

                            ------------------------

 CONCURRENTLY WITH THE STOCK OFFERINGS BY THE SELLING STOCKHOLDERS, THE COMPANY
   IS OFFERING $180,000,000 ($207,000,000 IF THE OVER-ALLOTMENT OPTION TO THE
     UNDERWRITERS IS EXERCISED IN FULL) AGGREGATE PRINCIPAL AMOUNT OF     %
CONVERTIBLE SUBORDINATED NOTES DUE 2004 (THE "NOTES") OF THE COMPANY (THE "NOTES
   OFFERING"). THE CONSUMMATION OF THE NOTES OFFERING IS NOT CONTINGENT UPON
               CONSUMMATION OF THE STOCK OFFERINGS OR VICE VERSA.
                            ------------------------


SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT
   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                               PRICE $  PER SHARE
                            ------------------------

                                                                     UNDERWRITING     PROCEEDS TO
                                                        PRICE TO    DISCOUNTS AND       SELLING
                                                         PUBLIC     COMMISSIONS(1)  STOCKHOLDERS(2)
                                                        --------    --------------  ---------------
Per Share...........................................  $                   $                $
Total(3)............................................  $                   $                $

------------

  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Pursuant to an agreement with the Company, the Selling Stockholders will each pay their pro rata share of the expenses in connection with the sale of Common Stock offered hereby.
  (3) Another Selling Stockholder has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional 900,000 shares of Common Stock at the price to public less underwriting discounts and commissions to cover over-allotments, if any. If the Underwriters exercise the option in full, the total price to public, underwriting discounts and commissions and proceeds to Selling
      Stockholders will be $        , $        and $        , respectively. See
      "Underwriters."
                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Andrews & Kurth L.L.P., counsel for the Underwriters. It is expected that delivery of the
Shares will be made on or about August   , 1997, at the office of Morgan Stanley
& Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------


MORGAN STANLEY DEAN WITTER    GOLDMAN SACHS INTERNATIONAL

        ALEX. BROWN & SONS
               Incorporated
                DONALDSON, LUFKIN & JENRETTE
                            International
                        MONTGOMERY SECURITIES

                               THE ROBINSON-HUMPHREY COMPANY, INC.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS (Subject to Completion)

Issued July 23, 1997              $180,000,000


                             [CORESTAFF, INC. LOGO]

                     % CONVERTIBLE SUBORDINATED NOTES DUE 2004
                            ------------------------


                   Interest payable February   and August

                            ------------------------

THE NOTES ARE CONVERTIBLE INTO COMMON STOCK OF THE COMPANY AT ANY TIME AFTER 90
   DAYS FOLLOWING THE ORIGINAL ISSUANCE THEREOF AND PRIOR TO MATURITY, UNLESS
 PREVIOUSLY REDEEMED, AT A CONVERSION RATE OF       SHARES PER $1,000 PRINCIPAL
AMOUNT AT MATURITY, SUBJECT TO ADJUSTMENT IN CERTAIN EVENTS. SEE "DESCRIPTION OF
 THE NOTES -- CONVERSION OF NOTES." THE COMPANY'S COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CSTF." ON JULY 22, 1997, THE LAST SALE PRICE OF THE COMMON STOCK AS REPORTED ON THE NASDAQ NATIONAL MARKET WAS $28 5/8
                                   PER SHARE.

                            ------------------------

 THE NOTES ARE BEING ISSUED AT AN ORIGINAL PRICE OF   % OF THE PRINCIPAL AMOUNT
AT MATURITY (THE "ISSUE PRICE"), WHICH REPRESENTS AN ORIGINAL ISSUE DISCOUNT OF
  % FROM THE PRINCIPAL AMOUNT THEREOF WHICH IS PAYABLE AT MATURITY. INTEREST ON
 THE NOTES AT THE RATE OF   % PER ANNUM ON THE PRINCIPAL AMOUNT AT MATURITY IS
  PAYABLE ON FEBRUARY   AND AUGUST   IN EACH YEAR COMMENCING           , 1998.
SUCH RATE OF INTEREST TOGETHER WITH ACCRUAL OF ORIGINAL ISSUE DISCOUNT REPRESENT
     A YIELD TO MATURITY OF     % PER ANNUM (COMPUTED ON A SEMI-ANNUAL BOND
                               EQUIVALENT BASIS).

                            ------------------------

     THE NOTES ARE NOT REDEEMABLE BY THE COMPANY PRIOR TO AUGUST   , 2000.
  THEREAFTER, THE NOTES WILL BE REDEEMABLE ON AT LEAST 30 DAYS' NOTICE AT THE OPTION OF THE COMPANY, IN WHOLE OR IN PART AT ANY TIME, AT A REDEMPTION PRICE
  FOR EACH NOTE EQUAL TO THE ISSUE PRICE PLUS ACCRUED ORIGINAL ISSUE DISCOUNT, TOGETHER WITH ACCRUED INTEREST, IN EACH CASE TO THE REDEMPTION DATE. THE NOTES
   MAY ALSO BE REDEEMED AT THE OPTION OF THE HOLDER IF THERE IS A FUNDAMENTAL CHANGE (AS DEFINED) AT A REDEMPTION PRICE FOR EACH NOTE EQUAL TO THE ISSUE PRICE
 PLUS ACCRUED ORIGINAL ISSUE DISCOUNT, TOGETHER WITH ACCRUED INTEREST, IN EACH
  CASE TO THE REDEMPTION DATE, SUBJECT TO ADJUSTMENT IN CERTAIN CIRCUMSTANCES.
                            ------------------------

  THE NOTES ARE GENERAL, UNSECURED OBLIGATIONS OF THE COMPANY, SUBORDINATED IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS OF THE COMPANY, AND ARE SUBORDINATED
    BY OPERATION OF LAW TO ALL LIABILITIES (INCLUDING TRADE PAYABLES) OF THE COMPANY'S SUBSIDIARIES. THE INDENTURE PURSUANT TO WHICH THE NOTES WILL BE ISSUED WILL NOT RESTRICT THE INCURRENCE OF SENIOR INDEBTEDNESS OR OTHER INDEBTEDNESS BY THE COMPANY OR ITS SUBSIDIARIES. AT JUNE 30, 1997, THE COMPANY WOULD HAVE HAD AN
  AGGREGATE OF APPROXIMATELY $217 MILLION OF SENIOR INDEBTEDNESS AFTER GIVING EFFECT TO THE CONSUMMATION OF THIS OFFERING AND THE APPLICATION OF THE ESTIMATED
                 NET PROCEEDS. SEE "DESCRIPTION OF THE NOTES."
                            ------------------------
      CONCURRENTLY WITH THIS OFFERING OF THE NOTES BY THE COMPANY, CERTAIN
    STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS") ARE OFFERING AN AGGREGATE OF 6,000,000 SHARES OF COMMON STOCK OF THE COMPANY (6,900,000 SHARES
  IF THE OVER-ALLOTMENT OPTION TO THE UNDERWRITERS IS EXERCISED IN FULL) IN A UNITED STATES OFFERING AND AN INTERNATIONAL OFFERING (THE "STOCK OFFERINGS"). THE CONSUMMATION OF THE NOTES OFFERING IS NOT CONTINGENT UPON CONSUMMATION OF
  THE STOCK OFFERINGS OR VICE VERSA. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS
                           FROM THE STOCK OFFERINGS.
                            ------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT
  SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES OFFERED HEREBY.

                            ------------------------


THE NOTES HAVE BEEN APPROVED FOR LISTING ON THE NASDAQ SMALLCAP MARKET, SUBJECT
                        TO OFFICIAL NOTICE OF ISSUANCE.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                     PRICE   % AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                          UNDERWRITING
                                                             PRICE TO    DISCOUNTS AND   PROCEEDS TO
                                                            PUBLIC(1)    COMMISSIONS(2)   COMPANY(3)
                                                            ---------    --------------  -----------
Per Note.................................................       %              %              %
Total(4).................................................  $                   $         $

------------
  (1) Plus accrued interest, if any, from the date of issuance.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (3) Before deducting expenses payable by the Company estimated at $450,000.
  (4) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional $27,000,000 aggregate principal amount of the Notes at the price to public less underwriting discounts and commissions to cover over-allotments, if any. If the Underwriters exercise the option in full, the total price to public, underwriting discounts and commissions and proceeds to Company
      will be $        , $        and $        , respectively. See
      "Underwriters."
                            ------------------------

    The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Andrews & Kurth L.L.P., counsel for the Underwriters. It is expected that delivery of the
Notes will be made on or about August   , 1997, at the office of Morgan Stanley
& Co. Incorporated, New York, New York, in book-entry form through the facilities of The Depository Trust Company against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER
        ALEX. BROWN & SONS
              Incorporated
              DONALDSON, LUFKIN & JENRETTE
                    Securities Corporation
                     GOLDMAN, SACHS & CO.

                            MONTGOMERY SECURITIES

                                  THE ROBINSON-HUMPHREY COMPANY, INC.

     [Note: This alternate Table of Contents replaces the Table of Contents on page 1 contained in the Common Stock Prospectus.]


                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Available Information.......................................    1
Incorporation of Certain Documents by Reference.............    2
Prospectus Summary..........................................    3
Risk Factors................................................    9
Use of Proceeds.............................................   13
Price Range of Common Stock and Dividend Policy.............   13
Capitalization..............................................   14
Selected Consolidated Financial Data........................   15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   17
Business....................................................   26
Management..................................................   38
Principal and Selling Stockholders..........................   41
Description of the Notes....................................   42
Certain United States Federal Income Tax Considerations.....   52
Description of Capital Stock................................   57
Shares Eligible for Future Sale.............................   60
Underwriters................................................   62
Legal Matters...............................................   63
Experts.....................................................   63
Index to Consolidated Financial Statements..................  F-1



          INFORMATION FOR PROSPECTIVE INVESTORS IN THE UNITED KINGDOM



     Neither this Prospectus nor any other document issued in connection with the Stock Offerings may be issued or passed on to any person in the United Kingdom unless that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.



            INFORMATION FOR PROSPECTIVE INVESTORS IN THE NETHERLANDS



     In the Netherlands, the Shares may only be offered, transferred, delivered or sold to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which include banks, brokers, dealers, insurance companies, pension funds and other institutional investors, and commercial enterprises which regularly, as an ancillary activity, invest in securities.

                                  THE OFFERING

Securities offered.........  $180,000,000 aggregate principal amount at maturity
                             of      % Convertible Subordinated Notes due 2004
                             (the "Notes") (excluding an additional $27,000,000 principal amount if the Underwriters' over-allotment option is exercised in full). See "Description of the Notes."

Issue price................       % plus accrued interest, if any, from the date
                             of issuance.


Interest...................       % per annum on the principal amount at
                             maturity, payable semiannually in arrears in cash
                             on February   and August   of each year, commencing
                             February   , 1998.


Yield to Maturity of
Notes......................       % per annum (computed on a semi-annual bond
                             equivalent basis giving effect both to accrual of Original Issue Discount and to accrual of interest)
                             calculated from August   , 1997.

Conversion.................  Each Note will be convertible, at the option of the holder, at any time after 90 days following the latest date of original issuance thereof through maturity, unless previously redeemed or otherwise purchased by the Company, into Common Stock at the
                             Conversion Rate of   shares per $1,000 principal
                             amount at maturity of the Notes. The Conversion Rate will not be adjusted for accrued Original Issue Discount or interest, but will be subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, the holder will not receive any cash payment representing accrued Original Issue Discount or interest; such accrued Original Issue Discount and interest will be deemed paid by the Common Stock received on conversion. See "Description of the Notes -- Conversion of Notes."


Subordination..............  The Notes will be subordinated to all existing and future Senior Indebtedness (as defined herein) and pari passu with the Company's indebtedness that is not Senior Indebtedness. The Notes will also be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. At June 30, 1997, the Company had approximately $216.6 million of outstanding Senior Indebtedness. The Company will use the proceeds of the sale of the Notes to repay a portion of the borrowings outstanding under the Credit Agreement. The Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness. See "Risk Factors -- " and "Use of Proceeds."


Original Issue Discount....  Each Note is being offered at an Original Issue
                             Discount for federal income tax purposes equal to the excess of the principal amount at maturity of the Note over the amount of its Issue Price. Prospective purchasers of Notes should be aware that accrued Original Issue Discount will be includable periodically in a holder's gross income for federal income tax purposes prior to conversion, redemption, other disposition or maturity of such holder's Notes, whether or not such Notes are ultimately converted, redeemed, sold (to the Company or otherwise) or paid at maturity. See "Certain United States Federal Income Tax Considerations."

Sinking Fund...............  None.

Redemption by Company......  The Notes are not redeemable by the Company prior
                             to August   , 2000. Subject to the foregoing, the
                             Notes will be redeemable on at least 30 days notice at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in "Description of the Notes," in each case together with accrued and unpaid interest.

Fundamental Change.........  Upon the occurrence of any Fundamental Change in the Company occurring prior to the maturity of the Notes, each holder shall have the right, at such holder's option, to require the Company to purchase all or any part (provided that the principal amount at maturity is $1,000 or an integral multiple thereof) of such holder's Notes at declining redemption prices, subject to adjustment in certain events, together with accrued and unpaid interest thereon to the date of purchase. See "Description of the Notes -- Redemption at Option of the Holder."

Use of Proceeds............  The net proceeds from the issuance of the Notes will be used to repay borrowings outstanding under the Credit Agreement. See "Use of Proceeds."


Listing....................  The Notes have been approved for listing on the
                             Nasdaq SmallCap Market, subject to official notice of issuance.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers of the Notes should carefully consider the matters set forth under "Risk Factors."

[NOTE: THESE RISK FACTORS SUPPLEMENT THE RISK FACTORS CONTAINED IN THE COMMON
       STOCK PROSPECTUS.]

SUBORDINATION


     The Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an event of default, the assets of the Company would be available to pay obligations on the Notes only after all Senior Indebtedness had been paid in full, and there might not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are structurally subordinated to the liabilities, including trade payables, of the Company subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. At June 30, 1997, the Company had approximately $216.6 million of outstanding Senior Indebtedness. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that its subsidiaries will form time to time incur other additional indebtedness and liabilities. See "Description of the Notes -- Subordination of Notes" and "Use of Proceeds."


LIMITATIONS ON REDEMPTION OF NOTES

     Upon a Fundamental Change, each holder of Notes will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price of all Notes tendered. Any future credit agreements or other agreements (including those relating to Senior Indebtedness) may contain provisions restricting the purchase or redemption of the Notes. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, which might, in turn, constitute a default under the terms of agreements relating to other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. See "Description of the Notes -- Redemption at Option of the Holder."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     Prior to the Notes Offering, there has been no trading market for the Notes. Although the Underwriters have advised the Company that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the Notes, after deducting the expenses of this offering, are estimated to be approximately
$     million. The Company intends to use all of such net proceeds to repay certain indebtedness incurred under the Credit Agreement and for general corporate purposes. At June 30, 1997, the aggregate outstanding balance under the Credit Agreement was $216.6 million. Borrowings under the Credit Agreement bear interest, at the Company's option, at LIBOR plus a margin of 0.625% to 1.375%, which depends upon the leverage ratio, or the bank's base rate. A commitment fee of 0.18% to 0.25%, depending on the leverage ratio, is payable on the unused portion of the facility. The weighted average interest rate of the Company's outstanding borrowings under the Credit Agreement was 6.86% at June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an indenture to be dated as of August   ,
1997 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture (as defined below) will be available from the Trustee upon request by a registered holder of the Notes. The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

     The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes will be limited to $180,000,000 ($207,000,000 if the Underwriters' over-allotment option is exercised in full) aggregate principal amount, will be issued only in denominations of $1,000 or
any multiple thereof and will mature on August   , 2004, unless earlier redeemed
at the option of the Company or at the option of the holder upon a Fundamental Change (as defined below).

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (as defined below under "Subordination of Notes") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Redemption at Option of the Holder."

     The Notes will bear interest at the annual rate set forth on the cover page
hereof from August      , 1997, payable semi-annually on February   and August
  , commencing on February   , 1998, to holders of record at the close of
business on the preceding January   and July   , respectively, except (i) that
the interest payment upon redemption (unless the date of redemption is an interest payment date) will be payable to the person to whom principal is payable and (ii) as set forth in the next succeeding sentence. In the case of any Note (or portion thereof) which is converted into Common Stock of the Company during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date either (i) if such Note (or portion thereof) has been called for redemption on a redemption date which occurs during such period, or is to be redeemed in connection with a Fundamental Change on a Fundamental Change Repurchase Date (as defined below) which occurs during such period, the Company shall not be required to pay interest on such interest payment date in respect of any such Note (or portion thereof) or (ii) if otherwise, any Note (or portion thereof) submitted for conversion during such period shall be accompanied by funds equal to the interest payable on such succeeding interest payment date on the aggregate principal amount so converted (see "Conversion of Notes" below). Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Note register or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     The Notes are being offered at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations." The calculation of the accrual of Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of a
Note) in the period during which a Note remains outstanding will be on a semi-annual bond equivalent basis using a year composed of twelve 30-day months; such accrual will commence on the first date of issuance of any of the Notes. Maturity, conversion or redemption of a Note will cause Original Issue Discount and interest, if any, to cease to accrue on such Note under the terms and subject to the conditions of the Indenture. The Company may not reissue a Note that has matured or been converted, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof).


     The Notes have been approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance, under the symbol "CSTFG."


BOOK ENTRY; DELIVERY AND FORM

     The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and multiples thereof.

     The Notes will be evidenced by one or more global notes (each a "Global Note"), which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee.

     Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Non-U.S. Persons, if any, will be required to hold their Notes in definitive registered form. As a result, the ability to transfer beneficial interests in such Notes may be limited.

     Non-U.S. Persons who are not Participants may beneficially own interests in Global Notes held by DTC only through Participants, including Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel"), or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

     Payment of interest on and the redemption price of the Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Global Note by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Note.

     Certificated Notes. Notes sold to investors that are Non-U.S. Persons will be issued in definitive registered form and may not be represented by the Global Note. In addition, holders of Notes may request that certificated Notes be issued in exchange for Notes represented by the Global Note. Furthermore, certificated Notes may be issued in exchange for Notes represented by the Global
Note if no successor depositary is appointed by the Company as set forth above under "Book-Entry; Delivery and Form."

CONVERSION OF NOTES

     A Noteholder may convert a Note into Common Stock of the Company at any time after 90 days following the latest date of original issuance of the Notes through the close of business on the final maturity date of the Notes; provided that if a Note is called for redemption, the holder may convert such Note only until the close of business on the day prior to the Redemption Date. A Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture. A holder may convert such holder's Notes in part so long as such part is $1,000 principal amount at maturity or an integral multiple thereof. If Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount at maturity so converted provided that no such payment will be required if the Company exercises its rights to redeem the Notes.

     The initial Conversion Rate is      shares of Common Stock per $1,000
principal amount at maturity of Notes, subject to adjustment upon the occurrence of certain events. A Noteholder who would otherwise be entitled to a fractional share of Common Stock shall receive cash equal to the then current market value of such fractional share. On conversion of a Note, a holder will not receive any cash payment representing accrued Original Issue Discount or accrued interest thereon. The Company's delivery to the holder of the fixed number of shares of Common Stock into which the Note is convertible (together with the cash payment in lieu of any fractional share of Common Stock) will be deemed to satisfy the Company's obligation to pay the principal amount of the Note including the accrued Original Issue Discount attributable to the period from the first date of issuance of any of the Notes to the date of surrender for conversion and accrued interest thereon. Thus, the accrued Original Issue Discount and accrued interest are deemed to be paid in full rather than canceled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the Notes for such accrued Original Issue Discount or accrued interest.

     To convert a Note into shares of Common Stock, the Holder of a Note must
(i) complete and manually sign the conversion notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent, (ii) surrender the Note to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next interest payment date. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion.

     The initial Conversion Rate is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

          (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

          (ii) certain subdivisions and combinations of the Common Stock;

          (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

          (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock), of evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to in clause (iii) above or paid in cash);


          (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the Conversion Rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;


          (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common

     Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

     In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring Conversion Rate adjustments, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations."

     The Company from time to time may, to the extent permitted by law, increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase if the Company's Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such increases in the Conversion Rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

     No adjustment in the Conversion Rate will be required unless such adjustment would require a change of at least 1 percent in the Conversion Rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

     The Indenture will provide that if the Company implements a stockholders' rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

OPTIONAL REDEMPTION BY THE COMPANY

     No sinking fund is provided for the Notes. Prior to August   , 2000, the
Notes will not be redeemable at the option of the Company. At any time on or after such date, the Company may redeem the Notes for cash as a whole at any time, or from time to time in part at the applicable Redemption Price together with accrued interest to, but excluding, the date fixed for redemption; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of such Notes registered on the relevant record date. Not less than 30 days' nor more than 60 days' notice of redemption shall be given by mail to holders of Notes. The Notes will be redeemable in integral multiples of $1,000 principal amount at maturity.

     The table below shows Redemption Prices of a Note per $1,000 principal
amount at maturity, at August   , 2000, at each August   thereafter prior to
maturity and at maturity on August   , 2004, which prices reflect the accrued
Original Issue Discount calculated to each such date. The Redemption Price of a Note redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to the actual Redemption Date.

                                               (1)              (2)                 (3)
                                            NOTE ISSUE    ACCRUED ORIGINAL    REDEMPTION PRICE
             REDEMPTION DATE                  PRICE        ISSUE DISCOUNT        (1) + (2)
             ---------------                ----------    ----------------    ----------------
August   , 2000...........................   $                $                  $
August   , 2001...........................
August   , 2002...........................
August   , 2003...........................
August   , 2004...........................

     If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption.

REDEMPTION AT OPTION OF THE HOLDER

     If a Fundamental Change (as defined below) occurs at any time prior to
August   , 2004, each Noteholder shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Notes on the date (the "Fundamental Change Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Notes will be redeemable in multiples of $1,000 principal amount at maturity.

     The Company shall redeem such Notes at a price (the "Fundamental Change
Repurchase Price") equal to (i) $          if the Fundamental Change Repurchase
Date is August      , 1997, (ii) $          if the Fundamental Change Repurchase
Date is August   , 1998, (iii) $          if the Fundamental Change Repurchase
Date is August   , 1999 and (iv) thereafter at the redemption price set forth under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Fundamental Change Repurchase Date; provided, that if the Fundamental Change Repurchase Date is between such dates, the Fundamental Change Repurchase Price would include an additional amount reflecting the additional Original Issue Discount accrued since the
preceding August   (or August   , if applicable). Notwithstanding the foregoing,
if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Fundamental Change Repurchase Date; provided that, if such Fundamental Change Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Notes on the relevant record date.

     The Company is required to mail to all holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver to the Trustee a copy of such notice. To exercise the redemption right, a holder of Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Notes to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Notes surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Fundamental Change Repurchase Date.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

     The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is not such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change.

     The term "Reference Market Price" shall initially mean $       (which is
equal to 66 2/3% of the last sale price of the Common Stock as reflected on the cover page of this Prospectus) and, in the event of any adjustment to the Conversion Rate described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the Reference Market Price after giving effect to any such adjustment shall equal the Reference Market Price multiplied by a fraction, the numerator of which is the Conversion Rate prior to such adjustment and the denominator of which is the Conversion Rate after such adjustment.

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Note holders in the event of a Fundamental Change. The redemption rights of the holders of Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

     The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would increase the amount of indebtedness, including Senior Indebtedness, outstanding at such time. Further, payment of the Fundamental Change Repurchase Price on the Notes may be subordinated to the prior payment of Senior Indebtedness as described under "Subordination of Notes" below. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness or other indebtedness. Under certain circumstances, the incurrence of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the Fundamental Change Redemption Price for all Notes tendered by the holders thereof. A default by the Company on its obligations to pay the Fundamental Change Repurchase Price could result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions.

SUBORDINATION OF NOTES


     The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. The Notes will also be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined in the Indenture), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.


     The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. During any period of payment blockage, any payment that otherwise would have been made during such period will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, cost, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined below) of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu with or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

     The term "Indebtedness" means, with respect to any Person (as defined in the Indenture), and without duplication:

          (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or service),

          (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

          (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

          (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

          (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through
     (d),

          (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

          (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

     The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).


     At June 30, 1997, the Company had approximately $216.6 million of outstanding Senior Indebtedness. The Company intends to use the proceeds of the sale of the Notes to repay a portion of the borrowings outstanding under the Company's Credit Agreement. The Indenture will not limit the amount of additional Indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness or liabilities which any subsidiary can create, incur, assume or guarantee.


     In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company or any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

     The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER


     An Event of Default is defined in the Indenture as being: (i) default for 30 days in payment of any installment of interest on any Note (whether or not payment is prohibited by the subordination provisions of the Indenture); (ii) default in payment of the principal amount at maturity, Redemption Price or Fundamental Change Repurchase Price, with respect to any Note when such becomes due and payable; (iii) default by the Company for 30 days after notice in the observance or performance of any other covenants in the Indenture; or (iv) certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.


     The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding may declare the Issue Price of the Notes, plus the accrued Original Issue Discount and accrued interest on the Notes to the date of such declaration, to be due and payable immediately. In the case of certain events of bankruptcy or insolvency, the Issue Price of the Notes plus the Original Issue Discount accrued thereon and interest on the Notes to the occurrence of such event shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal amount at maturity, accrued Original Issue Discount and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount at maturity of the Notes then outstanding.

     The holders of a majority in principal amount at maturity of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATION OF THE INDENTURE


     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount at maturity of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes; provided, however, no such modification may (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, change the rate of accrual or extend the time of payment in connection with the Original Issue Discount, reduce the principal amount at maturity, Redemption Price, Fundamental Change Repurchase Price or interest, if any, change the obligation of the Company to repurchase any Note upon the happening of any Fundamental Change in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of each holder of a Note so affected, or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of holders of the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying or maintaining the qualifications of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"), or making any change that does not adversely affect the rights of any Noteholder.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as the Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the TIA, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of certain claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that it acquires any conflicting interest (within the meaning of the TIA) it must eliminate such conflicting interest or resign.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of the Company, the claim of a Holder of a Note is, under Title 11 of the United States Code, limited to the Issue Price of the Note plus that portion of the Original Issue Discount and unpaid interest that has accrued from the date of issue to the commencement of the proceeding. In addition, the holders of the Notes will be subordinated in right of payment to Senior Indebtedness and effectively subordinated to the indebtedness and other obligations of the Company's subsidiaries. See "Subordination of Notes" above.

GOVERNING LAW

     The Indenture and the Notes provide that they will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

TAXATION OF NOTES

     See "Certain United States Federal Income Tax Considerations" for a discussion of certain federal income tax matters

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

UNITED STATES TAXATION OF UNITED STATES HOLDERS

     The following is a general discussion of certain material United States federal income tax consequences of the purchase, ownership and disposition of the Notes (and of Common Stock acquired upon a conversion of the Notes) to the initial holders thereof. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof now in effect, all of which are subject to change, possibly with retroactive effect. This discussion addresses the tax consequences to the initial holders of Notes and does not address the tax consequences to subsequent holders of Notes. Furthermore, this discussion is limited to holders who hold the Notes as capital assets. This discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders (such as certain financial institutions, insurance companies, tax exempt entities, dealers in securities or persons who have hedged the interest rate).

     As used herein, the term "United States Holder" or "U.S. Holder" means a holder of a Note, or of Common Stock acquired upon conversion of a Note, that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary. As used herein, the term "Foreign Holder" means a holder of a Note (or Common Stock acquired upon conversion of a Note) who is not a United States Holder.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES OR COMMON STOCK, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

     Tax Treatment of Interest Payments. Interest payments on the Notes will be includable in a United States Holder's taxable income as received or accrued in accordance with the holder's method of tax accounting.

     Original Issue Discount. The Notes are being issued at a substantial discount from their principal amount at maturity. For federal income tax purposes, the excess of the principal amount at maturity of a Note over its issue price (generally the first price at which a substantial amount of the Notes are sold) constitutes original issue discount ("OID"). The Notes will carry a substantial amount of OID. U.S. Holders of the Notes will be required to include OID in income periodically over the term of the Notes before receipt of the cash attributable to such income. A U.S. Holder of a Note must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the Note for each day during the taxable year or portion of a taxable year on which such U.S. Holder holds the Note. The daily portion is determined by allocating to each day of the accrual period a pro rata portion of an amount equal to the adjusted issue price of the Note at the beginning of the accrual period multiplied by the yield to maturity of the Note (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period) reduced by any interest payable for such period. The accrual period generally will be each six-month period (or shorter period from the date of original issue) that ends on a day in the calendar year corresponding to the maturity date of the Note or the date six months before such maturity date, although a holder may elect another accrual period (with certain restrictions). The adjusted issue price of the Note at the start of any accrual period is the issue price of the Note increased by the accrued OID for each prior accrual period. Under these rules, U.S. Holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. A U.S. Holder's original tax basis for determining gain or loss on the sale or other disposition of a Note will be increased by any accrued OID includable in such U.S. Holder's gross income.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount of cash plus the fair market value of all property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which is taxable as ordinary income) and such holder's adjusted tax basis in the Note. Such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period in the Note is more than one year.

     Adjustments to Conversion Rate. The Conversion Rate of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Section 305 of the Code may treat a United States Holder of Notes as receiving a constructive distribution, taxable as a dividend to the extent of the Company's current or accumulated earnings and profits, in the case of certain adjustments in the Conversion Rate of the Notes that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of the Common Stock).

     Conversion of Notes into Common Stock. Generally, no gain or loss will be recognized for federal income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in capital gain (or loss) to the extent of the difference between the amount of such cash and the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of such adjusted basis allocated to any fractional share of Common Stock deemed exchanged for cash. The holding period of the Common Stock received on conversion will include the period during which the converted Notes were held, except that the holding period of the Common Stock allocable to accrued OID and accrued stated interest, if any, will not include the holding period of the Notes converted. A United States Holder who converts a Note into Common Stock between interest payment dates will be required to include in income the OID accruing before the conversion, and will be treated for United States federal income tax purposes as receiving a payment of interest in an amount equal to the fair market value of the Common Stock received for the payment of the accrued stated interest.

     Sale or Exchange of Common Stock. A United States Holder of Common Stock into which the Notes have been converted generally will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock measured by the difference between the amount realized on such disposition and the United States Holder's adjusted tax basis in the Common Stock. Such gain or loss will be long-term capital gain or loss if the holding period of the Common Stock (determined as described above under "Conversion of Notes into Common Stock") is more than one year at the time of the sale or exchange. Special rules may apply to certain redemptions of Common Stock which may result in different treatment.

     Back-Up Withholding. A United States Holder of Notes or Common Stock may be subject to "back-up withholding" at a rate of 31 percent with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes and payments of the proceeds of the sale of Notes or Common Stock. These back-up withholding rules apply if the United States Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A United States Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a United States Holder under the back-up withholding rules is creditable against the United States Holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding does not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established. The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

UNITED STATES TAXATION OF FOREIGN HOLDERS

     Taxation of Interest Payments and OID. Subject to the discussion of backup withholding below, a Foreign Holder generally will not be subject to United States federal income taxes or withholding on payments of interest or OID on a Note, unless such Foreign Holder is (i) a direct or indirect 10 percent or greater stockholder of the Company (taking into account certain stock ownership attribution rules), (ii) a controlled foreign corporation related to the Company, (iii) a bank which acquired the Notes on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business or (iv) carrying on a trade or business within the United States with which such amounts are effectively connected. To qualify for the exemption from taxation, the Foreign Holder must provide a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is a Foreign Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form. If a Note is held through a securities clearing organization or certain financial institutions, the organization or institution may provide a signed statement to the person otherwise required to withhold taxes. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

     To the extent that such amounts are effectively connected with a U.S. trade or business carried on by the Foreign Holder, the Foreign Holder will be subject to regular U.S. income tax in the same manner as a U.S. resident. Effectively connected income received by a Foreign Holder which is a corporation may be subject to an additional "branch profits tax" at a rate of 30 percent (or such lower rate as may be specified by an applicable treaty), subject to certain adjustments.

     Dividends Paid on Common Stock. Dividends paid to a Foreign Holder of Common Stock generally will be subject to withholding tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30 percent rate or at a reduced rate as specified by an income tax treaty, under existing U.S. Treasury Regulations the Company may presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. However, under proposed U.S. Treasury regulations which have not yet been put into effect, a Foreign Holder of Common Stock who wishes to claim the benefits of an income tax treaty would be required to certify as to its eligibility therefor.

     No withholding tax is imposed on dividends that are effectively connected with the Foreign Holder's conduct of trade or business within the United States. Instead, these effectively connected dividends are subject to regular U.S. income tax in the same manner as if the Foreign Holder were a U.S. resident. Effectively connected dividends received by a Foreign Holder which is a corporation may be subject to an additional "branch profits tax" at a rate of 30 percent (or such lower rate as may be specified by an applicable treaty), subject to certain adjustments.

     Sale, Exchange or Retirement of the Notes or Common Stock. A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of the Notes or Common Stock, unless (i) the gain is effectively connected with a United States trade or business conducted by the Foreign Holder, or (ii) the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met. lf the gain is effectively connected with U.S. trade or business, the gain would be subject to United States federal income tax at applicable individual or corporate tax rates (and in the case of gain recognized by a Foreign Holder which is a corporation, may be subject to an additional "branch profits tax" at a rate of 30 percent or such lower rate as may be specified by an applicable treaty, subject to certain adjustments). If the Foreign Holder is an individual and is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (but the gain is not effectively connected with a U.S. trade or business), the gain derived from the disposition of Notes or Common Stock generally will be taxed at the rate of 30 percent (or lower treaty rate). Foreign Holders should consult applicable income tax treaties, which may provide for different rules.

     Federal Estate Taxes. Notes held at the time of death by an individual who at the time of death is a Foreign Holder generally will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that interest paid with respect to such Notes would not be subject to U.S. income tax under the rules described above in "Taxation of Interest Payments and OID." Subject to an applicable estate tax treaty provision, Common Stock held by a Foreign Holder at the time of death (or previously transferred subject to certain retained rights or powers) will be included in the Foreign Holder's gross estate for United States federal estate tax purposes.

     Certain FIRPTA Considerations. The foregoing discussion for Foreign Holders assumes that the Company is not a United States real property holding corporation ("USRPHC") within the meaning of Section 897(c) of the Code. In general, if the Company were a USRPHC, Foreign Holders could be subject to United States federal income tax on the sale, exchange, retirement or other disposition of a Note and on the sale, exchange, or other disposition of Common Stock. The Company believes that it is not a USRPHC.

     Back-up Withholding and Information Reporting on Payments of Proceeds of Sales. Payment of the proceeds from the sale of Notes or Common Stock by or through the foreign office of a foreign broker is not subject to back-up withholding or information reporting. Information reporting (but not backup withholding) will apply, however, to a payment by or through a foreign office of a broker that is a United States person, that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally. a foreign corporation controlled by United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by or through a United States office of a broker is subject to both back-up withholding at a rate of 31 percent and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption. Any amounts withheld under the back-up withholding rules would be creditable against the holder's U.S. federal income tax liability or refunded to the holder, provided the required information is filed with the IRS.

                                  UNDERWRITERS

     Under the terms of and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Notes Underwriting Agreement"), the Underwriters named below for whom Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Montgomery Securities and The Robinson-Humphrey Company, Inc. are acting as Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of the Notes set forth after their names below at a
purchase price of      % of the principal amount thereof, plus accrued interest,
if any, from August   , 1997 to the date of payment and delivery:

                        UNDERWRITING                          PRINCIPAL AMOUNT
                        ------------                          ----------------
Morgan Stanley & Co. Incorporated...........................    $
Alex. Brown & Sons Incorporated.............................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Goldman, Sachs & Co.........................................
Montgomery Securities.......................................
The Robinson-Humphrey Company, Inc..........................
                                                                ------------
          Total.............................................    $180,000,000
                                                                ============

     The Notes Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. Each Underwriter is obligated to take and pay for its allocation of the Notes offered hereby (other than those covered by the over-allotment described below) if any such Notes are taken.

     The Underwriters initially propose to offer the Notes to the public at the public offering price set forth on the cover page hereof, plus accrued interest,
if any, from August   , 1997, and to certain dealers at such price less a
concession of      % of the principal amount of the Notes. After the initial
offering of the Notes, the public offering price and other selling terms may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of $27,000,000 additional principal amount of Notes at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Notes offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Notes as the number set forth next to such Underwriter's name in the preceding table bears to the total aggregate principal amount of Notes set forth next to the names of all Underwriters in the preceding table.

     Each of the Company, the directors and executive officers of the Company and the Selling Stockholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days (45 days in the case of the directors and executive officers) after the date of this Prospectus, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, loan or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or
(ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is described in clause (i) or (ii) above is settled by delivery of Common Stock or such other securities, in cash or otherwise. The restriction on the Company is subject to exceptions for the issuance of Common Stock pursuant to existing director and employee benefit plans and as payment for acquisitions by the Company. The restrictions on the officers, directors and Selling Stockholders is subject to exceptions for charitable contributions and estate planning so long as the recipient or donee is subject to a similar restricted transfer period.

     The Notes have been approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance. The Underwriters have advised the Company that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.


     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes or shares of the Common Stock in the open market. Any of these activities may stabilize or maintain the market price of the Notes or the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time. The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the NASDAQ electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Underwriters have engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future.

     The Company has provided staffing services to Morgan Stanley & Co. Incorporated in the past, and may continue to do so in the future.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of CORESTAFF, Inc. appearing in CORESTAFF, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 and appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and included or incorporated by reference herein. Such consolidated financial statements have been included or incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth all expenses payable by the Company or the Selling Stockholders in connection with the issuance and distribution of the Notes and the Common Stock registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the registration, NASD filing and Nasdaq filing fees.



Registration fee............................................  $125,193
NASD filing fee.............................................    30,000
Fees and expenses of accountants............................   200,000
Fees and expenses of legal counsel of the Company...........   140,000
Printing and engraving expenses.............................   275,000
Blue Sky fees and expenses (including counsel)..............     5,000
Nasdaq listing fees.........................................    10,000
Transfer Agent fees and expenses............................     5,000
Trustee fees and expenses...................................     5,000
Miscellaneous...............................................     4,807
                                                              --------
          Total.............................................   800,000
                                                              ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of the Company limits the liability of the directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Accordingly, pursuant to the terms of the DGCL as presently in effect, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, such provisions do not limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases. The Certificate of Incorporation also provides that if the DGCL is amended after the approval of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director of the Company will be eliminated or limited to the full extent permitted by the DGCL, as so amended. In addition, the Certificate of Incorporation provides that the Company may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company who is or was serving, at the request of the Corporation, as a director, officer, employer, or agent for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person for such liability under the DGCL.

     In addition, the Bylaws, in substance, require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Delaware in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership or other enterprise. The Company is also required to advance to such persons payments incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are non-exclusive.

     Each director of the Company has also entered into an indemnification agreement with the Company (the "Indemnification Agreements"). The Indemnification Agreements are intended to permit indemnification which may be broader than specifically provided by law. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

     The Indemnification Agreements cover most monetary liabilities paid in settlement of claims if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld. The Indemnification Agreements generally cover claims relating to the fact that the indemnified party is or was an agent ("Agent") of the Company or its subsidiary, or is or was serving at the request of the Company as an Agent for another entity. The Indemnification Agreements also obligate the Company to promptly advance all expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse the Company for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the Indemnification Agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

     The Company is not obligated to indemnify the indemnitee with respect to
(a) acts, omissions, or transactions from which the indemnitee may not be relieved of liability under applicable law, (b) claims initiated or brought voluntarily by the indemnitee which are not defensive, except in certain situations, (c) proceedings instituted by the indemnitee to enforce the Indemnification Agreements which are not made in good faith or are frivolous, or
(d) violations of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any similar successor statute.

ITEM 16. EXHIBITS.

     The following documents are filed as exhibits to this Registration
Statement:


      EXHIBIT NO.                                  EXHIBITS
      -----------                                  --------
       1.1               -- Form of Common Stock Underwriting Agreement
       1.2               -- Form of Notes Underwriting Agreement
       3.1               -- Certificate of Amendment of the Certificate of
                            Incorporation of the Registrant
      *4.1               -- Form of Indenture between the Company and The Bank of New
                            York, as Trustee
       5.1               -- Opinion of Vinson & Elkins L.L.P.
     *12.1               -- Calculation of Ratio of Earnings to Fixed Charges
     *23.1               -- Consent of Ernst & Young LLP
      23.2               -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
      24.1               -- Powers of Attorney
      25.1               -- Statement of Eligibility under the Trust Indenture Act of
                            1939 of The Bank of New York


---------------


* Filed herewith. All other exhibits have been previously filed.


ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such labilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of July, 1997.


                                            CORESTAFF, INC.

                                            By    /s/ MICHAEL T. WILLIS
                                             -----------------------------------
                                                      Michael T. Willis
                                                 Chief Executive Officer and
                                                           President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

/s/ MICHAEL T. WILLIS                                  Chairman of the Board, Chief       July 22, 1997
-----------------------------------------------------    Executive Officer and President
Michael T. Willis                                        (Principal Executive Officer)

/s/ AUSTIN P. YOUNG                                    Executive Vice                     July 22, 1997
-----------------------------------------------------    President -- Finance and
Austin P. Young                                          Administration and Director

/s/ EDWARD L. PIERCE                                   Senior Vice President, Chief       July 22, 1997
-----------------------------------------------------    Financial Officer and Assistant
Edward L. Pierce                                         Secretary (Principal Financial
                                                         and Accounting Officer)

*                                                      Director                           July 22, 1997
-----------------------------------------------------
Nuala Beck

*                                                      Director                           July 22, 1997
-----------------------------------------------------
Charles H. Cotros

*                                                      Director                           July 22, 1997
-----------------------------------------------------
Donald J. Edwards



*                                                      Director                           July 22, 1997
-----------------------------------------------------
Bruce V. Rauner

*                                                      Director                           July 22, 1997
-----------------------------------------------------
Charles R. Schneider

*                                                      Director                           July 22, 1997
-----------------------------------------------------
John T. Turner

              *By: /s/ PETER T. DAMERIS
  ------------------------------------------------
                  Peter T. Dameris
                  Attorney-in-Fact

                               INDEX TO EXHIBITS


      EXHIBIT NO.                                  EXHIBITS
      -----------                                  --------
        1.1              -- Form of Common Stock Underwriting Agreement
        1.2              -- Form of Notes Underwriting Agreement
        3.1              -- Certificate of Amendment of the Certificate of
                            Incorporation of the Registrant
       *4.1              -- Form of Indenture between the Company and The Bank of New
                            York, as Trustee
        5.1              -- Opinion of Vinson & Elkins L.L.P.
      *12.1              -- Calculation of Ratio of Earnings to Fixed Charges
      *23.1              -- Consent of Ernst & Young LLP
       23.2              -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
       24.1              -- Powers of Attorney
       25.1              -- Statement of Eligibility under the Trust Indenture Act of
                            1939 of The Bank of New York


---------------

* Filed herewith. All other exhibits have been previously filed.